UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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EQT Corporation

(Name of Registrant as Specified In Its Charter)

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625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222-3111

Notice of Annual Meeting of Shareholders

To Be Held April 18, 2012

The annual meeting of shareholders of EQT Corporation will be held on Wednesday, April 18, 2012, at 9:30 a.m.  We will be in EQT Plaza located at 625 Liberty Avenue in Pittsburgh, Pennsylvania.  If you owned common stock of EQT Corporation at the close of business on February 15, 2012, you may vote at this meeting.

At the meeting, we plan to ask you to:

1)                                                Elect the five directors nominated by the Board to serve for new terms;

2)                                                Approve a non-binding resolution regarding the compensation of the company’s named executive officers for 2011 (“say-on-pay”);

3)                                                Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;

4)                                                Vote on a shareholder proposal regarding declassification of the company’s Board of Directors if properly presented at the meeting; and

5)                                                Transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible by following the voting instructions included in this proxy statement.

On behalf of the Board of Directors

Nicole H. King
Corporate Secretary

March 9, 2012

i

EQT CORPORATION

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222-3111

PROXY STATEMENT

We have elected to furnish our proxy statement and annual report to certain of our shareholders over the Internet pursuant to United States Securities and Exchange Commission (“SEC”) rules, which should allow us to reduce costs associated with the 2012 annual meeting of shareholders.  On or about March 9, 2012, we will mail to certain of our shareholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the “eProxy Notice”).  The eProxy Notice contains instructions on how you can elect to receive a printed copy of the proxy statement and annual report.  All other shareholders will receive a printed copy of the proxy statement and annual report, which will be mailed to such shareholders on or about March 9, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

EQT Corporation is soliciting proxies for its 2012 annual meeting of shareholders.  This booklet and proxy card contain information about the items you will vote on at the annual meeting and about the voting process.  We sometimes refer to EQT Corporation in this proxy statement as “EQT,” “EQT Corporation,” the “company,” “we” or “us.”

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the annual meeting if each is properly presented at the meeting:

•                                          the election to the Board of the five directors nominated by the Board to serve for new terms (Item No. 1);

•                                          the approval of a non-binding resolution regarding the compensation of the company’s named executive officers for 2011 (Item No. 2);

•                                          the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (Item No. 3);

•                                          a shareholder proposal regarding the declassification of the company’s Board of Directors (Item No. 4); and

•                                          such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

What are the Board’s voting recommendations on each item?

Your Board of Directors recommends that you vote FOR Item Nos. 1 through 3.  Your Board of Directors recommends that you vote AGAINST Item No. 4.

How do I contact EQT’s Corporate Secretary?

You may contact the company’s Corporate Secretary by sending correspondence to:  625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary.

Who is entitled to vote, and how many votes do I have?

You may vote if you held common stock of EQT Corporation at the close of business on February 15, 2012.  For each item presented for vote, you have one vote for each share you own.

What if I received an eProxy Notice of Internet Availability of Proxy Materials?

The SEC permits us to electronically distribute proxy materials to shareholders.  We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet, instead of mailing the full set of printed proxy materials.  On or about March 9, 2012, we will mail to certain of our shareholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report and how to vote online.  If you received an eProxy Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it.  Instead, the eProxy Notice instructs you how to access and review all of the important information contained in the proxy statement and annual report.  The eProxy Notice also instructs you how you may submit your proxy over the Internet.  If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the eProxy Notice.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with EQT’s transfer agent, Computershare, you are considered the “shareholder of record” of those shares.  The notice of annual meeting, proxy statement and accompanying materials have been sent directly to you by Computershare.

If your shares are held in a stock brokerage account or by a bank or other holder of record (including shares held through employee benefit and/or compensation plans), you are considered the “beneficial owner” of shares held in “street name.”  The eProxy Notice or notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record who is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote if I am a shareholder of record?

If you are a shareholder of record, you may vote your shares:

•                              in person by attending the meeting;

•                              by completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                              by following the instructions at the Internet site http://www.proxyvoting.com/eqt; or

•                              by following the instructions for telephone voting after calling 1-866-540-5760.

If the name on the accounts is the same, the shares on your proxy card may represent (i) shares for which you have a certificate; (ii) shares that you hold in book-entry form; and (iii) shares that you have in a dividend reinvestment account of the company’s Dividend Reinvestment and Stock Purchase Plan. If you vote by proxy, your shares will be voted as indicated in your properly completed unrevoked proxy.  If you do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board of Directors.  If you do not return a proxy card or do not vote by telephone or on the Internet, your shares will not be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to mail back the proxy card.  Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

How do I vote if I am a beneficial holder of shares held in “street name”?

If your broker holds your shares in “street name,” you should receive either an eProxy Notice or a voting instruction card and proxy statement.  Please follow the instructions (including the date by which your voting instructions must be received) on your eProxy Notice or instruction card in order for your shares to be voted.  Except in the case of shares held through the Employee Savings Plan, Savings and Protection Plan, 1999 Long-Term Incentive Plan (the “1999 LTIP”) and 2009 Long-Term Incentive Plan (the “2009 LTIP”, collectively with the 1999 LTIP, the “LTIPs”), you may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.  See the caption “Is my vote important and how are the votes counted?” below for the right of banks and brokers to vote on routine matters for which they have not received voting instructions.

How do I vote shares held through the Employee Savings Plan or the Savings and Protection Plan?

Individuals holding shares through the Employee Savings Plan or the Savings and Protection Plan will receive separate voting direction cards for those plans.  The trustee of the Employee Savings Plan and the Savings and Protection Plan will vote your shares in accordance with the instructions on your returned direction card.  You may instruct the trustee to vote your shares:

•                              by completing the direction card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                              by following the instructions at the Internet site http://www.proxyvoting.com/eqt; or

•                              by following the instructions for telephone voting after calling 1-866-540-5760.

If you do not return a direction card or if you return a direction card with no instructions, the trustee will vote your shares in proportion to the way other plan participants voted their shares.  Please note that the direction cards have an earlier return date and different mailing instructions than proxy cards.  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to mail back the direction card.

How do I vote restricted shares held through the LTIPs?

Employees holding restricted shares through the 1999 LTIP or 2009 LTIP will receive a separate voting direction card for those plans.  The administrator of the LTIPs will vote your restricted shares in accordance with the instructions on your returned direction card.  You may instruct the administrator to vote your shares by completing the direction card as outlined in the instructions on the card and mailing the card in the envelope provided.

If you return a direction card with no instructions, the administrator will vote your shares as recommended by the Board of Directors.  If you do not return a direction card, your shares will not be voted.

Please note that the direction cards have an earlier return date and different mailing instructions than the proxy cards.  Please review your direction card for the date by which your instructions must be returned in order for your shares to be voted.

How do I vote shares acquired through the Employee Stock Purchase Plans?

Employees holding shares acquired through the 2008 Employee Stock Purchase Plan or its predecessor (the “Employee Stock Purchase Plans”) will receive a separate voting instruction card covering all shares held in their individual account from the plan recordkeeper.  The recordkeeper for the Employee Stock Purchase Plans will vote your shares (a) in accordance with the instructions on your returned voting instruction card or (b) in its discretion on routine proposals such as the ratification of Ernst & Young LLP as independent registered public accounting firm, if you do not return a direction card or if you return a direction card with no instructions.  Please review your instruction card for the date by which your instructions must be received in order for your shares to be voted.

May I change my vote?

If you are a shareholder of record, you may revoke your proxy before the time of voting at the meeting by:

•                              voting again by submitting a revised proxy card or by Internet or telephone, as applicable, on a date later than the prior proxy;

•                              voting in person at the meeting; or

•                              notifying the Corporate Secretary of EQT in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record.  Except in the case of shares held through the Employee Savings Plan, Savings and Protection Plan, 1999 LTIP or 2009 LTIP, you may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record.

What if I receive more than one proxy and/or voting instruction card?

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account.  We encourage you to have all accounts registered in the same name and address whenever possible.  You can do this by contacting our transfer agent, Computershare, at P.O. Box 358015, Pittsburgh, PA 15252, at its toll free number (800-589-9026) or on its website at www.bnymellon.com/shareowner/equityaccess.  If you receive more than one voting instruction card, please contact the bank or broker holding your shares to determine whether you can consolidate your accounts.

What is householding?

We have adopted a procedure approved by the SEC called “householding,” which reduces our printing costs and postage fees.  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our 2011 Annual Report on Form 10-K and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at a household to which we sent only one copy of our 2011 Annual Report on Form 10-K and proxy statement wishes to receive separate documents in the future, he or she may discontinue householding by contacting our transfer agent, Computershare, at P.O. Box 358015, Pittsburgh, PA 15252, at its toll free number (800-589-9026) or on its website at www.bnymellon.com/shareowner/equityaccess.  If you are an eligible shareholder of record receiving multiple copies of our 2011 Annual Report on Form 10-K and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

If a shareholder of record residing at a household to which we sent only one copy of our 2011 Annual Report on Form 10-K and proxy statement wishes to receive an additional copy for this meeting, he or she may contact the Corporate Secretary of EQT Corporation at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 or by phone at 412-553-5891.  The company will promptly deliver, upon request, a separate 2011 Annual Report on Form 10-K and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a bank, broker or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the bank, broker or other holder of record does not have discretionary authority to vote.  This is called a “broker non-vote.”  In these cases, the bank, broker or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

Is my vote important and how are the votes counted?

Your vote is very important.  Each share of EQT stock that you own represents one vote.  If you do not vote your shares, you will not have a say in the important issues to be voted on at the annual meeting.  Many of our shareholders do not vote, so the shareholders who do vote influence the outcome of the proposals in greater proportion than their percentage ownership of the company.  The following are the voting requirements to elect the five nominees and approve the other proposals presented in this proxy statement and the discretionary authority of brokers, banks or other holders of record with respect to each proposal:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Election of Directors (Item No. 1)

Majority of votes cast. If a nominee receives a greater number of votes “against” than votes “for” election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.

No
Approval of a non-binding resolution regarding the compensation of the company’s named executive officers for 2011 (Item No. 2)	Majority of votes cast.	No
Ratification of Ernst & Young, LLP (Item No. 3)	Majority of votes cast.	Yes
Shareholder proposal regarding declassification of the company’s Board of Directors (Item No. 4)	Majority of votes cast.	No

For purposes of the approval of Item Nos. 1 through 4, abstentions, broker non-votes and the failure to vote are not votes cast, and, accordingly, have no effect on the outcome of such proposals.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum.  A quorum is necessary to conduct business at the annual meeting.  You are part of the quorum if you have returned a proxy.  Abstentions, broker non-votes and votes withheld from director-nominees also are counted in determining whether a quorum is present.

How will my shares be voted on other matters not included in this proxy statement that may be presented to the meeting?

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the 2012 annual meeting in accordance with the advance notice provision in the company’s by-laws, the Board is not aware of any other proposals for the meeting.  If another proposal is presented, the persons named as proxies will vote your returned proxy in their discretion.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder on February 15, 2012.  Seating is limited and will be offered on a “first come, first served” basis.  If you plan to attend the meeting, you will need an admission ticket, which you can obtain by checking the appropriate box on your proxy card or by writing to the Corporate Secretary of EQT Corporation.  See the caption “How do I contact EQT’s Corporate Secretary?” above.  If a broker holds your shares, you must include proof of your ownership of EQT stock, such as a copy of your brokerage account statement or an omnibus proxy, which you can get from your broker, and we will send you an admission ticket.  Shareholders must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting.  No cameras, camera phones, phones, computers, recording equipment, electronic devices, large bags or packages will be permitted in the annual meeting.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.

What is the total number of outstanding shares?

At the close of business on February 15, 2012, the record date for the meeting, EQT Corporation had 149,717,893 shares of common stock outstanding.

Who pays for the solicitation of proxies?

We do.  We are soliciting proxies primarily by use of the mails.  However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means.  To the extent that our directors and officers participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation.  D.F. King & Co., Inc. assists EQT with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.  EQT also reimburses brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

May I nominate someone to be a director of EQT?

Shareholders may either nominate individuals to serve as directors at the annual meeting of the shareholders or recommend individuals as possible director-nominees to the Corporate Governance Committee to consider in its normal course.

If you are a shareholder entitled to vote at an annual meeting, you may present at the meeting the nomination of one or more persons for election as a director of EQT Corporation.  To do this, you must send advance written notice to the Corporate Secretary.  See the caption “How do I contact EQT’s Corporate Secretary?” above.  According to the company’s by-laws, we must receive notice of nominations for the 2013 annual meeting not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to April 18, 2013, the one-year anniversary of this year’s annual meeting.

In addition, the Board’s Corporate Governance Committee will consider candidates recommended by the company’s shareholders.  If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the company’s slate for the next annual proxy statement.  Shareholders should send their recommendations to the Corporate Governance Committee Chair by addressing the recommendation to EQT’s Corporate Secretary.  The Corporate Secretary must receive any recommendations as far in advance of the annual meeting of shareholders as possible in order to provide sufficient time for the Committee to consider the recommendation.

Any notice or recommendation provided by the nominating shareholder must include an original irrevocable conditional resignation signed by each proposed nominee, as well as certain information about the person or persons nominated and about the nominating shareholder (see the caption “Director Nominations” under “Corporate Governance and Board Matters” for details).  For additional information, contact the Corporate Secretary.

When are shareholder proposals due?

Under the rules of the SEC, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2013 annual meeting.  Shareholder proposals must be submitted in writing and must be received by the Corporate Secretary at the address provided previously in this proxy statement by November 9, 2012 for them to be considered for inclusion in the 2013 proxy statement.

Under the company’s by-laws, you may present proposals in person at the 2013 annual meeting if you are a shareholder entitled to vote.  The Corporate Secretary must receive any proposals to be presented, which will not be included in next year’s proxy statement, not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to April 18, 2013, the one-year anniversary of this year’s annual meeting.  Proposals received outside that time period, including any proposal nominating a person as a director, may not be presented at the annual meeting.  All proposals must be accompanied by the information required by Section 1.09 of the company’s by-laws (a copy of which will be provided to any shareholder upon written request).

ITEM NO. 1 – ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors recommends a vote FOR all nominees for the Board of Directors.

The Board of Directors of EQT Corporation currently has twelve members, who are divided into three classes.  The classes are as equal in number as is possible depending on the total number of directors at any time.  Generally, directors are elected for three-year terms.  Each director’s term expires upon the earlier of the end of such term or the annual meeting following such director’s seventy-fourth birthday.  The classes are arranged so that the terms of the directors in each class expire at successive annual meetings.  This means that the shareholders elect approximately one-third of the members of the Board of Directors annually.  Directors elected by the Board hold office for a term expiring at the next annual meeting of shareholders.  Notwithstanding the expiration date of his or her term, each director holds office until his successor is elected and qualified.  The terms of five directors expire at this annual meeting.  Mr. Kenneth M. Burke was elected by the directors in January 2012 and has been nominated to serve for a term of one year to expire at the 2013 annual meeting of shareholders.  Ms. Margaret K. Dorman was also elected by the directors in January 2012 and has been nominated to serve for a term of two years to expire at the 2014 annual meeting of shareholders.  Three other directors, Philip G. Behrman, Ph.D., A. Bray Cary, Jr., and Lee T. Todd, Jr., Ph.D., have each been nominated to serve for a term of three years to expire in 2015.  Mr. Gerber retired from the Board of Directors on January 5, 2012, and Ms. Jeremiah will retire from the Board of Directors when her term expires at the annual meeting of shareholders.  The company is grateful to both Mr. Gerber, whose service on the board spanned nearly 14 years, and Ms. Jeremiah, whose service on the board spans over 9 years, for their dedicated service and many contributions to the company’s success.

The persons named as proxies will vote for the nominees named, unless you withhold authority to vote for any one or more of them.  The five nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve.  In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, then the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors.  Each nominee must be elected by a majority of the votes cast “for” election.  Votes may not be cumulated.

In addition, under the company’s by-laws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “against” than votes “for” his or her election in an uncontested election.  If this occurs, the Board of Directors will decide whether to accept the tendered resignation not later than 90 days after the certification of the election.  Any determination by the Board shall be made without the participation of any nominee whose resignation is under consideration with respect to the election.  The Board’s explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

The Board of Directors recommends a vote FOR all nominees for the Board of Directors.

NOMINEE TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2013

KENNETH M. BURKE	Age 61	Director since January 2012

Retired Partner, Ernst & Young LLP (Big Four accounting firm), October 1982 through June 2004.  Former director of Trico Marine Services, Inc. (provider of subsea trenching and marine support vessels and services), March 2005 to August 2011 (served as chairman of the audit committee and a member of the nominating and governance committee).  Also, a former director of Pride International, Inc. (offshore drilling contractor) from December 2006 to May 2011 (served as chairman of the nominating and governance committee and a member of the audit and compensation committees).

Member of the Audit Committee.

Qualifications.  Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas.  Mr. Burke retired from Ernst & Young LLP (E&Y) in 2004, where he held a number of leadership positions, including National Energy Director and Partner-in-Charge of the Houston Energy Services Group.  He also co-authored the book “Oil and Gas Limited Partnerships:  Accounting, Reporting and Taxation.”  During his years at E&Y, Mr. Burke also served as audit partner for numerous companies in the oil and gas industry.  Mr. Burke also has substantial experience as a director of both public and private companies, where he has served on and chaired a number of committees.

NOMINEE TO SERVE FOR A TWO-YEAR TERM EXPIRING IN 2014

MARGARET K. DORMAN	Age 48	Director since January 2012

Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc. (supplier of products and services to the global oil and gas industry), August 2008 through October 2009 and Senior Vice President, Chief Financial Officer and Treasurer, May 1999 through August 2008.  Former director of Hanover Compressor Company (full service natural gas compression business), 2004 to 2007 (served as chairman of the audit committee).

Member of the Audit Committee.

Qualifications.  Ms. Dorman brings to the company a wealth of financial expertise and experience in the natural gas industry, having served in numerous financial positions with Smith International, Inc., including as the chief financial officer for more than a decade, during a period of expansive growth. Prior to her time at Smith International, Inc., Ms. Dorman worked as an auditor, ultimately progressing to the role of senior audit manager.  In addition to financial controls, she has had extensive experience building banking relationships, structuring debt financings, integrating acquisitions and as the lead investor relations executive, dealing with significant shareholder matters.  Ms. Dorman also has prior board and audit committee experience, having served as a member (and ultimately chairman) of the audit committee of Hanover Compressor Company.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2015

PHILIP G. BEHRMAN, Ph.D.	Age 61	Director since July 2008

Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation (integrated energy company), October 2000 through July 2008.

Member of the Audit Committee.

Qualifications.  Dr. Behrman brings deep business, senior management and technical industry experience to the Board, having served in various senior management and technical positions with numerous major energy companies throughout his career.  In particular, Dr. Behrman has substantial expertise in energy exploration and production business operations, making him uniquely positioned to provide valuable perspectives with respect to the operations of the company’s production business.

A. BRAY CARY, JR.	Age 63	Director since July 2008

President and Chief Executive Officer and Director, West Virginia Media Holdings, LLC (television and print media company), since 2001.

Member of the Corporate Governance Committee, the Management Development and Compensation Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.  Mr. Cary has extensive public affairs, media relations and senior management experience, having founded and led various media and marketing businesses throughout his career.  Mr. Cary utilizes his broad business experience to provide valuable insights with respect to general business and management issues facing the company.  Most importantly, Mr. Cary is uniquely positioned to provide leadership to the Board in public affairs and media relations.

LEE T. TODD, JR., Ph.D.	Age 65	Director since November 2003

Professor of electrical engineering at the University of Kentucky (major public research university). Retired President, University of Kentucky, July 2001 through June 2011.

Chair of the Management Development and Compensation Committee and member of the Executive Committee.

Qualifications.  Dr. Todd’s service as President of the University of Kentucky provided valuable leadership and management experience, including experience leading a large organization.  Prior to joining the University of Kentucky, Dr. Todd developed a strong reputation as an innovator of cutting edge technology, having founded and led numerous successful technology companies.  Dr. Todd also has experience serving on boards of a variety of public companies, private companies and foundations.  These strong leadership and business experiences, along with Dr. Todd’s appreciation for the importance of innovation, enable him to offer a unique perspective with respect to business and technology issues facing the company.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

VICKY A. BAILEY	Age 59	Director since June 2004

President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005; Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006.  Also a director of Cheniere Energy, Inc. (energy company primarily engaged in liquefied natural gas related businesses) since 2006 (serving as the chairman of the compensation committee and the section 162(m) sub committee and also a member of the audit committee).

Chair of the Public Policy and Corporate Responsibility Committee and member of the Audit and Executive Committees.

Qualifications.  Ms. Bailey has substantial regulatory and senior management experience in the company’s industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility), and commissioner of the Indiana Utility Regulatory Commission.  These experiences enable her to provide valuable insights into issues facing the company’s regulated natural gas distribution and transmission businesses, particularly with respect to interacting with regulatory agencies.  In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy.  Ms. Bailey also draws upon public company board experience in supporting the company’s strategic efforts.

GEORGE L. MILES, JR.	Age 70	Director since July 2000

Executive Chairman, Chester Engineers, Inc. (engineering services firm), since January 2011; retired President and Chief Executive Officer, WQED Multimedia (multimedia company), 1994 through October 2010.  Also a director of WESCO International, Inc. (distributor of electrical construction products supplies) since 2000 (serving as a member of the nominating and governance committee), Harley-Davidson, Inc. (manufacturer of heavyweight cruising and touring motorcycles) since 2002 (serving as a member of the nominating and corporate governance committee and the audit committee), American International Group, Inc. (international insurance organization) since 2005 (serving as a member of the audit committee and the nominating and corporate governance committee) and HFF, Inc. (provider of commercial real estate and capital markets services to the U.S. commercial real estate industry) since

January 2007 (serving as chairman of the audit committee and a member of the compensation committee). Chair of the Corporate Governance Committee and member of the Executive Committee.

Qualifications.  Mr. Miles has significant senior management, leadership and financial experience, having served as President and Chief Executive Officer of a multimedia company for more than fifteen years.  Prior to that, Mr. Miles gained valuable financial experience through his work as an auditor.  Mr. Miles also has substantial public company board of director experience, having served as a member of the board of directors of a number of public companies throughout his career.  These diverse experiences have enabled Mr. Miles to bring unique perspectives to the Board, particularly with respect to business management and corporate governance issues.

STEPHEN A. THORINGTON	Age 56	Director since September 2010

Retired Executive Vice President and Chief Financial Officer, Plains Exploration & Production Company (energy company engaged in the upstream oil and gas business), September 2002 through April 2006. Also a director of KMG Chemicals Inc. (diversified chemical company) since 2007 (serving as a member of the audit committee and the nominating and governance committee) and QRE GP, LLC, the general partner of QR Energy, LP (oil and natural gas production master limited partnership) since January 2011 (serving as chairman of the audit committee and a member of the conflicts committee).

Chair of the Audit Committee and member of the Executive Committee.

Qualifications.  Mr. Thorington has significant experience in energy company management, finance and corporate development, as well as natural gas exploration and production.  Mr. Thorington has served in a number of senior management positions with energy industry companies and, earlier in his career, held various senior positions within the investment banking industry.  Finally, Mr. Thorington currently serves as a member of the audit, conflicts and nominating and corporate governance committees at other public companies.  Mr. Thorington is able to draw upon these diverse experiences to provide guidance with respect to accounting matters, financial markets and financing transactions, exploration and production operations and investor relations.

DIRECTORS WHOSE TERMS EXPIRE IN 2014

DAVID L. PORGES	Age 54	Director since May 2002

Chairman, President and Chief Executive Officer, EQT Corporation, since May 2011; President, Chief Executive Officer and Director, EQT Corporation, since April 2010; President, Chief Operating Officer and Director, EQT Corporation, February 2007 through April 2010; Vice Chairman and Executive Vice President, Finance and Administration, EQT Corporation, January 2005 through February 2007.

Member of the Public Policy and Corporate Responsibility Committee and the Executive Committee.

Qualifications.  Mr. Porges brings extensive business, leadership, management and financial experience, and tremendous knowledge of the company’s operations, culture and industry, to the Board.  Mr. Porges has served in a number of senior management positions with the company since joining the company as Senior Vice President and Chief Financial Officer in 1998. He has also served as a member of the company’s Board since May 2002.  Prior to joining the company, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (international oil and gas company).  Mr. Porges served on the board of directors of Westport Resources Corp. (oil and natural gas production company) from April 2000 through 2004.  Mr. Porges’ strong financial and industry experience, along with his understanding of the company’s business operations and culture, enables Mr. Porges to provide unique and valuable perspectives on most issues facing the company.  Moreover, Mr. Porges’ service on the Board creates a vital link between management and the Board and provides the company with decisive and effective leadership.

JAMES E. ROHR	Age 63	Director since May 1996

Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. (financial services), since May 2001. Also a director of Allegheny Technologies, Inc. (specialty metal producer) since 1996 (serving as chairman of the personnel and compensation committee) and BlackRock, Inc. (provider of investment, advisory and risk management solutions) since 1999 (serving as a member of the executive committee).

Lead Independent Director, Chair of the Executive Committee, and member of the Management Development and Compensation Committee.

Qualifications.  Mr. Rohr’s experience as Chairman and Chief Executive Officer of one of the country’s largest financial services companies provides him with valuable business, leadership and management experience, with particular emphasis on capital markets and corporate finance transactions. Mr. Rohr’s experience enables him to provide cutting edge insights into the capital markets and corporate finance issues facing the company.  Mr. Rohr is also able to draw on his experience as the chief executive officer of a major public company, along with his service as a director of three other public companies.

DAVID S. SHAPIRA	Age 70	Director since May 1987

Executive Chairman, Giant Eagle, Inc. (retail grocery store chain), since January 2012; Chairman, Chief Executive Officer and President, Giant Eagle, Inc., July 2005 through December 2011.

Member of the Corporate Governance Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.  Mr. Shapira’s service as Chief Executive Officer of a major private company provides extensive senior management, leadership, and financial experience, including expertise leading a large organization with multistate operations.  Mr. Shapira also has an in-depth knowledge of the company’s business operations, culture, and industry, having served as a director since 1987.  Finally, Mr. Shapira’s service on the boards of public companies such as Mellon Financial Corporation (financial services) and large not-for-profit organizations such as Carnegie Mellon University, enables him to bring to the Board extensive board experience and knowledge from alternative perspectives.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors and Committee Membership

The Board of Directors held six regular meetings and one special meeting during 2011.  The independent directors met 7 times in executive session without any officer of the company present.  During 2011, attendance at all Board meetings averaged 98.7%.  The company encourages its directors to attend the annual meeting of the shareholders, and it has been their practice to do so.  All but one director then in office attended the company’s 2011 annual meeting of shareholders.

In 2011, the Board formed the Public Policy and Corporate Responsibility Committee to provide advice and direction to management and the full Board with respect to certain industry, legislative and regulatory activities applicable to the company.  Ms. Bailey serves as Chair of the new committee, whose other members include Ms. Jeremiah and Messrs. Cary, Porges and Shapira.

The five standing committees of the Board are the Audit, Management Development and Compensation, Corporate Governance, Public Policy and Corporate Responsibility and Executive Committees.  The Corporate Governance Committee serves as the nominating committee for the company.  The Board may from time to time form new committees, disband an existing committee, and delegate additional responsibilities to a committee.  In 2011, each director attended at least 87.5% of all meetings of the Board and of the committees on which the director served.

The table below sets forth membership at February 1, 2012 and meeting information for the 2011 fiscal year for each Board committee:

NAME OF DIRECTOR	AUDIT	MANAGEMENT DEVELOPMENT AND COMPENSATION	CORPORATE GOVERNANCE	PUBLIC POLICY AND CORPORATE RESPONSIBILITY	EXECUTIVE
Ms. Bailey	x			x*	x
Dr. Behrman	x
Mr. Burke	x
Mr. Cary		x	x	x
Ms. Dorman	x
Ms. Jeremiah	x			x
Mr. Miles			x*		x
Mr. Porges				x	x
Mr. Rohr (LID)		x			x*
Mr. Shapira			x	x
Mr. Thorington	x*				x
Dr. Todd		x*			x
Total meetings in fiscal year 2011	10	9	7	2	0

x = Committee Member; * = Chair; LID = Lead Independent Director.

The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees and, where appropriate, the Corporate Governance Committee and the Board.  All of the charters are available on the company’s website at www.eqt.com.  The members and main responsibilities of each committee are as follows:

Audit Committee

•                              Comprised of Mses. Bailey, Dorman and Jeremiah, Dr. Behrman and Messrs. Thorington (Chair) and Burke, who are all non-employee, independent directors.

•                              Each member of the Committee is financially literate.  Additionally, the Board of Directors has determined that each of Ms. Dorman and Messrs. Burke and Thorington qualifies as an “audit committee financial expert” as such term is defined under the SEC’s regulations.  Shareholders should understand that this designation is a disclosure requirement of the SEC related to Ms. Dorman’s and Messrs. Burke’s and Thorington’s experience and understanding with respect to certain accounting and auditing matters.  The designation does not impose upon them any duties, obligations or liability that are greater than are generally imposed on him or her as a member of the Audit Committee and the Board.  As audit committee financial experts, Ms. Dorman and Messrs. Burke and Thorington also have accounting or related financial management expertise under the NYSE rules.

•                              Assists the Board by overseeing:

•                  the accounting and financial reporting processes of the company

•                  the audits of the financial statements of the company

•                  the integrity of the company’s financial statements

•                  the qualifications, independence and performance of the company’s registered public accountants

•                  the qualifications and performance of the company’s internal audit function

•                  the compliance by the company with legal and regulatory requirements, including the company’s Code of Business Conduct and Ethics

•                              Responsible for reviewing and discussing with management and the company’s registered public accountants the company’s major risk exposures and the policies management has implemented to monitor and control such exposures.

•                              Responsible for hiring, overseeing and compensating the company’s independent auditors.

Management Development and Compensation Committee

•                              Comprised of Messrs. Cary and Rohr and Dr. Todd (Chair), who are all non-employee, independent directors.

•                              Discharges the Board’s responsibilities relating to compensation of the company’s executive officers by, among other things:

•                  determining and approving, based on the Corporate Governance Committee’s evaluation of the Chief Executive Officer’s performance for the prior year and in light of the goals and objectives established by the Corporate Governance Committee for the upcoming year, the Chief Executive Officer’s compensation level

•                  reviewing and approving the performance of, and compensation structure for, all executive officers of the company

•                  reviewing and approving employment or severance agreements for executive officers

•                  reviewing and approving compensation plans for executive officers

•                              Provides oversight and, as required, administration of the company’s benefit plans, incentive-based compensation plans and equity-based plans.

•                              Reviews the company’s succession plan for all executive officers other than the Chief Executive Officer.  The succession plan for the Chief Executive Officer is reviewed by the Board.

•                              Reviews the risk assessment of the company’s compensation policies and practices.

Corporate Governance Committee

•                              Comprised of Messrs. Cary, Miles (Chair) and Shapira, who are all non-employee, independent directors.

•                              Establishes and recommends to the Board the requisite skills and characteristics to be found in, and identifies individuals qualified to serve as members of the Board consistent with criteria approved by the Board and recommends to the Board the director-nominees for each annual meeting of shareholders.

•                              Recommends to the Board independence determinations for each director.

•                              Develops and recommends to the Board a set of corporate governance guidelines.

•                              Recommends Committee membership, including a Chair, for each Committee.

•                              Recommends to the Board nominees to serve as the Lead Independent Director.

•                              Identifies and approves corporate goals and objectives relevant to the compensation of the chief executive officer of the company and annually reviews the chief executive officer’s performance against such goals and objectives, after receiving input from the Lead Independent Director.

•                              Provides oversight for the evaluation process of the Board and its Committees.

•                              Recommends an appropriate compensation structure for the directors, including administration of stock-based plans for the directors.

•                              Reviews related person transactions under the company’s related person transaction approval policy (the “related person policy”).

Public Policy and Corporate Responsibility Committee

•                              Formed in 2011

•                              Comprised of Mses. Bailey (Chair) and Jeremiah and Messrs. Cary, Porges and Shapira.

•                              Reviews and provides input and direction to management and the Board about the company’s approach to the company’s activities regarding industry, legislative and regulatory activities that pertain to:

•                  environmental, health and safety matters

•                  government affairs, including participation in industry and other organizations that express views about legislative and regulatory affairs

•                  matters likely to influence the company’s reputation

Executive Committee

•                              Comprised of Ms. Bailey and Messrs. Miles, Rohr (Chair), Dr. Todd and Mr. Thorington, who are all non-employee, independent directors and Mr. Porges, Chairman, President and Chief Executive Officer.

•                              Has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

Compensation Process

Establishing Target Total Direct Compensation

In discharging the Board’s responsibilities relating to compensation of the company’s executive officers, the Management Development and Compensation Committee establishes the target total direct compensation (base salary plus annual and long-term incentive targets) for executive officers by establishing base salaries and setting long-term and annual incentive targets.  When appropriate, the Committee also modifies perquisites.

Establishing Annual and Long-Term Incentive Programs

The Management Development and Compensation Committee annually approves plan design, including performance metrics and target payout, for annual and long-term incentive programs.  These deliberations, which usually start with recommendations from management and involve discussions among management, the compensation consultant and the Committee, usually span several meetings before a design is approved.

After the end of the performance period for any performance award, the Management Development and Compensation Committee certifies the level at which the performance measures were satisfied and approves the amount of incentive award payable to each executive officer.

Equity Grants

The Management Development and Compensation Committee may make equity grants to executive officers at any time during the year.  The Committee generally does not grant equity awards when in possession of material non-public information.  If in possession of such information, the Committee does not take such information into account when determining whether or in what amounts to make such grants.

The Committee has delegated to Mr. Porges, in his capacity as a director, the authority to grant a limited number of restricted shares to non-executive officers under the following circumstances:

•                              to newly hired or recently promoted employees on the condition that no award exceed the 50th percentile of the market in value, except as may result from an award being rounded-up to the next highest number of shares evenly divisible by 10;

•                              to other employees in recognition of exceptional performance on the condition that no award exceed 1,000 shares; and

•                              to employees who participate in the company’s educational assistance program on the condition that no individual award exceed 500 shares.

The Committee has also delegated to Mr. Porges, in his capacity as a director, the authority to grant to non-executive officers awards under the 2011 and 2012 long-term incentive programs in an amount not to exceed $1 million for each program.

All such restricted stock and long-term incentive awards must be made on standard terms approved by the Committee and are reported to the Committee for informational purposes at its next meeting.  Mr. Porges authorizes restricted stock periodically throughout the year on pre-established dates and does not coordinate the timing of such grants with the release of material non-public information.  If in possession of such information, Mr. Porges does not take such information into account when determining whether or in what amount to make such grants.

The Committee has not delegated its authority to award equity to any other executive officer.

Compensation Consultants

The Management Development and Compensation Committee has the sole power to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  During 2011, the Committee utilized Pay Governance, LLC (“Pay Governance”) as its compensation consultant.

Pay Governance does not make recommendations on, or approve, the amount of compensation for any executive officer.  The Committee may request information or advice directly from Pay Governance and may direct the company to provide information to Pay Governance.  Pay Governance regularly interacts with representatives of the company’s human resources department and periodically with the Chief Executive Officer and representatives of the legal department.

During 2011, Pay Governance provided market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                                        comparator group benchmarking;

•                                        peer group identification and assessment;

•                                        advice and market insight as to the form of and performance measures for annual and long-term incentives; and

•                                        marketplace compensation trends in the company’s industry and generally.

In 2011, Pay Governance also provided limited compensation benchmarking to the company and director compensation services to the Corporate Governance Committee.  Pay Governance’s fees for services not related to the Management Development and Compensation Committee or the Corporate Governance Committee in 2011 were less than $15,000.

Role of Senior Management

Senior management of the company has an ongoing dialogue with the Management Development and Compensation Committee and the Committee’s compensation consultant regarding compensation and plan design.  Most ideas originate with management due to its direct involvement in, and knowledge of, the business goals, strategies, experiences and performance of the company.  Management’s ideas are reviewed with the compensation consultant and frequently modified by the Committee prior to ultimate adoption.  The Committee engages in active discussions with the Chief Executive Officer concerning:  (i) who should participate in programs and at what levels, (ii) which performance metrics should be used, (iii) the determination of performance targets and (iv) whether and to what extent performance metrics for the previous year have been achieved.  The Chief Executive Officer is advised by the other executive officers of the company.

We provide additional information regarding the Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under “Compensation Discussion and Analysis.”

Board Leadership Structure

As described in the company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual.  The Board believes that the questions of whether the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director, should be addressed from time to time as circumstances require.  The Board is currently satisfied with the Chief Executive Officer performing the functions of the Chairman of the Board because Mr. Porges is able to utilize his in-depth knowledge and perspective gained in running the company to effectively and efficiently guide the full Board by recommending Board and Committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and shareholders.

Effective May 2011, the company’s Board of Directors elected Mr. Rohr as its Lead Independent Director.  In this capacity, Mr. Rohr’s exclusive duties are:

•                              convening, presiding over, and setting agendas for, regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), including calling a meeting of the independent/non-management directors, if requested by any other Director;

•                              presiding over any meeting at which the Chairman of the Board is not present;

•                              consulting with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviewing meeting agendas;

•                              providing input to the Corporate Governance Committee in connection with the evaluation of the Chief Executive Officer’s performance;

•                              leading a review of the performance of the Chairman of the Corporate Governance Committee;

•                              facilitating the self-assessment process with respect to individual directors;

•                              serving as the designated director to speak with shareholders (when requested) and to receive communications from interested parties; and

•                              serving as the Chairman of the Executive Committee of the Board.

This service complements Mr. Porges’ role as Chairman by allowing directors, shareholders and other constituents a direct contact to an independent member of the Board.

The Board’s Role in Risk Oversight

The company’s corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing the company and the options for their mitigation.  This responsibility is largely satisfied by the Audit Committee, which is responsible for reviewing and discussing with management and the company’s registered public accountant the company’s major risk exposures and the policies management has implemented to monitor such exposures, including the company’s financial risk exposures and risk management policies.  The Management Development and Compensation, Corporate Governance and Public Policy and Corporate Responsibility Committees also review and discuss with management major risk exposures associated with their respective areas of oversight. The company primarily manages risk through a Corporate Risk Committee consisting of certain executive officers and business unit and functional leaders, including the company’s Corporate Director of Enterprise Risk Management.  The Corporate Risk Committee meets periodically throughout the year to review, prioritize and address the company’s major risk exposures and to consider new or emerging risks.  The Corporate Director of Enterprise Risk and Compliance reports the results of each Corporate Risk Committee meeting to the Audit Committee.  The Audit Committee reviews and assesses the report of the Corporate Director of Enterprise Risk and Compliance and determines whether any further action is required.  The Audit Committee Chair reports such discussions to the full Board of Directors from time to time.

Compensation Policies and Practices and Risk Management

In early 2012, members of the company’s senior management, with the assistance of Pay Governance, the Management Development and Compensation Committee’s consultant, conducted a risk assessment of the company’s compensation programs for all employees.  The results of such assessment were presented to the Management Development and Compensation Committee. Based on the assessment, the company and Committee believe that the compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the company.  Important factors taken into account include, but are not limited to, the following:

•                              the company does not use highly leveraged short-term incentives that drive high risk investments at the expense of long-term company value;

•                              the company’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term goals, and payments are capped;

•                              the performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period at the expense of performance in other periods;

•                              the company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial, and operating performance;

•                              variations of the company’s compensation programs have been in place for many years and the company has seen no evidence that they encourage excessive risk taking;

•                              the Management Development and Compensation Committee has authority to exercise downward discretion to reduce or eliminate payouts under all of the company’s compensation programs; and

•                              the company’s stock ownership guidelines require executives to hold meaningful stock ownership, linking their interests to the interests of shareholders.

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and recommending to the Board the director-nominees for each annual meeting of shareholders.  The Committee typically considers new nominees for the Board in the context of a vacancy on the Board resulting from resignation or retirement of a director or to fill a skill need identified by the Board.  In 2011, a third-party search firm identified Ms. Dorman and Mr. Burke, among others, as Board candidates to the Committee and after a screening process and recommendation by the Committee, the Board elected Ms. Dorman and Mr. Burke to the Board effective January 6, 2012.  Director candidates have also been identified by senior management and members of the Board considering individuals both within and external to their respective networks.

As set forth in the Committee’s charter, the Committee will consider submissions from shareholders in making its recommendation.  Any shareholder desiring to recommend an individual to serve as a director of the company should submit the following information to the Corporate Governance Committee Chair, c/o Corporate Secretary, no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting:

•                              The information required by Sections 1.09 and 1.10 of the company’s by-laws (a copy of which will be provided to any shareholder upon written request), including, but not limited to, the proposing person’s notice setting forth the information required by Section 1.09 of the company’s by-laws and the nominee’s written questionnaire required by Section 1.10 of the company’s by-laws with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made, a written representation and agreement of the nominee in the form provided by the Corporate Secretary, and the nominee’s executed irrevocable conditional resignation letter.

•                              In addition, the company may require the shareholder to provide such further information as it may reasonably request.

See the caption “How do I contact EQT’s Corporate Secretary?” under “Questions and answers about the annual meeting.”

In evaluating individuals identified as possible director-nominees, whether the source of the possible nominee is another director, a member of management, a shareholder or otherwise, the Committee assesses the experience and personal characteristics of the possible nominee against the guidelines identified below.  Possible nominees satisfying the guidelines are then further evaluated to identify, in the judgment of the Committee, the best match for the Board.  The Committee retains the right to modify the guidelines including the criteria for evaluating the qualifications of potential nominees for election to the Board as set forth therein, from time to time.

In identifying director candidates, the Committee utilizes the following guidelines:

Individual qualifications

•                              Possesses integrity, competence, insight, creativity and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance

•                              Has attained prominent position in his or her field of endeavor

•                              Possesses broad business experience

•                              Has ability to exercise sound business judgment

•                              Is able to draw on his or her past experience relative to significant issues facing the company

•                              Has experience in the company’s industry or in another industry or endeavor with practical application to the company’s needs

•                              Has sufficient time and dedication for preparation as well as participation in Board and Committee deliberations

•                              Has no conflict of interest

•                              Meets such standards of independence and financial knowledge as may be required or desirable

•                              Possesses attributes deemed appropriate given the then current needs of the Board

Composition of the Board as a whole

•                              A diversity of background, perspective and skills related to the company’s business

•                              A diversity of race, gender and age

The Board believes that its members possess individual qualifications consistent with the guidelines set forth above.  In addition to the specific individual director qualifications identified in “Item 1 - Election of Directors”, the Board believes that its members offer insightful and creative views and solutions with respect to issues facing the company.  The Board also believes that its members function well together as a group.  Finally, the Board believes that it has an appropriate diversity consistent with the guidelines set forth above.

Contacting the Board

You may contact the Board of Directors, or any individual director, by writing to the Lead Independent Director c/o EQT Corporation, 625 Liberty Avenue, Pittsburgh, PA 15222, Attn: Lead Independent Director or by sending an email to presidingdirector@eqt.com.  See the caption “How do I contact EQT’s Corporate Secretary?” under “Questions and answers about the annual meeting.”

Governance Principles

EQT maintains a corporate governance page on its website which includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics and charters for the Audit Committee, the Management Development and Compensation Committee, the Corporate Governance Committee and the Public Policy and Corporate Responsibility Committee of the Board of Directors.  The corporate governance page can be found at www.eqt.com, by clicking on the “Investors” link on the main page and then “Corporate Governance.”  EQT will provide a copy of its corporate governance guidelines, code of business conduct and ethics and any of the foregoing Board Committee charters upon request by a shareholder to the Corporate Secretary.  See the caption “How do I contact EQT’s Corporate Secretary?” under “Questions and answers about the annual meeting.”

EQT’s corporate governance policies and practices are compliant with applicable corporate governance requirements:

•                              The Board of Directors has adopted clear corporate governance guidelines

•                              Eleven of the twelve members of the Board are independent of EQT and its management

•                              The Board’s non-management directors meet periodically in executive session, and the Lead Independent Director has been identified as the presiding director at all such executive sessions

•                              All members of each of the key Committees of the Board of Directors - Audit, Management Development and Compensation and Corporate Governance - are independent of the company and its management

•                              Each of the key Committees has a charter that reflects legal requirements and good corporate governance

•                              The Board of Directors and each of the key Committees engage in annual self-evaluations

•                              The directors of the company are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the company provides funding for such activities

•                              EQT has a code of business conduct and ethics applicable to all employees and directors of the company

•                              The Corporate Governance Committee of the Board of Directors reviews the company’s governance policies and practices periodically and makes recommendations to the Board

Pursuant to the company’s by-laws, each director-nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “against” than votes “for” his or her election in an uncontested election.  If this occurs, the Board of Directors will decide whether to accept the tendered resignation not later than 90 days after the certification of the election.  Any determination by the Board shall be made without the participation of any nominee whose resignation is under consideration with respect to the election.  The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the SEC.

Director Independence

In accordance with the company’s corporate governance guidelines, a majority of directors at any time will be independent.  For a director to be considered an “independent director”, the Board must annually determine that he or she has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization which has such a relationship with the company).  To assist it in determining director independence, the Board established guidelines which conform to the independence requirements of the NYSE.

The Board will consider all relevant facts and circumstances in making an independence determination.  Under the company’s corporate governance guidelines, a director will not be independent if:

•                              Within the last three years the director was employed (or an immediate family member of the director was employed as an executive officer) by the company, or received more than $120,000 in direct compensation during any 12-month period (other than director and committee fees and deferred compensation for prior service which is not contingent in any way on continued service) from the company

•                              The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor (in each case “company auditor”)

•                              The director is a current employee of a company auditor

•                              The director has an immediate family member who is a current employee of a company auditor and who personally works on the firm’s audit of the company

•                              Within the last three years the director or an immediate family member was (but no longer is) a partner or employee of a company auditor and personally worked on the company’s audit within that time

•                              Within the last three years a company executive officer was on the compensation committee of the board of directors of a company which employed the company director as an executive officer, or which employed an immediate family member of the director as an executive officer

•                              The director is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues

In assessing the independence of a director, the Board considers the materiality of charitable contributions made by the company to any tax-exempt organization for which the director serves as an executive officer.  During the past three fiscal years, the company has not made, in any single fiscal year, contributions to any tax-exempt organization for which any director serves as an executive officer that exceeded the greater of $1 million, or 2% of such tax-exempt organization’s consolidated gross revenues.  Any relationship involving a company director that complies with the independence standards set forth in the company’s corporate governance guidelines and is not otherwise a related person transaction (as defined under “Review, Approval or Ratification of Transactions With Related Persons” below) under the company’s related person policy, is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence.

Based on the independence standards set forth in the company’s corporate governance guidelines, the Board of Directors has determined that the following directors have met the above standards and are independent of EQT and its management:  Mses. Bailey, Dorman and Jeremiah, Drs. Behrman and Todd, and Messrs. Burke, Cary, Miles, Rohr, Shapira and Thorington.  Mr. Porges, who is an executive officer of the company, is the only director who is not independent.

In addition to the NYSE independence requirements, each member of the Audit Committee is independent under the rules of the SEC, and each member of the Management Development and Compensation and the Corporate Governance Committees is independent under the requirements of the Internal Revenue Code (the “Code”) and a non-employee director under the rules of the SEC.

The ownership of stock in the company by directors is encouraged and is not in itself a basis for a director to be considered as not independent, provided that it may preclude participation on the Audit Committee of the company if the magnitude of such ownership is sufficient to make the director an “affiliated person” of the company as described in the Audit Committee Charter.  See the caption “Equity-Based Compensation” under “Directors’ Compensation” for a description of the stock ownership guidelines for directors.

Review, Approval or Ratification of Transactions With Related Persons

Under the company’s related person transactions approval policy, company management, with the assistance of the company’s law department, is responsible for determining whether a transaction between the company and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below).  Such determination is based on a review of all facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires.  Upon determination that a transaction is a Related Person Transaction which has not been approved by the full Board of Directors, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review.  The Corporate Governance Committee then determines whether to approve, ratify, revise, reject or take other action with respect to the Related Person Transaction.

Under the related person policy, a “Related Person Transaction” is generally a transaction in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest.  A “Related Person” is generally any person who is a director or executive officer of the company, any nominee for director, any shareholder known to the company to be the beneficial owner of more than 5% of any class of the company’s voting securities, and any immediate family member of any of the foregoing persons.

Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval.  The transactions which are automatically pre-approved include (i) transactions involving employment of an executive officer by the company, as long as the executive officer is not an immediate family member of another executive officer or director of the company and the compensation paid to the executive officer was approved by the Management Development and Compensation Committee; (ii) transactions involving compensation and benefits paid to a director for service as a director of the company; (iii)  transactions on competitive business terms with another company in which a director or immediate family member of the director’s only relationship is as an employee or executive officer, a director, or beneficial owner of less than 10% of that company’s shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and (viii) any charitable contribution, grant or endowment by the company or the company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenues.

The related person policy does not limit or affect the application of the company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the director’s or executive officer’s duties to the company.  Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Transactions With Related Persons

Based on information provided by the company’s directors, executive officers, and assessments by company management, the Corporate Governance Committee determined that there are no Related Person Transactions to be reported in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During all of 2011, Dr. Todd and Messrs. Cary and Rohr served as members of the Management Development and Compensation Committee.  None of these members of the Management Development and Compensation Committee is a current or former officer or employee of the company or had any relationship with the company requiring disclosure.  In addition, none of the company’s directors is an executive officer of another entity, at which one of the company’s executive officers serves as a director.

DIRECTORS’ COMPENSATION

Compensation of directors is annually reviewed by the Corporate Governance Committee and approved by the Board.  No compensation is paid to employee directors for their service as directors.

In 2011, the Corporate Governance Committee engaged Pay Governance, the same compensation consultants used by the Management Development and Compensation Committee during 2011, to conduct an annual review of the total compensation for non-employee directors.  Specifically, retainer fees, meeting fees, chairperson premiums, stock-based long-term incentives and director matching gift benefits were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of:

•                              the 435 general industry companies with revenues of $1 billion to $4 billion that are identified in Appendix A; and

•                              the following 25 energy industry companies:

Cabot Oil & Gas Corporation	Penn Virginia Corporation
Chesapeake Energy Corporation	Pioneer Natural Resources Company
Cimarex Energy Co.	Plains Exploration & Production Company
CONSOL Energy Inc.	Questar Corporation
El Paso Corporation	Quicksilver Resources Inc.
Energen Corporation	Range Resources Corporation
EOG Resources, Inc.	Sempra Energy
EXCO Resources, Inc.	SM Energy Company
Markwest Energy Partners, L.P.	Southwestern Energy Company
MDU Resources Group, Inc.	Spectra Energy Corp
National Fuel Gas Company	Ultra Petroleum Corp.
NSTAR	The Williams Companies, Inc.
ONEOK, Inc.

These companies also comprise the company’s peer group for the 2012 EPIP (as defined in “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table”), except for El Paso Corporation, which agreed to be acquired prior to the adoption of the 2012 EPIP and was replaced in that peer group with Whiting Petroleum Corporation.

Set forth below is a description of the compensation of the company’s non-employee directors.

Cash Compensation

•                              An annual cash retainer of $50,500 is paid on a quarterly basis.

•                              The cash meeting fee is $1,500 for each Board and committee meeting attended in person.  If a director participates in a meeting by telephone, the meeting fee is $750.  These fees are paid on a quarterly basis.

•                              For the Audit Committee Chair, an annual committee chair retainer of $15,000.  For Management Development and Compensation, Corporate Governance, Public Policy and Corporate Responsibility and Executive Committee Chairs, an annual committee chair retainer of $7,500.  These fees are paid on a quarterly basis.

Equity-Based Compensation

•                              In 2003, the company began granting, on an annual basis, to each director stock units that vested upon award and that are payable on a deferred basis under the directors’ deferred compensation plans.  The deferred stock units represent one vehicle used by the company to deliver compensation to directors for their annual service on the board.  The 2011 annual grant was comprised of a total of 2,460 deferred stock units which were awarded on January 3, 2011 to each non-employee director who was a member of the Board at that time.  Each director serving on the board on January 4, 2012 received an award of 2,300 deferred stock units.  Mr. Burke and Ms. Dorman also received an award of 2,570 deferred stock units on January 30, 2012.  Each deferred stock unit is equal in value to one share of company common stock but does not have voting rights.  Dividends are credited quarterly in the form of additional stock units.  The value of the stock units will be paid in cash on the earlier of the director’s death or termination of service as a director.

•                              Newly elected directors are expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant.

•                              The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to at least three times the annual cash retainer.  Under the guidelines, directors have up to two years to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet this requirement.  Other than Ms. Dorman and Mr. Burke, both of whom joined the Board in January 2012, each of the company’s non-employee directors satisfies the stock ownership guidelines.

Deferred Compensation

•                              The company has a deferred compensation plan for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainer and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in company stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal installments.  Distributions commence following termination of service as a director.  The directors’ deferred compensation accounts are unsecured obligations of the company.  Dr. Behrman and Messrs. Cary and Rohr deferred fees under the plan in 2011.  The pre-existing Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

Other

•                              To further the company’s support for charitable giving, all directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as company employees.  Under this program, the EQT Foundation will match gifts of at least $100 made by the director to eligible charities, up to an aggregate total of $25,000 in any calendar year.

•                              Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by EQT Corporation.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the company.

•                              The company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities.  The company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the company.

The table below shows the total 2011 compensation of the company’s non-employee directors:

NAME (1)	FEES EARNED OR PAID IN CASH ($) (2)	STOCK AWARDS ($) (3)	ALL OTHER COMPENSATION ($) (4)	TOTAL ($)
Ms. Bailey	76,375	110,306	20,896	207,577
Dr. Behrman	72,250	110,306	32,932	215,488
Mr. Cary	81,250	110,306	32,932	224,488
Ms. Jeremiah	79,125	110,306	44,810	234,241
Mr. Miles	76,000	110,306	33,310	219,616
Mr. Rohr	75,562	110,306	19,810	205,678
Mr. Shapira	67,000	110,306	44,810	222,116
Mr. Thorington	81,125	110,306	10,416	201,847
Dr. Todd	78,250	110,306	42,494	231,050

(1)         Ms. Dorman and Mr. Burke were elected to the Board on January 6, 2012 and therefore did not receive any compensation from the company in 2011.

(2)         Includes cash retainer, meeting fees and committee chair fees, some of which have been deferred at the election of the director.

(3)      This column reflects the aggregate grant date fair value of the deferred stock units awarded to each director during 2011.  On January 3, 2011, the company granted 2,460 deferred stock units to each non-employee director who was a member of the Board at the time of grant.  The grant date fair value is computed as the sum of the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the company’s common stock on the business day prior to the grant date, which closing stock price was $44.84 on December 31, 2010.  The aggregate number of deferred stock units held at December 31, 2011 was:  Ms. Bailey – 18,173; Dr. Behrman – 9,037; Mr. Cary – 9,037; Ms. Jeremiah – 22,664; Mr. Miles – 22,664; Mr. Rohr – 22,664; Mr. Shapira – 22,664; Mr. Thorington – 3,511; and Dr. Todd – 20,007.  The company has not issued stock options to non-employee directors since 2002.  No non-employee director has any outstanding stock options.

(4)       This column reflects (i) dividends accrued on deferred stock units and annual premiums of $55.52 per director paid for personal life insurance policies, and (ii) the following matching gifts made by the company to qualifying organizations under the EQT Foundation’s Matching Gifts Program:  $25,000 for each of Drs. Behrman and Todd, Messrs. Cary and Shapira, and Ms. Jeremiah; $7,300 for Mr. Thorington; $13,500 for Mr. Miles; and $5,000 for Ms. Bailey.  The non-employee directors may use a de minimis number of tickets purchased by the company to attend sporting or other events when such tickets are not otherwise being used for business purposes.  The use of such tickets do not result in any incremental costs to the company.

STOCK OWNERSHIP

Significant Shareholders

The following shareholders reported to the SEC that they owned more than 5% of the company’s common stock:

	SHARES	PERCENT OF

	BENEFICIALLY	COMMON STOCK

NAME AND ADDRESS	OWNED	OUTSTANDING

BlackRock, Inc.	16,008,635(1)	10.71%
40 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.	8,635,116(2)	5.7%
100 E. Pratt Street
Baltimore, MD 21202
Vanguard Group, Inc.	8,030,994(3)	5.37%
100 Vanguard Blvd.
Malvern, PA 19355

(1)       Information based on Amendment No. 3 to Schedule 13G filed with the SEC on February 8, 2012,  reporting that BlackRock, Inc. has sole voting and dispositive power over 16,008,635 shares.

(2)       Information based on Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2012,  reporting that T. Rowe Price Associates, Inc. has sole voting power over 2,694,000 shares and sole dispositive power over 8,626,766 shares.

(3)    Information based on Schedule 13G filed with the SEC on February 9, 2012, reporting that Vanguard Group, Inc. has sole voting power over 205,479 shares and sole dispositive power over 7,825,515 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth the number of shares of EQT Corporation common stock beneficially owned by directors and named executive officers and all directors and executive officers as a group as of February 1, 2012, including shares they had the right to acquire within 60 days after February 1, 2012.  The directors and named executive officers have sole investment and voting power unless otherwise noted.

NAME	EXERCISABLE STOCK OPTIONS (1)	NUMBER OF SHARES BENEFICIALLY OWNED (2)	DEFERRED SHARE EQUIVALENT UNITS (3)	PERCENT OF CLASS (4)

David L. Porges Chairman, President, and Chief Executive Officer	349,050	488,023	0	*

Vicky A. Bailey Director	0	0	20,473	*

Philip G. Behrman Director	0	0	16,842	*

Kenneth M. Burke Director	0	0	2,570	*

A. Bray Cary, Jr. Director	0	0	17,855	*

Margaret K. Dorman Director	0	0	2,570	*

Murry S. Gerber Former Executive Chairman and Former Director	397,575	1,116,387	2,300	1.0%

Barbara S. Jeremiah Director	0	2,000	35,205	*

George L. Miles, Jr. Director	0	0	31,165	*

James E. Rohr Director	0	4,706	36,356	*

David S. Shapira (5) Director	0	80,700	57,231	*

Stephen A. Thorington Director	0	10,000	5,811	*

Lee T. Todd, Jr. Director	0	2,200	22,307	*

Philip P. Conti Senior Vice President and Chief Financial Officer	90,825	73,398	0	*

Randall L. Crawford Senior Vice President	122,300	45,149	0	*

Lewis B. Gardner General Counsel and Vice President, External Affairs	53,575	22,178	0	*

Steven T. Schlotterbeck Senior Vice President	146,368	36,424	0	*

Directors and executive officers as a group (21 individuals)	1,299,468	2,012,519	250,685	2.2%

*           Indicates ownership or aggregate voting percentage of less than 1%.

(1)       This column reflects the number of shares of EQT Corporation common stock that the officers and directors had a right to acquire within 60 days after February 1, 2012 through exercise of stock options.

(2)    This column reflects shares held of record and shares beneficially owned through a bank, broker or other nominee.  It also includes, for executive officers, shares beneficially owned through the Employee Savings Plan and the Employee Stock Purchase Plans.  Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course.  Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

(3)    This column reflects the number of shares and share units held through the directors’ deferred compensation plans, which shares and share units include (i) the deferred stock units discussed in the “Equity-Based Compensation” discussion included in the “Directors’ Compensation” section above, (ii) the deferred shares held by directors resulting from the curtailment in 1999 of the directors’ retirement plan, and (iii) shares acquired in connection with the deferral of director fees.  The number of deferred shares (including accrued dividends) held at February 1, 2012 as a result of the 1999 curtailment of the directors’ retirement plan was:  Mr. Rohr – 9,950; and Mr. Shapira – 32,267.  The number of deferred shares (including accrued dividends) held at February 1, 2012 as a result of the deferral of director fees was: Dr. Behrman – 5,505; Mr. Cary – 6,518; Ms. Jeremiah – 10,241; Mr. Miles – 6,201; and Mr. Rohr – 1,442.

(4)       This column reflects the sum of the individual’s (or individuals’) shares beneficially owned plus stock options exercisable within 60 days of February 1, 2012 as a percent of the sum of the company’s outstanding shares at February 1, 2012 plus all options exercisable within 60 days of February 1, 2012.  This calculation excludes all restricted stock and deferred share equivalent units.

(5)    Shares beneficially owned include 6,300 shares that are held in a trust of which Mr. Shapira is a co-trustee and in which he has a beneficial interest and voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and all persons who beneficially own more than 10% of EQT Corporation’s common stock file initial reports of ownership and reports of changes in ownership of our common stock with the SEC.  As a practical matter, the company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

Based solely upon the company’s review of copies of filings or written representations from the reporting persons, the company believes that all reports for the company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding future company performance targets and goals.  These targets and goals are disclosed in the limited context of EQT’s compensation programs, may have been established one or more years ago, and should not be understood to be statements of management’s expectations or estimates of future company results or other guidance.  EQT specifically cautions investors not to apply these statements to other contexts.

Definitions of terms that are used, but not defined, in the CD&A can be found in the “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table” below.  The CD&A contains numerous references to financial measures that have not been calculated in accordance with generally accepted accounting principles, which are also referred to as non-GAAP financial measures.  Attached as Appendix B is a reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure.

As shareholders, you will be invited to express your view of the compensation paid to the company’s named executive officers for 2011, as discussed and analyzed below.  In considering how to vote in Item 2 below, you should be guided by the following discussion, and should evaluate whether the Management Development and Compensation Committee (or, as used in the CD&A, the “Committee”) has adequately aligned the interests of EQT’s named executive officers with those of our shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

EQT’s core values include a commitment to operational excellence, integrity and accountability.  The company believes that after reading this CD&A you will agree that its executive compensation program:

•                              is designed to attract and retain the highest quality named executive officers;

•                              aligns the interests of the company’s named executive officers with the interests of its shareholders by directly linking pay to company performance;

•                              directly supports the company’s strategic plan by focusing employee performance on specific drivers; and

•                              is market based and premised upon informed industry benchmarking.

In summary, the company’s compensation program is designed to reward the named executive officers when the company achieves strong financial and operational results, and the company believes the 2011 compensation of its named executive officers is consistent with its commitment to link pay with performance.

The company achieved a number of key financial and operational results in 2011 that are described in detail in the annual report on Form 10-K for the year ended December 31, 2011, including, but not limited to, the following:

•                              earnings of $479.8 million, 111% higher than the $227.7 million earned in 2010;

•                              record annual production sales volumes of 194.4 Bcfe, 44% higher than in 2010;

•                              Marcellus proved reserves increased by 19%;

•                              unit lease operating expense, excluding production taxes (LOE), decreased 17% in 2011, to $0.20 per Mcfe. Including production taxes, LOE was $0.40 per Mcfe;

•                              record EQT Midstream throughput and operating income;

•                              raising approximately $1.4 billion in support of the company’s 2011 and 2012 capital development efforts through the sale of the Langley natural gas processing complex and the associated natural gas liquids pipeline, the sale of the Big Sandy Pipeline and a public offering of senior notes;

•                              commissioning a natural gas vehicle fueling station in Pittsburgh, Pennsylvania; and

•                              excellent safety and environmental performance in each of our business units.

Pay for Performance Results

The Committee aims to align the named executive officers’ compensation with the performance of the company.  In 2011, the Committee’s consultant, Pay Governance, prepared an assessment of the alignment of the aggregate realizable compensation awarded to the company’s Chief Executive Officer for the five-year period ending December 31, 2010 (the last year for which information was publicly available) with the performance of the company on a relative basis during the same five-year period to the 2012 peer group (which is discussed below).

The chart below shows the results of this assessment and compares:

•                              the company’s composite performance on three factors (earnings before interest, taxes, depreciation and amortization growth (“EBITDA”), return on invested capital (“ROIC”) and total shareholder return (“TSR”) (weighted equally)) to the performance of the 2012 peer group over the five-year period ending December 31, 2010; and

•                              the total realizable compensation of the company’s Chief Executive Officer to the total realizable compensation of the chief executive officers of the 2012 peer group over the same period.  Realizable compensation is defined as the sum of: (i) base salary earned during the five-year period, (ii) actual non-equity incentive compensation earned during the five-year period, (iii) aggregate current value of restricted stock grants received during the five-year period, (iv) aggregate in-the-money value of stock option grants received during the five-year period, and (v) for performance plans, the actual payouts for awards beginning and ending during the five-year period and an estimated payout for unvested awards received during the five-year period.

Source: Pay Governance, LLC.  Excludes EXCO Resources, Inc. and Spectra Energy Corporation due to lack of five-year history.

As reflected in the chart above, the relative realized five-year total compensation of the company’s Chief Executive Officer positioned the company at the 52nd percentile of the 2012 peer group, which is aligned with the company’s composite performance over the same period at the 54th percentile, showing the close link between the Chief Executive Officer’s compensation and company performance.

While the company’s relative performance is an indication of overall performance, it is more accurately a reflection of the company’s achievement of specific financial and operational objectives, which the company uses in structuring annual and long-term incentive plans.

2011 Management Development and Compensation Committee Highlights

The Committee evaluates and, when appropriate or desirable, takes action with respect to various aspects of the company’s compensation programs.  The following are a few of the Committee’s key actions during 2011:

•                              evaluated the results of a shareholder outreach program conducted by management to review the company’s executive compensation with the company’s larger shareholders and to understand any areas of concern;

•                              conducted a thorough evaluation of the peer groups used for compensation purposes in light of industry consolidation and the company’s strategic plan in order to re-constitute the peer groups for 2012 and beyond; and

•                              structured the 2012 annual and long-term incentive programs for the company’s named executive officers which involved, among other things, consideration (and where appropriate incorporation) of shareholder feedback regarding the company’s compensation practices.

Consideration of 2011 Say-on-Pay Vote

In establishing and recommending 2012 compensation for the company’s named executive officers, the Committee considered the results of the 2011 say-on-pay vote at the 2011 Annual Meeting of Shareholders. At that meeting, approximately 94% of the votes cast approved the compensation of the company’s named executive officers for 2010.

Based on the results of the 2011 say-on-pay vote and feedback received through the shareholder outreach program, the Committee concluded that the compensation paid to the named executive officers and the company’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.  In response to feedback received through the shareholder outreach program, the Committee modified the company’s 2012 long-term incentive program for named executive officers by eliminating the reliance on EBITDA and value drivers as performance metrics and modified the peer groups used for compensation purposes.

Named Executive Officers

This CD&A describes the company’s compensation philosophy and the components of the company’s compensation program for the company’s named executive officers included in the Summary Compensation Table.  In 2011 our named executive officers were:  David L. Porges, Chairman, President and Chief Executive Officer; Philip P. Conti, Senior Vice President and Chief Financial Officer; Randall L. Crawford, Senior Vice President; Lewis B. Gardner, General Counsel and Vice President, External Affairs; Steven T. Schlotterbeck, Senior Vice President and Murry S. Gerber, Former Executive Chairman.  Although Mr. Gerber is included in the Summary Compensation Table, for purposes of this CD&A references to named executive officers and discussion of the compensation of named executive officers do not include references to Mr. Gerber.  The compensation paid to Mr. Gerber for 2011 is discussed in “2011 Compensation of Mr. Gerber” below.

Compensation Philosophy

•    Compensation Program is Designed to Achieve the Company’s Objectives

The objectives of EQT’s compensation programs are to attract, motivate and retain highly-talented named executive officers who can ensure that the company is able to safely, efficiently and profitably produce, gather, transport and deliver natural gas to wholesale and retail customers.  The company seeks executives who are willing to trade off guaranteed compensation for the opportunity presented by at-risk compensation that depends upon achieving challenging performance objectives with an acceptable level of risk taking.  To create the necessary performance incentive, the compensation programs provide not only for increased pay as a reward for above-median performance but also for below-median pay for sub-par performance.  Stated differently, the programs are structured to require a commitment to performance because a large percentage of a named executive officer’s compensation is not guaranteed.

•    Compensation is Related to Performance and is Aligned with the Company’s Strategic Plan

The total compensation packages for the named executive officers are generally weighted in favor of at-risk compensation through annual and long-term performance-based incentive pay.  The various programs that comprise the total compensation package link payout to the company’s performance on specific pre-established, objective performance measures.  The table below reflects the fixed and at-risk components of the total compensation package of each named executive officer for 2011 set forth in the Summary Compensation Table, as a percentage of total compensation for 2011 set forth in such table.

PERCENTAGE OF TOTAL COMPENSATION FOR 2011

EXECUTIVE OFFICER	FIXED(1)	AT RISK(2)
David L. Porges	10%	90%
Philip P. Conti	13%	87%
Randall L. Crawford	11%	89%
Lewis B. Gardner	22%	78%
Steven T. Schlotterbeck	11%	89%

(1)  This column reflects each named executive officer’s base salary earned during 2011 (shown in the “Salary” column of the Summary Compensation Table), as a percentage of the executive’s total compensation for 2011.

(2)    This column reflects each named executive officer’s non-equity incentive plan compensation, equity compensation and other compensation in 2011 (shown in the “Non-Equity Incentive Plan Compensation,” “Stock Awards,” “Option Awards” and “All Other Compensation” columns of the Summary Compensation Table), as a percentage of the executive’s total compensation for 2011.

The Committee aligns its executive compensation decisions with the strategic plan for the company.  As the company’s strategic plan evolves, the Committee makes corresponding changes to financial and operational metrics used to measure performance under its compensation plans to drive group and individual performance most likely to achieve the business plan and uphold strong returns to shareholders.  The company’s strategic plan for recent years has focused on growth of production sales volumes and revenues; EBITDA; TSR; unit cost reduction; and capital efficiency - each of which is a performance measure under the company’s various incentive plans.

•    Total Compensation Should be Competitive

When considering the total compensation package for a named executive officer, as described in this CD&A, the Committee benchmarks each element of total direct compensation (which includes base salary and annual and long-term incentives) and the mix of compensation (cash versus equity) against the applicable peer group.  The company has chosen to structure the total compensation package for the named executive officers as a mix of base salary and annual and long-term incentives to be competitive in the marketplace.

•                Compensation-Related Risk Should be Thoughtfully Managed

The company’s compensation program is designed to avoid excessive risk-taking.  Please see “Compensation Policies and Practices and Risk Management” under “Corporate Governance and Board Matters” above for a discussion regarding the evaluation of the risks associated with the company’s compensation program.

•               Incentive Compensation Balances Annual and Long-Term Performance

The company’s compensation programs are designed to maintain a balance between rewarding the achievement of strong annual results and ensuring the company’s long-term growth and success.  To this end, a mix of both annual and longer-term incentives is provided and allocated in a manner generally consistent with the applicable peer group of companies.  Participation in both the annual and long-term incentive programs, which is largely based on comparative benchmarking, increases at higher levels of responsibility, as the named executive officers have the greatest influence on the company’s strategic direction and results over time.

•               Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance

The Committee generally looks to an industry specific peer group of companies to help establish base salary and target annual and long-term incentives for the named executive officers and to ensure that the total direct compensation of the named executive officers is competitive.  The Committee may also look to a general industry group of companies when considering compensation of the named executive officers.  The Committee also uses industry specific peer groups in measuring relative company performance for purposes of some of our long-term incentive programs, which impacts a portion of each named executive officer’s long-term incentive.  Peer groups are reviewed with the Committee’s consultant for appropriateness for the particular purpose.

For 2011 target total direct compensation for the named executive officers was determined by reference to, among other things, the market median total direct compensation of the following companies, in each case as reported in the most recent proxy statement for each company (which we refer to as the 2010 peer group):

Cabot Oil & Gas Corporation	Penn Virginia Corporation
Chesapeake Energy Corporation	Petroleum Development Corporation
El Paso Corporation	Questar Corporation
Enbridge Inc.	Range Resources Corporation
Energen Corporation	REX Energy Corporation
EOG Resources, Inc.	Sempra Energy
EXCO Resources, Inc.	Southern Union Company
MarkWest Energy Partners, L.P.	Southwestern Energy Company
MDU Resources Group, Inc.	Spectra Energy Corp
National Fuel Gas Company	TransCanada Corporation
ONEOK, Inc.	The Williams Companies, Inc.

This group of companies was selected, in part, because it contains energy companies aligned with the company’s strategic focus on natural gas exploration, production and transportation, with an emphasis on companies operating in the Appalachian Basin.  Each potential peer was reviewed for industry, strategy and talent competitiveness, whether a peer is a peer of peers, geographic location, ownership structure, prior financial performance and current financial scope including market capitalization, net income, and revenue.  At the time of selection, the company’s financial metrics approached the median of the comparator companies.

The 2010 peer group was also selected to measure relative total shareholder return under the 2010 July EPIP.  Together with CNX Gas Corporation and XTO Energy, Inc., which ceased to be public companies during the first half of 2010, the 2010 peer group was also selected as the peer group for purposes of measuring relative total shareholder return under the 2010 EPIP.

In the fall of 2011, after considering feedback received through management’s shareholder outreach program and conducting a thorough analysis of the 2010 peer group, the Committee selected a new peer group with the assistance of its compensation consultant. Selection criteria for the new peer group included consideration of industry, talent competitiveness, whether a peer is a peer of peers, geographic location, ownership structure, current and historical financial and stock performance and scope. Based on this analysis, the Committee selected a new peer group comprised of the following twenty-five companies (which we refer to as the 2012 peer group):

Cabot Oil & Gas Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	Plains Exploration & Production Company
Cimarex Energy Co.	Questar Corporation
CONSOL Energy Inc.	Quicksilver Resources Inc.
Energen Corporation	Range Resources Corporation
EOG Resources, Inc.	Sempra Energy
EXCO Resources, Inc.	SM Energy Company
Markwest Energy Partners, L.P.	Southwestern Energy Company
MDU Resources Group, Inc.	Spectra Energy Corp
National Fuel Gas Company	Ultra Petroleum Corp.
NSTAR	The Williams Companies, Inc.
ONEOK, Inc.	Whiting Petroleum Corporation
Penn Virginia Corporation

The company’s financial metrics are intended to approximate the median of the comparator companies; however, our market capitalization is above the peer group median while our net income and revenues are lower than the peer group median.  See Appendix C for a comparison of financial metrics of the 2012 peer group.  The 2012 peer group was used to establish the 2012 base salaries and 2012 target annual and long-term incentive compensation for Messrs. Porges, Crawford and Schlotterbeck and to measure relative company performance for purposes of the company’s 2012 EPIP.  In establishing 2012 base salaries and 2012 target annual and long-term incentive compensation for Messrs. Conti and Gardner, the Committee considered the compensation paid to executives within the general industry group of companies set forth in Appendix D.

•    Compensation Should Be Tax Deductible to the Extent Possible

The Committee considers the impact of the applicable tax laws with respect to compensation paid under the company’s plans, arrangements and agreements.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows, with certain exceptions, a federal income tax deduction for annual compensation over $1 million paid to any covered employee.  The covered employees are the person who served as principal executive officer as of the close of the tax year and the three most highly-compensated officers serving at year end other than the principal executive officer and the principal financial officer.  An exception to the deduction limit is provided under the Code for performance-based compensation paid pursuant to shareholder-approved plans that meet certain criteria.

Long-term incentive awards outstanding in 2011 were granted under the LTIPs, which were approved by the company’s shareholders.  Both LTIPs provide for award opportunities designed to qualify as performance-based compensation under Code Section 162(m).  More specifically, the awards under the 2008 EPIP, the 2010 EPIPs, the 2010 SIA, the 2011 VEP, the 2011 VDA, and the 2012 EPIP and the stock option awards, are anticipated to be fully deductible by the company under the performance-based compensation exemption.

In addition, the Executive STIP permits the payment of annual incentive awards that are designed to be deductible performance-based compensation under Code Section 162(m).

Although the Committee generally attempts to structure compensation to preserve deductibility, it also believes that there are circumstances in which the company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation for tax purposes.  For example, the company has the ability to grant service-based restricted shares and other stock-based awards under the 2009 LTIP and to make cash bonuses and equity grants that are not designed to qualify as performance-based compensation under the Code.  All of the compensation paid to our named executive officers in 2011 was fully deductible to the company.

•    Executives are Encouraged to Own Stock

Consistent with the goal of driving long-term value creation for shareholders, the company’s stock ownership guidelines require significant stock ownership by our named executive officers.  As of December 31, 2011, the named executive officers’ holdings relative to their stock ownership guidelines are as set forth below:

NAME/YEAR OF EXECUTIVE OFFICER STATUS	STOCK OWNERSHIP GUIDELINES	NUMBER OF SHARES REQUIRED BY OWNERSHIP GUIDELINES	NUMBER OF QUALIFYING SHARES OWNED
David L. Porges (1998)	8X base salary	109,509	488,023
Philip P. Conti (2000)	3X base salary	21,902	73,398
Randall L. Crawford (2003)	3X base salary	22,997	44,920
Lewis B. Gardner (2008)	3X base salary	18,343	21,995
Steven T. Schlotterbeck (2008)	3X base salary	22,997	36,909

Qualifying shareholdings include stock owned directly, shares held in the company’s 401(k) or employee stock purchase plans, and time-based restricted stock but do not include stock options or performance-based awards.  Although mandatory, there is no deadline for achieving the ownership guideline and executives are not required to purchase stock.  The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his target.  An executive’s failure to meet the stock ownership guidelines may influence an executive’s mix of cash and non-cash compensation.  Executives are not permitted to hedge their shares or otherwise invest in derivatives involving company stock.

Making Executive Compensation Decisions

•    Determining Target Total Direct Compensation

The Committee establishes the target total direct compensation for named executive officers by establishing base salaries and setting annual and long-term incentive targets.  When appropriate, the

Committee also modifies perquisites and makes other awards.  When establishing target total direct compensation for each named executive officer, the Committee considers:

•                              market median target total direct compensation for the applicable peer group as compiled by the Committee’s compensation consultant;

•                              scope of the executive’s responsibility, internal pay equity, succession planning, industry-specific technical skills and abilities that may be difficult to replace and the highly competitive environment for executive talent in the Marcellus Shale region; and

•                              Mr. Porges’ compensation recommendations.

The Committee also seeks input from or the approval of the independent directors of the Board when appropriate or desirable.

The Committee sets base salaries and annual incentive targets at or below market median.  For 2011 and 2012, the Committee established long-term incentive targets for certain of the named executive officers (more fully described below) above market median after considering the factors identified above.

In considering the amount and type of each component of compensation, the Committee considers the effect of each element on all other elements as well as the allocation of target total compensation between cash and equity.  The Committee committed that in 2009 and beyond at least 50% of the value of all equity granted to the named executive officers would be performance-based awards (not including options) earned only upon the achievement of disclosed performance metrics and hurdle rates.

Compensation previously earned by the named executive officers does not typically affect the Committee’s compensation decisions. This reflects the Committee’s view that a named executive officer’s compensation level should reflect the current market value of his services. The Committee further believes that reducing a named executive officer’s compensation based on the value of past compensation would weaken the competitiveness of the company’s compensation programs and the incentive to achieve superior performance in the future and make it more difficult to attract, motivate and retain executive talent.

In 2011, the target total direct compensation of Mr. Porges substantially exceeded the target total direct compensation of the other named executive officers. This differential is consistent with, and largely driven by, pay differentials reflected in the peer groups as the management and oversight responsibilities of a chief executive officer are significantly broader in scope than those of the other named executive officers.

•    Tally Sheets

Annually the Committee is provided with a tally sheet for each named executive officer designed to provide the Committee with a full picture of the executive’s compensation history as well as of all compensation payable upon his termination of employment and upon a change of control.  Each tally sheet sets forth:

•                              a five-year history of base salary, annual incentive targets and awards and perquisites; and

•                              a complete history since hire date of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards.

The tally sheets also reflect the value of compensation due to each named executive officer under certain termination scenarios, including:

•                              termination of the executive by the company with and without cause, as defined in any applicable agreement or policy;

•                              termination by the executive for good reason, as defined in the applicable agreement;

•                              termination by the executive other than for good reason, including retirement;

•                              termination of the executive following a change of control; and

•                              disability or death.

With regard to each scenario the tally sheets include:

•                              the cash amounts payable to the executive, including outplacement and other payments;

•                              the cost of benefits continuation;

•                              the value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards;

•                              the value of any excise tax gross-up or cutback of benefits to avoid excise tax;

•                              retirement benefits; and

•                              any other compensation payable to the executive upon termination.

The tally sheets are provided to Committee members in an electronic resource book for easy reference.  This resource book also contains base salary, annual and long-term incentive targets, all incentive plan documentation, and all non-competition and change-in-control agreements for each of the executive officers.

•    Role of the Compensation Consultant

The Committee has the sole authority to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  During 2011, the Committee utilized Pay Governance as its compensation consultant, and Pay Governance reported directly to the Committee.  Representatives of Pay Governance provided the Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                              competitive benchmarking;

•                              peer group identification and assessment;

•                              advice and market insight as to the form of and performance measures for annual and long-term incentives; and

•                              marketplace compensation trends in the company’s industry and generally.

Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer.  The Committee may request information or advice directly from representatives of Pay Governance and may direct the company to provide information to representatives of Pay Governance.  Representatives of Pay Governance regularly interact with representatives of the company’s human resources department and periodically with the Chief Executive Officer and representatives of the legal department.

Components of the Company’s Compensation Program

The following describes each element of the company’s executive compensation arrangements:  base salary, annual incentives, long-term incentives, health and welfare benefits, retirement programs, perquisites, and non-compete and change-of-control agreements.

•    Base Salary

The base salary for each named executive officer is established taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  In early 2011, the following base salary adjustments were made: Mr. Porges from $625,000 to $750,000; Mr. Conti from $350,700 to $400,000; Messrs. Crawford and Schlotterbeck from $350,700 to $420,000; and Mr. Gardner from $320,000 to $335,000.  These salary adjustments were made to approximate base salaries at the market median, with the exception of Mr. Porges, whose adjusted salary placed him approximately 10% below the market median for the applicable peer group.  For 2012, the following base salary adjustments were made:  Mr. Porges from $750,000 to $850,000; Messrs. Crawford and Schlotterbeck from $420,000 to $442,000; and Mr. Gardner from $335,000 to $345,000.  These salary adjustments were made to approximate base salaries at the market median.

•    Annual Incentives

Before or at the start of each year, the Committee approves the target annual incentive award for each named executive officer taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  For 2011, the Committee approved target annual incentive awards as a percentage of base salary as follows:  Mr. Porges, 104%; Mr. Conti, 80%; Messrs. Crawford and Schlotterbeck, 80%; and Mr. Gardner, 50%.  These levels approximated the market median.  For 2012, the Committee approved target annual incentive awards as a percentage of base salary as follows:  Mr. Porges, 100%; Mr. Conti, 80%; Messrs. Crawford and Schlotterbeck, 84%; and Mr. Gardner, 55%.  These adjustments were made to approximate the market median.

The Executive STIP, which is the annual bonus plan in which the named executive officers participate, is structured in a manner to preserve the full deductibility of awards under Section 162(m) of the Code.  In order to do this, the Committee establishes one or more objectively determinable performance goals or measures before or at the beginning of each year.  Performance against these measures results in an objectively determinable bonus amount, except that the Committee is permitted to exercise, and has historically exercised, downward discretion in determining the actual payout under the plan.  The Committee does not have discretion to pay a higher amount under the Executive STIP than that specified by the objective formula.

The 2011 performance measure approved for the Executive STIP was adjusted 2011 EBITDA (“adjusted 2011 EBITDA”) compared to business plan.  Adjusted 2011 EBITDA was calculated consistent with all generally accepted accounting principles line items using a fixed gas price of $6.00 per Mcfe and excluding the effects of acquisitions and dispositions of greater than $100 million.  This measure was selected because adjusted 2011 EBITDA growth drives behavior consistent with the shareholders’ interests and the company’s business plan embodies the goals and priorities of the company.  The Committee fixed the natural gas price to avoid the undue positive or negative effect of natural gas prices which are beyond the control of plan participants and may be volatile.  The Committee believed that the exclusion of acquisitions and dispositions over $100 million from the calculation of adjusted 2011 EBITDA would encourage named executive officers to pursue monetization transactions to further the company’s strategic plan to accelerate development of the company’s Marcellus Shale assets.

Under the Executive STIP, a pool to pay bonuses to the company’s nine executive officers (which include the named executive officers) was funded based upon adjusted 2011 EBITDA relative to plan, as follows:

ADJUSTED 2011 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2011 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2011 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
10% below plan	1%
Greater than 10% below plan	No bonus

The percentage of adjusted 2011 EBITDA available for the pool was interpolated between levels and capped at 2%.  After determining the pool available for distribution, the Committee determined the value of the award to each named executive officer based upon consideration of the individual’s 2011 target award and 2011 performance on company, business unit and individual value drivers.  Generally, the Committee aims to award between zero and three times the value of a named executive officer’s target award, but the Committee may award up to $5 million to each named executive officer, subject to the overall cap.  In prior years individual awards were capped at three times the value of a named executive officer’s base salary subject to a $5 million cap.  The Committee believes that the new structure provides the Committee with greater flexibility to reward superior individual performance in years of superior company performance.

The Committee considers the following as a basis for addressing the performance of each named executive officer:

•                              a report by the Corporate Governance Committee regarding Mr. Porges’ performance.  Mr. Porges provides a self-assessment to the Corporate Governance Committee, which then meets in executive session without any company officer present to evaluate his performance.  The Committee also seeks the input of the lead independent director.  The meeting is also typically attended by the Chair of the Committee who reports the results of the evaluation to all independent directors, including the Committee; and

•                              a report by Mr. Porges regarding the performance of each other named executive officer.

Adjusted 2011 EBITDA of $948 million exceeded the company’s business plan by 6%.  Consistent with the Executive STIP and Section 162(m) of the Code, the Committee exercised downward discretion in determining the award to each named executive officer taking into consideration each named executive officer’s target award and performance on company, business unit and individual value drivers.  The following are the highlights of each named executive officer’s 2011 performance:

NAMED EXECUTIVE OFFICER	2011 PERFORMANCE HIGHLIGHTS
David L. Porges

Mr. Porges served in the role of President and Chief Executive Officer throughout 2011. In May 2011, he assumed the additional role of Chairman of the Board. Mr. Porges’ 2011 incentive award recognized the company’s strong operating and financial results in 2011 through a rapidly evolving market, including:

•       operating income of $861.3 million, an 83% increase over 2010;

•       record production sales volumes of 194.4 Bcfe, 44% higher than in 2010;

•       raising approximately $1.4 billion in support of the company’s 2011 and 2012 capital budget through the sale of the Langley natural gas processing complex and the associated natural gas liquids pipeline, the sale of the Big Sandy Pipeline and a public offering of senior notes;

•       leadership in achieving company and business unit value drivers;

•       increased emphasis on corporate social responsibility including safety, environmental, diversity and inclusion, and compliance; and

•       safety performance excellence in each of our business units.

In addition, the Committee considered Mr. Porges’ effective day-to-day management of the company and his increased activity as a community leader.

Philip P. Conti

Mr. Conti served as Senior Vice President and Chief Financial Officer throughout 2011. His role includes the management of the treasury, accounting and tax functions. In September 2011, the internal audit and financial risk function was added to Mr. Conti’s responsibilities. Mr. Conti’s incentive award recognized his performance on company, business unit and individual value drivers in 2011, including:

•       completion of thorough review of the company’s available capital sources and the execution of the plan to raise approximately $1.4 billion in 2011 (as described above) in support of the company’s 2011 and 2012 capital budget, which is critical to the execution of the company’s business strategy;

•       analysis of, and successful implementation of recommendations regarding, the company’s investment grade credit ratings, financing capacity, dividend policy, fixed/floating debt levels and working capital management; and

•       successful tax planning initiatives.

Randall L. Crawford

Mr. Crawford led the company’s midstream, commercial and distribution businesses throughout 2011. His 2011 incentive award recognized his performance on company, business unit and individual value drivers in 2011, including:

•       business unit financial results in excess of business plan;

•       execution of a commercial strategy in support of the record production sales volumes of 194.4 Bcfe, 44% higher than 2010;

•       record gathered volumes of 258 BBtu, a 32% increase over 2010;

•       execution of the strategy to sell the Langley natural gas processing complex and the Big Sandy Pipeline for combined gross proceeds of $620 million;

•       significant reductions in unit gathering costs as a result of effective compression, construction and work management processes;

•       FERC approval of Phase 2 of the Equitrans Marcellus expansion project, a key initiative in the company’s business strategy;

•       commissioning of a natural gas vehicle fueling station in Pittsburgh, Pennsylvania;

•       management of a team of innovative personnel in a highly-competitive and quickly-evolving market; and

•       business unit excellence in safety and environmental matters.

Lewis B. Gardner

Mr. Gardner served as General Counsel and Vice President, External Affairs throughout 2011. His role includes the management of the legal, enterprise risk, external affairs, corporate communications, safety, environmental and corporate secretary functions. Mr. Gardner’s incentive award recognized his performance on company, business unit and individual value drivers in 2011, including:

•       effective management of corporate governance, compliance and litigation matters;

•       continued progress on the company’s evolving communications strategy, including establishment of a social media presence for the company, implementation of an advertorial campaign addressing the company’s positions on industry issues, and reinforcement of the company’s brand as a safe and responsible Pennsylvania-based natural gas producer;

•       management of governmental and regulatory affairs in a highly-charged political and public relations environment; and

•       company-wide excellence in safety and environmental matters.

Steven T. Schlotterbeck

Mr. Schlotterbeck led the company’s exploration and production business throughout 2011. His 2011 incentive award recognized his performance on company, business unit and individual value drivers in 2011, including:

•       business unit operating income of $387 million, $164 million higher than 2010 and 27% in excess of the business plan;

•       record production sales volumes of 194.4 Bcfe, 44% higher than 2010;

•       proved reserves of 5.4 Tcfe at December 31, 2011, a 145 Bcfe net increase over 2010;

•       increase in Marcellus proved reserves of 19% over 2010;

•       222 gross wells drilled, including 105 Marcellus wells and 115 Huron wells;

•       reduction in unit lease operating expense, excluding production taxes (LOE), to $0.20 per Mcf, a decrease of 17% over 2010;

•       leadership in the execution of the business strategy to change the mix of Marcellus and Huron wells;

•       management of a team of innovative and industry leading personnel in a highly-competitive and rapidly-evolving market; and

•       business unit excellence in safety and environmental matters.

Although permitted to distribute a total of $19 million to the nine executive officers, the Committee distributed only $6.6 million.  The award to each named executive officer as a percent of his respective target award was as follows:

NAMED EXECUTIVE OFFICER	ANNUAL AWARD AS A PERCENTAGE OF TARGET
David L. Porges	278%
Philip P. Conti	250%
Randall L. Crawford	263%
Lewis B. Gardner	263%
Steven T. Schlotterbeck	266%

In December 2011, the Committee selected adjusted 2012 EBITDA (“adjusted 2012 EBITDA”) as compared to business plan as the performance measure under the 2012 Executive STIP.  Adjusted 2012 EBITDA will be calculated consistent with all generally accepted accounting principles line items using a fixed gas price of $3.75 per Mcfe and excluding the effects of acquisitions and dispositions of greater than $100 million (“adjusted 2012 EBITDA”).  Adjusted 2012 EBITDA was selected as the performance measure for the same reasons that adjusted 2011 EBITDA was selected in 2011.  Under the Executive STIP, the pool available for all executive officer incentive awards will be funded based upon adjusted 2012 EBITDA relative to plan, as follows:

ADJUSTED 2012 EBITDA COMPARED TO BUSINESS PLAN	PERCENT OF ADJUSTED 2012 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2012 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
10% below plan	1%
Greater than 10% below plan	No bonus

The percentage of adjusted 2012 EBITDA available to the pool is interpolated between levels and capped at 2%.  After determining the pool available for distribution, the Committee then determines the value of the award to each named executive officer based upon consideration of the individual’s 2012 target award and 2012 performance on company, business unit and individual value drivers.

Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table column “Non-Equity Incentive Plan Compensation” for a description of the terms of the Executive STIP.

•    Long-Term Incentives

2011 Long-Term Incentive Awards (2011 options, 2011 VDA and 2011 VEP)

In developing the 2011 long-term incentive program, the Committee considered various approaches with a view toward developing a program that drives appropriate performance, is market competitive and tax efficient, minimizes earnings volatility, and aligns the interests of executives with the interests of shareholders.  To a greater extent than prior years, the Committee also considered the importance of retaining talent in the highly-competitive Marcellus Shale region.  As a result of its analysis, the Committee designed a long-term incentive compensation program for 2011 that included stock options and performance units under the 2011 VEP and the 2011 VDA.  The Committee approved options and two forms of performance units to avail itself of the mix of influences of these three vehicles:

TYPE OF AWARD	PERCENT OF VALUE	RATIONALE
Stock Options	25%

Stock options encourage executives to focus broadly on behaviors that should lead to a sustained long-term increase in the price of company stock, which benefits all shareholders. Due to the volatility associated with this type of award, only 25% of the value of 2011 long-term incentive awards is comprised of stock options.

2011 VDA	25%

The Committee believed that the combination of 2011 adjusted EBITDA performance as compared to business plan and company, business unit and individual value driver performance would directly target those drivers that are critical to the company’s long-term success. Performance units have a stronger retention value than options but less leverage in a rising stock price environment.  Because the correlation between long-term success and value driver performance is not objectively measurable, the program design allocated only 25% of each named executive officer’s 2011 long-term incentive award to the 2011 VDA.

2011 VEP	50%

The 2011 VEP focuses employees company-wide on cost-effective production growth. A portion of the 2011 VEP is weighted to capital adjusted production growth (or “CAPG”), more fully described below, which management and the Committee view as a measure of shareholder return. Performance units have a stronger retention value than options but less leverage in a rising stock price environment.

In approving these programs, the Committee discussed other metrics, including TSR and net income, but considered the portfolio of metrics described above to be, collectively, an appropriate way to drive performance company-wide without over-emphasizing a particular metric or sacrificing other important activities.  The Committee did increase the weighting of CAPG from management’s recommendation in order to emphasize CAPG as a direct measure of shareholder alignment.

The Committee considered that the awards under the 2011 programs represented one-year of long-term incentive for employees, and that the Committee could refocus employees in 2012 and thereafter by adding or emphasizing different metrics in the event the Committee concludes that the portfolio of metrics or the targeted performance levels are not accomplishing their intended goals.  This consideration was particularly important as the Committee discussed the possibility that desirable activity levels will vary depending upon gas prices, capital constraints and other external matters.

In making its determination, the Committee also considered the potential accounting effect of the long-term awards concluding that, on balance, the overall effect on earnings volatility as a result of the accounting treatment for the programs was acceptable, notwithstanding the variable accounting treatment for the 2011 VDA.

The Committee established the 2011 target awards taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  The awards made to Messrs. Porges and Gardner were at the median of the applicable peer group.  The awards made to Messrs. Schlotterbeck,

Crawford and Conti approximated the 60th percentile of the applicable peer group to recognize the significant amount of work to be completed in their respective areas of responsibility in order to realize the growth opportunities presented in the Marcellus Shale region.  All awards were weighted among the three vehicles as shown in the table above.

2011 Stock Options

The options granted in 2011 have a term of seven years and an exercise price of $44.84, 50% of the options vested January 1, 2012, and the remaining 50% vest on January 1, 2013 contingent upon continued employment with the company on the vesting date.

2011 Value Driver Award Program

The performance measure for the 2011 VDA was the company’s adjusted 2011 EBITDA compared to the business plan.  According to plan design, if adjusted 2011 EBITDA had been less than the company’s business plan, then the performance multiplier would have been 0%.  If adjusted 2011 EBITDA equaled or exceeded business plan, then the performance multiplier would have been 300%, subject to the Committee’s discretion to determine that a lower performance multiplier shall apply.

The company’s adjusted 2011 EBITDA was $948 million, which satisfied the threshold performance goal and allowed the Committee to award performance awards equal to 300% of each participating named executive officer’s target award.  Consistent with plan design, in exercising its downward discretion the Committee considered the same factors in determining the payout multiple for each participant under the 2011 VDA as were utilized by the Committee to make awards under the Executive STIP for 2011 but focused to a greater degree on value drivers having a long-term impact on the company.  The number of units confirmed for each named executive officer was as follows:

NAMED EXECUTIVE OFFICER	NUMBER OF CONFIRMED 2011 VDA UNITS
David L. Porges	56,000
Philip P. Conti	19,000
Randall L. Crawford	28,000
Lewis B. Gardner	7,000
Steven T. Schlotterbeck	28,000

Upon determination of the awards, the number of units became fixed, fifty percent of the awards were settled in February 2012 in cash in an amount equal to the fair market value of an equivalent number of shares of EQT common stock, and the balance is expected to be settled in the same manner in the first quarter of 2013 provided the officer is still employed on the payment date.  The Committee concluded that settlement in cash was appropriate for the 2011 VDA, which represented 25% of each named executive officer’s total award, in light of the officers’ already substantial stock ownership.

2011 Volume and Efficiency Program

The 2011 VEP targets performance in five areas over three one-year performance periods (2011, 2012 and 2013) and for the three-year cumulative period commencing January 1, 2011 and ending December 31, 2013.  The five performance measures are:

PERFORMANCE MEASURE	WEIGHTING	RATIONALE
Total sales volume	60%	Drives behavior to increase production and thereby assures that payout is contingent upon shareholders receiving actual benefit from capital spending
CAPG, which is the relationship of change in total sales volumes measured against the change in debt and equity outstanding	20%	Balances volume growth with capital expenditures. Specifically measures the change in equity and debt outstanding against the growth in volumes

Capital efficiency (gross drilling capital dollars spent divided by gross estimated ultimate reserves developed, in each case for qualifying wells completed between January 1, 2011 and December 31, 2013)

	20% (EQT Production participants) 10% (Headquarters participants)	Reflects the increasing importance of improving production per capital dollars in a capital constrained environment

Direct gathering and compression expense efficiency (gathering and compression expense, excluding production taxes, divided by throughput, in each case for the period January 1, 2011 through December 31, 2013)

	20% (EQT Midstream participants) 5% (Headquarters participants)	Reflects the increasing importance of reducing gathering and compression expenses in a capital constrained environment

Commercial expense efficiency per unit marketed for the period January 1, 2011 through December 31, 2013	20% (Commercial group participants) 5% (Headquarters participants)	Measures commercial expenses against the total number of units marketed

Messrs. Porges, Conti and Gardner are Headquarters participants.  Mr. Schlotterbeck is an EQT Production participant.  Mr. Crawford’s performance will be determined based upon the average of the EQT Midstream and Commercial group performance.

In approving the 2011 VEP, the Committee considered, among other things, the relative weighting of each metric and the targeted performance levels.  Company success is anticipated to largely result from production growth; as a result, that metric was given the largest weight for all employees to unify company-wide efforts behind this significant goal.  The efficiency metrics, on the other hand, were directed to the employees with the greatest ability to influence performance on the metric.

After giving effect to the weighting of the various performance periods and metrics, the maximum possible payout under the 2011 VEP is three times a participant’s award and the minimum possible payout is $0.  The 2011 VEP units are expected to be distributed in company common stock.

Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table columns “Stock Awards” and “Option Awards” for a description of the terms of the 2011 option, 2011 VDA and 2011 VEP awards.

Long-Term Incentive Awards with performance periods extending through 2011

During 2011, the named executive officers held unvested options that were granted in 2008 and in 2010 as well as unvested awards under the 2008 EPIP, the 2010 EPIP and the 2010 SIA for which the relevant performance periods had not yet been completed.  In 2011, the Committee certified the relevant performance for the 2008 EPIP and the 2010 SIA.  Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the terms of the 2008 and 2010 options and the 2008 EPIP, the 2010 EPIP and the 2010 SIA.

2012 Long-Term Incentive Awards (2012 options and 2012 EPIP)

In developing the 2012 long-term incentive program, the Committee considered various approaches with a view toward developing a program that aligns the interests of the named executive officers with the interests of shareholders, drives appropriate performance, is market competitive, is effective for retention purposes, is tax efficient, and minimizes earnings volatility.  The Committee also considered the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities.  In this regard the Committee considered, among other things, that the performance period for the 2008 EPIP program ended at December 31, 2011, making the addition of a long-term program focused on total shareholder return an appropriate addition to the portfolio going forward.  The Committee also considered feedback received during management’s 2011 shareholder outreach program, including shareholders’ preferences for the company to not rely upon EBITDA and value drivers as performance measures for named executive officers in both the annual and long-term compensation programs.

As a result of its analysis, and with input from its compensation consultant, the Committee designed a long-term incentive compensation program for 2012 that includes stock options and performance units under the 2012 EPIP:

TYPE OF AWARD	PERCENT OF VALUE	RATIONALE
Stock Options	45%	Stock options encourage executives to focus broadly on behaviors that should lead to a sustained long-term increase in the price of company stock, which benefits all shareholders.
2012 EPIP	55%

The 2012 EPIP performance units drive long-term value directly related to stock performance but allow for the delivery of some value, assuming relative performance, even if the stock price declines. Performance units have stronger retention value than options but less leverage in a rising stock price environment.

The allocation between the units was largely driven by the Committee’s commitment that in 2009 and beyond at least 50% of the value of all equity granted to named executive officers would be performance based awards (not including options).

The options granted in 2012 have a term of ten years, an exercise price of $54.79, and vest 50% on January 1, 2013 and 50% on January 1, 2014, contingent upon continued employment with the company on such dates.  The Committee utilized ten-year terms, rather than its recent practice of utilizing seven-year terms, primarily to conform to the valuation practices of large proxy advisory firms.

The performance measures for the 2012 EPIP are the company’s:

•                  TSR over the period January 1, 2012  through December 31, 2014, as ranked among the comparably measured TSR of the applicable peer group; and

•                  cumulative cash flow per share, which is the aggregate net cash provided by operating activities excluding changes in operating assets and liabilities during the performance period, adjusted to reflect a fixed natural gas price of $4.00 per Mcf, divided by the aggregate diluted common shares outstanding as of the end of each year in the performance period.

The Committee considered a variety of internal financial performance metrics before deciding upon TSR and cumulative cash flow per share.  The Committee chose TSR ranking among peers because it forges a direct link to shareholder performance on a relative basis rather than on an absolute basis.  The Committee selected cumulative cash flow per share because, among other things, it is a capital efficiency metric aligned with the company’s strategic plan and consistent with metrics used by shareholders in evaluating an investment in the company.  The Committee also focused on approving a payout matrix for the 2012 EPIP that limited payout opportunities for below-median TSR performance and that required stretch achievement of both TSR and cumulative cash flow per share goals in order to achieve the highest payout opportunities.

The payout opportunity under the 2012 EPIP ranges from:

•                              no payout if the company is one of the eight lowest-ranking companies in the applicable peer group as to TSR and has cumulative cash flow per share over the performance period of less than $15.90;

•                              to target payout if the company ranks seventeenth to fourteenth in the applicable peer group as to TSR and has cumulative cash flow per share over the performance period equal to $19.30;

•                              to three times the target award if the company is one of the four highest-ranking companies in the applicable peer group as to TSR and has cumulative cash flow per share over the performance period of at least $27.49.

The 2012 EPIP units are expected to be distributed in company common stock.  The election to pay awards in company common stock under the 2012 EPIP is consistent with the company’s efforts to utilize cash to accelerate development of its Marcellus Shale assets.  In addition, payment in common stock further aligns the interests of the named executive officers with those of shareholders and allows favorable, non-variable accounting treatment.  The target awards made to Messrs. Porges and Conti were at the median of the applicable peer group while the awards to Messrs. Crawford, Gardner and Schlotterbeck approximated the 60th percentile of the applicable peer group.

•    Other Benefits

Health and Welfare Benefits

The named executive officers receive the same health and welfare benefits offered to other EQT employees including medical, prescription drug, dental, vision, short- and long-term disability, holiday pay and an employee assistance program.  The same contribution amounts, deductibles and plan design provisions are applicable to all employees.

Retirement Programs

The named executive officers participate in the same defined contribution 401(k) plan as other non-represented employees at EQT.  Under the plan, the company automatically contributes an amount equal to 6% of each participant’s base salary to an individual investment account for the employee, subject to applicable tax regulations.  In addition, the company matches a participant’s elective contribution by contributing to the participant’s individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum company contribution of 3% of the employee’s base salary and to applicable tax regulations.

Once contributions for named executive officers reach the maximum level permitted under the 401(k) plan or by regulation, both company and employee contributions may be continued on an after-tax basis through the purchase by the employee of a retirement annuity product of Fidelity Investments Life Insurance Co.  Under this program, the company will also contribute to the annuity an amount equal to 9% of each named executive officer’s annual incentive award.  This program contains no vesting requirements.

The company currently has no supplemental executive retirement plan (SERP) or deferred compensation obligations to any employee, including executive officers.  No named executive officer participates in a defined benefit retirement plan with the company.

Perquisites

Consistent with its philosophy of pay for performance, the company provides modest perquisites to its named executive officers that, in number and value, are below median competitive levels for the applicable peer group.  Perquisites that are provided to each named executive officer include the following:  car allowance, a country club and a dining club membership, executive physical, financial planning, parking, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), and de minimis personal usage of company purchased event tickets.

The company does not own or lease condominiums or townhouses, watercraft or executive dining facilities for the named executive officers.  The company does not employ chauffeurs, personal security guards, chefs or house staff for any officer.  See footnote (4) to the “All Other Compensation” column in the Summary Compensation Table for a discussion and breakdown of the perquisites provided to the named executive officers in 2011.

•    Agreements with the Named Executive Officers

The Committee believes that severance protections can play a valuable role in attracting, motivating and retaining highly talented executives.  The Committee also believes that having an existing agreement in place is preferable to negotiating an exit strategy at the time of an executive officer’s departure.  Accordingly, the company provides such protections for the named executive officers under their agreements which are described in detail under the caption “Potential Payments Upon Termination or

Change of Control.”  The Committee considers these protections to be an important part of an executive’s compensation and consistent with competitive practices.

The Committee believes that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding continued employment.  This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level.  Change of control benefits are intended to encourage executive officers to remain employed with the company during an important time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control.  Moreover, the amounts to be paid under the change of control agreements ensure that the interests of the executives will be materially consistent with the interests of the company’s shareholders when considering corporate transactions.

The change of control arrangements provide that payments are not made unless the executive’s employment is terminated by the company other than for cause or by the executive for good reason, within 24 months following the transaction.  The Committee believes that this structure strikes a proper balance between the incentives and the hiring, motivating and retention effects described above, without providing benefits to executives who continue to be employed by an acquiring company.  This structure may also be attractive to potential acquiring companies, who place significant value on retaining members of the executive team for some transition period.  Potential acquirers may have an incentive to constructively terminate the executive’s employment to avoid paying severance; accordingly, the Committee believes it is appropriate to provide severance benefits upon a termination by the executive for good reason.  The change of control agreement for Mr. Porges provides that good reason includes any termination by Mr. Porges during the thirty day period commencing on the one year anniversary of the change of control.  This mechanism facilitates negotiations regarding employment beyond a reasonable transition period following a change of control.

Finally, but importantly, the agreements with the named executive officers include covenants not to compete with, or solicit employees from, the company and to maintain the confidentiality of the company’s information, for a specified time.  The Committee believes that these covenants are extremely valuable to the company.

See “Potential Payments Upon Termination or Change of Control” for more detail regarding the company’s agreements with each named executive officer, including the value of the benefits.

Change-of-Control Excise Tax Provisions

If, in connection with a change of control of the company, any compensation to a named executive officer is accelerated or becomes vested, that executive could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the Code.  Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case the company would be denied a tax deduction for such excess parachute payments.  As indicated above, the company has entered into change of control agreements with all of the named executive officers which provide that if it is determined that any payment or distribution by the company to or for the executive’s benefit would constitute an “excess parachute payment,” the company will pay to the executive a gross-up payment to make the executive whole, as if the excise tax had not been incurred.  These gross-up payments, as well as the amount of the excess parachute payments, will not be deductible by the company.  However, if the excise tax could be avoided by reducing the payments due under the agreement by an amount not to exceed 10% of the total “parachute payments” from any source, then the payments to the executive under the change in control agreement would be reduced to the extent necessary to avoid triggering the excise tax and, in that case, no gross-up payment would apply.

The Committee has chosen to provide the change of control tax gross-up feature in these agreements in recognition of the discriminatory application of the excise tax.  For example, because the amount of the excise tax is directly related to the executive’s average taxable income over the five-year period preceding the change of control, the tax discriminates against long-serving employees in favor of new hires who may have received enhanced sign-on compensation and against individuals who do not exercise options in favor of those who do.  The tax gross-up eliminates this unintended differentiation among valued employees at the time of a change of control.

2011 Compensation of Mr. Gerber

Murry S. Gerber served as Executive Chairman of the company until May 10, 2011, at which time he became Executive Director – Special Projects and ceased to be an executive officer of the company.  Mr. Gerber retired as an employee of the company effective January 3, 2012, and resigned as a director of the company effective January 5, 2012.

Prior to May 10, 2011, Mr. Gerber’s annual base salary, which was last changed in October 2008, was $750,000, and Mr. Gerber was eligible for the “other benefits” described above as being available to all named executive officers. Mr. Gerber did not receive awards under the company’s 2011 annual or long-term incentive programs.

From and after May 10, 2011, Mr. Gerber’s compensation was based solely upon his executive alternative work arrangement agreement.  This program, in which Mr. Gerber agreed to participate in 2008, provides certain economic benefits for retiring executive officers in exchange for at least 100 hours of consulting work and an extended non-competition period.  Looking toward his retirement and with a view of accelerating the date upon which Mr. Gerber would become an independent director for the company, in 2011 the Compensation Committee and Mr. Gerber agreed to modify his executive alternative work arrangement.  The following are the key provisions of that modified agreement (the “Gerber Agreement”):

•                              the term of the arrangement would commence on May 10, 2011 and end on January 3, 2012 when Mr. Gerber would retire from employment with the company;

•                              during the term Mr. Gerber would have a salary at a rate per regularly scheduled pay period of $7,056 (a total of approximately $113,000 for the term) less applicable withholding taxes;

•                              during the term Mr. Gerber would be entitled to continue to vest in outstanding long-term incentive awards, which had the effect of allowing Mr. Gerber to vest in the 2008 EPIP.  Mr. Gerber provided active service to the company throughout the performance period for the 2008 EPIP (July 1, 2008 through December 31, 2011);

•                              the term of his non-solicitation and non-competition agreements was extended to January 3, 2014;

•                              the right to purchase health benefits at 100% of the company’s premium rates would continue beyond age 65 if such benefit is provided to other current or future participants in the executive alternative work arrangement program but in no event would such benefit extend beyond the Medicare eligibility age;

•                              continuance of service credit for the purpose of Mr. Gerber’s medical savings account during the term of the agreement only;

•                              office space and shared administrative support would be provided at an office location in downtown Pittsburgh, Pennsylvania for one year following the date of the agreement modification;

•                              Blackberry (or the equivalent) service and access to the Company’s Help Desk;

•                              no tax or financial planning services benefit were included; and

•                              Mr. Gerber’s right to benefits under his previously existing change of control agreement was terminated.

In 2011, the Committee amended the company’s outstanding stock options to permit optionees to exercise vested options for the original term of the options following termination of service with the company for reasons other than cause.  The prior practice of having all options expire with termination of service was not consistent with market practice and was believed to have the potential to pressure employees to create short-term increases in stock price.  The amount included for Mr. Gerber in the Summary Compensation Table under “Options Awards” in 2011 is derived solely from the additional expense recognized in 2011 related to this amendment to his outstanding vested stock options.

Cautionary Statements

Disclosures in this CD&A may contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.  Without limiting the generality of the foregoing, forward-looking statements contained in this CD&A include the matters discussed regarding the expectation of performance under compensation plans and anticipated financial and operational performance of the company and its subsidiaries.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events.  While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

REPORT OF THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the management of EQT Corporation.  Based on our review and discussions, we recommended to the Board of Directors that the CD&A be included in the EQT Corporation Proxy Statement for 2011.

This report has been furnished by the Management Development and Compensation Committee of the Board of Directors.

Lee T. Todd, Jr., Chair
A. Bray Cary, Jr.
James E. Rohr

The following tables contain information concerning the compensation of the company’s principal executive officer, its principal financial officer, each of its other three most highly compensated executive officers who were serving as executive officers at the end of 2011.  The tables also include information regarding Murry S. Gerber who served as Executive Chairman until May 10, 2011.  Except for the “Compensation Analysis and Discussion” above, references to named executive officers in the “Executive Compensation” section are to the six individuals included in the following tables.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL

		($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)

David L. Porges Chairman, President and Chief Executive Officer	2011 2010 2009	725,962 587,291 520,000	- - -	3,516,750 2,832,316 2,416,000	782,642 1,170,628 -	2,170,000 1,500,000 1,123,200	243,031 192,462 79,715	7,438,385 6,282,697 4,138,915
Philip P. Conti Senior Vice President and Chief Financial Officer	2011 2010 2009	390,520 350,700 341,643	- - -	1,296,977 1,176,516 434,880	288,283 261,807 -	800,000 650,000 550,000	121,742 108,361 59,995	2,897,522 2,547,384 1,386,518
Randall L. Crawford Senior Vice President	2011 2010 2009	406,673 350,700 350,700	- - -	1,764,218 1,006,548 1,417,708	391,653 205,226 -	885,000 750,000 650,000	140,740 123,277 61,618	3,588,284 2,435,751 2,480,026
Lewis B. Gardner General Counsel and Vice President, External Affairs	2011 2010 2009	332,116 314,230 286,154	- - -	519,373 678,431 302,000	116,634 150,563 -	440,000 390,000 325,000	95,791 87,669 55,924	1,503,914 1,620,893 969,078
Steven T. Schlotterbeck Senior Vice President	2011 2010 2009	406,673 350,700 350,700	- - -	1,764,218 958,853 338,240	391,855 189,882 -	895,000 795,000 650,000	131,961 115,663 46,322	3,589,707 2,410,098 1,385,262
Murry S. Gerber (5) Former Executive Chairman	2011 2010 2009	418,245 750,000 750,000	- - 620,000	- 3,770,492 3,624,000	1,910,749 1,243,823 -	- 500,000 1,620,000	105,518 309,615 108,206	2,434,512 6,573,930 6,722,206

(1)       This column reflects the aggregate grant date fair value in the applicable year for performance units granted under the 2007 Supply LTIP, 2009 SVP, 2010 EPIPs, 2010 SIA, 2011 VDA and 2011 VEP (each as defined and described in “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table”), using the assumptions described below.  Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures.

The 2007 Supply LTIP was a three and one-half year program that provided stock-based awards, and Mr. Crawford was granted an award under the 2007 Supply LTIP on March 5, 2009.  The performance period for Mr. Crawford’s award was January 1, 2009 through December 31, 2010.  The grant date fair value of Mr. Crawford’s award was $922,428, computed by multiplying the 15,000 awarded units by an assumed performance factor of 2.16X, which was the deemed probable outcome as of the grant date.  Resulting awarded units were multiplied by $28.47 (the closing stock price on the March 5, 2009 grant date).  Assuming that the highest level of performance conditions would be achieved, the grant date fair value of Mr. Crawford’s award would have been $1,281,150. In February 2011, the Management Development and Compensation Committee certified the performance measures under the 2007 Supply LTIP and authorized payouts to Mr. Crawford of $2,027,934.

The 2009 SVP was a one year program that provided stock-based awards.  Each named executive officer was granted an award under the 2009 SVP on January 1, 2009, and the vesting and payment of the awards occurred on December 31, 2009.  The grant date fair values of the awards were $2,416,000 for Mr. Porges; $434,880 for Mr. Conti; $495,280 for Mr. Crawford; $302,000 for Mr. Gardner; $338,240 for Mr. Schlotterbeck and

$3,624,000 for Mr. Gerber.  The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (200,000 for Mr. Porges; 36,000 for Mr. Conti; 41,000 for Mr. Crawford; 25,000 for Mr. Gardner; 28,000 for Mr. Schlotterbeck; and 300,000 for Mr. Gerber) by $12.08, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (a) risk-free rate of return: 0.40%; (b) dividend yield: 0.1073; (c) volatility: 65.86%; and (d) term: 1 year.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $10,687,660 for Mr. Porges; $1,923,779 for Mr. Conti; $2,190,970 for Mr. Crawford; $1,335,957 for Mr. Gardner; $1,496,272 for Mr. Schlotterbeck; and $16,031,489 for Mr. Gerber.

The 2010 EPIP is a three year program that provides stock-based awards.  Each named executive officer was granted an award under the 2010 EPIP on January 1, 2010.  The performance period for the 2010 EPIP is January 1, 2010 through December 31, 2012.  The grant date fair values of the awards were:  $852,677 for Mr. Porges; $406,208 for Mr. Conti; $319,078 for Mr. Crawford; $234,351 for Mr. Gardner; $294,441 for Mr. Schlotterbeck; and $1,936,100 for Mr. Gerber.  The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (14,190 for Mr. Porges; 6,760 for Mr. Conti; 5,310 for Mr. Crawford; 3,900 for Mr. Gardner; 4,900 for Mr. Schlotterbeck; and 32,220 for Mr. Gerber) by $60.09, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (a) risk-free rate of return: 1.69%; (b) dividend yield: 0.0836; (c) volatility: 47.03%; and (d) term: 3 years.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $2,131,614 for Mr. Porges; $1,015,484 for Mr. Conti; $797,665 for Mr. Crawford; $585,856 for Mr. Gardner; $736,075 for Mr. Schlotterbeck; and $4,840,071 for Mr. Gerber.

The 2010 SIA is a three year program that provides stock-based awards.  Each named executive officer was granted an award under the 2010 SIA on January 26, 2010.  The performance period for the 2010 SIA was January 1, 2010 through December 31, 2010.  The grant date fair values of the awards were:  $807,884 for Mr. Porges; $770,308 for Mr. Conti; $687,470 for Mr. Crawford; $444,080 for Mr. Gardner; $664,412 for Mr. Schlotterbeck; and $1,834,392 for Mr. Gerber.  The grant date fair values were computed by multiplying (i) the number of awards awarded to each named executive officer (9,460 for Mr. Porges; 9,020 for Mr. Conti; 8,050 for Mr. Crawford; 5,200 for Mr. Gardner; 7,780 for Mr. Schlotterbeck; and 21,480 for Mr. Gerber) by (ii) $42.70, the closing stock price of the company’s common stock on the date of grant by (iii) 2.00X, the assumed performance multiple.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $1,211,826 for Mr. Porges; $1,155,462 for Mr. Conti; $1,031,205 for Mr. Crawford; $666,120 for Mr. Gardner; $996,618 for Mr. Schlotterbeck; and $2,751,588 for Mr. Gerber.

The 2010 July EPIP is a two and one-half year program that provides stock-based awards to Mr. Porges, who was granted the award on July 1, 2010. No other person participates in this program.  The performance period for the 2010 July EPIP is July 1, 2010 through December 31, 2012.  The grant date fair value of Mr. Porges’ award was: $1,171,755, computed by multiplying the 19,500 units awarded by $60.09, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (a) risk-free rate of return: 1.69%; (b) dividend yield: 0.0836; (c) volatility: 47.03%; and (d) term: 2.5 years.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair value of the award would have been $2,929,280.

The 2011 VDA is a three year program that provides stock-based awards.  Messrs. Porges, Conti, Crawford, Gardner and Schlotterbeck were granted awards under the 2011 VDA on January 1, 2011.  The performance period for the 2011 VDA was January 1, 2011 through December 31, 2011.  The grant date fair values of the awards were:  $1,864,447 for Mr. Porges; $687,577 for Mr. Conti; $935,183 for Mr. Crawford; $275,228 for Mr. Gardner; and $935,183 for Mr. Schlotterbeck.  The grant date fair values were computed by multiplying (i) the number of awards awarded to each participating named executive officer (18,900 for Mr. Porges; 6,970 for Mr. Conti; 9,480 for Mr. Crawford; 2,790 for Mr. Gardner; and 9,480 for Mr. Schlotterbeck) by (ii) $44.84 the closing stock price of the company’s common stock on the date prior to the date of grant by (iii) 2.2X, the assumed performance multiple.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $2,542,248 for Mr. Porges; $937,604 for Mr. Conti; $1,275,250 for Mr. Crawford; $375,311 for Mr. Gardner; and $1,275,250 for Mr. Schlotterbeck.

The 2011 VEP is a three year program that provides for stock-based awards.  Messrs. Porges, Conti, Crawford, Gardner and Schlotterbeck were granted awards under the 2011 VEP on March 1, 2011.  The 2011 VEP targets performance over three one-year periods (2011, 2012 and 2013) and for a three year cumulative period of January 1, 2011 through December 31, 2013.  The grant date fair values of the awards were:  $1,652,303 for Mr. Porges; $609,401 for Mr. Conti; $829,035 for Mr. Crawford; $244,145 for Mr. Gardner; and $829,035 for Mr. Schlotterbeck.  The grant date fair values were computed by multiplying (i) the number of awards awarded to each participating named executive officer (34,380 for Mr. Porges; 12,680 for Mr. Conti; 17,250 for Mr. Crawford; 5,080 for Mr. Gardner; and 17,250 for Mr. Schlotterbeck) by (ii) $48.06 the closing stock price of the company’s common stock on the date of grant by (iii) 1.0X, the assumed performance multiple.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $4,956,908 for Mr. Porges; $1,828,202 for Mr. Conti; $2,487,105 for Mr. Crawford; $732,434 for Mr. Gardner; and $2,487,105 for Mr. Schlotterbeck.

See the caption “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table” for a further discussion of the 2007 Supply LTIP, 2009 SVP, 2010 EPIPs, 2010 SIA, 2011 VDA and 2011 VEP.

(2)       This column reflects the grant date fair value of option awards issued on January 1 and August 2, 2010 and January 1, 2011 and the additional fair value recognized as expense in 2011 as a result of an amendment to the terms and conditions of all of the company’s outstanding stock options (the “Option Amendment”).  The Option Amendment provides that upon an optionee’s termination of service from the company for any reason other than cause, the optionee’s outstanding options, to the extent vested on the date of such termination of service, shall remain exercisable for the entire remaining original term.

The grant date fair value of the 2010 option awards issued on January 1, 2010 is calculated by multiplying the number of options awarded to each named executive officer (129,700 for Mr. Gerber; 57,200 for Mr. Porges; 27,300 for Mr. Conti; 21,400 for Mr. Crawford; 15,700 for Mr. Gardner; and 19,800 for Mr. Schlotterbeck) by $9.59, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (a) risk-free rate of return: 2.5%; (b) dividend yield: 2.34%; (c) volatility factor: 27.63%; and (d) expected term: 5 years.

Mr. Porges was awarded 76,800 options on August 2, 2010.  The grant date fair value of such option award is calculated by multiplying the number of options awarded to Mr. Porges by $8.10, the grant date fair value of such options calculated using a Black-Scholes option pricing model with the following assumptions: (a) risk-free rate of return: 1.6%; (b) dividend yield: 2.1%; (c) volatility factor: 27.68%; and (d) expected term: 5 years.

The grant date fair value of the 2011 option awards is calculated by multiplying the number of options awarded to each named executive officer (76,700 for Mr. Porges; 28,300 for Mr. Conti; 38,500 for Mr. Crawford; 11,400 for Mr. Gardner; and 38,500 for Mr. Schlotterbeck) by $10.06, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (a) risk-free rate of return: 2.02%; (b) dividend yield: 2.19%; (c) volatility factor: 28.92%; and (d) expected term: 5 years.

The additional fair value of the expense associated with the Option Amendment for each named executive officer was:  $11,040 for Mr. Porges; $3,585 for Mr. Conti; $4,343 for Mr. Crawford; $1,950 for Mr. Gardner; $4,545 for Mr. Schlotterbeck; and $1,910,749 for Mr. Gerber.

See the caption “Option Awards – 2010 Options” and “Option Awards – 2011 Options” under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table” for a discussion of the 2010 and 2011 options.

(3)       This column reflects the dollar value of annual incentive compensation earned under the Executive STIP (as defined in the “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table”) during the applicable year.  The awards were paid to the participating named executive officers in cash in the first quarter of the following year.  See the caption “Non-Equity Incentive Plan Compensation - Executive STIP” under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table” for a discussion of the Executive STIP.

(4)       This column includes the dollar value of premiums paid by the company for group life, accidental death and dismemberment insurance, the company’s contribution to the 401(k) plan and the 2006 payroll deduction and contribution plan, and perquisites.  For 2011, these amounts were as follows:

NAME	INSURANCE ($)	401(K) CONTRIBUTIONS ($)	2006 PAYROLL DEDUCTION AND CONTRIBUTION PLAN ($)	PERQUISITES (SEE BELOW) ($)	TOTAL ($)
David L. Porges	1,800	22,050	178,287	40,894	243,031
Philip P. Conti	1,010	22,050	71,597	27,085	121,742
Randall L. Crawford	1,010	18,177	85,923	35,630	140,740
Lewis B. Gardner	922	18,092	46,898	29,879	95,791
Steven T. Schlotterbeck	1,010	20,745	84,484	25,722	131,961
Murry S. Gerber	900	18,162	45,000	41,456	105,518

Once 401(k) contributions for the named executive officers reach the maximum level permitted under the 401(k) plan or by regulation, the 2006 Payroll Deduction and Contribution Plan permits the named executive officers to continue company and employee contributions on an after-tax basis to an annuity program offered by Fidelity Investments Life Insurance Co.  The company also contributes an amount equal to 9% of each named executive officer’s annual incentive award to such program.

The perquisites the company provided to each named executive officer in 2011 are itemized below:

NAME	CAR ALLOWANCE ($)	COUNTRY AND DINING CLUB ANNUAL DUES ($)	FINANCIAL PLANNING ($)	PARKING ($)	PHYSICAL ($)	TOTAL PERQUISITES ($)
David L. Porges	9,180	13,179	13,750	1,860	2,925	40,894
Philip P. Conti	9,060	7,215	6,125	1,860	2,825	27,085
Randall L. Crawford	9,060	11,460	10,850	1,860	2,400	35,630
Lewis B. Gardner	9,060	10,359	5,675	1,860	2,925	29,879
Steven T. Schlotterbeck	9,060	8,502	3,900	1,860	2,400	25,722
Murry S. Gerber	3,778	18,978	15,000	775	2,925	41,456

The car allowance is an amount paid to the executive intended to cover the annual cost of acquiring, maintaining and insuring a car.  The entire cost of country and dining club dues has been included in the table although the company believes that only a portion of the cost represents a perquisite.  Financial planning is the actual cost to the company of providing to each executive financial planning and tax preparation services.  The named executive officers may use two tickets purchased by the company to attend up to four sporting or other events when such tickets are not otherwise being used for business purposes.  The costs of such tickets used for personal purposes are considered de minimis by the company and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to the company associated with such use.  In 2011, none of the named executive officers used tickets purchased by the company to attend sporting or other events in excess of the four event de minimis level.

(5)       Mr. Gerber served as Executive Chairman of the company until May 10, 2011, at which time he became Executive Director-Special Projects and ceased to be an executive officer.  Mr. Gerber retired as an employee of the company effective January 3, 2012 and retired as a director of the company effective January 5, 2012.  Upon his retirement as an employee, Mr. Gerber forfeited his outstanding long-term incentive compensation awards other than his vested stock options.

2011 GRANTS OF PLAN-BASED AWARDS

	TYPE OF	GRANT	APPROVAL	ESTIMATED FUTURE PAYOUTS UNDER NON- EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING	EXERCISE OR BASE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	AWARD	DATE	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	OPTIONS	AWARDS	AWARDS
	(1)			($)	($) (2)	($) (2)	(#)	(#) (3)	(#) (3)	(#)	($/SH)	($)
David L. Porges	ESTIP VEP VDA SO	12/1/2010 3/1/2011 1/1/2011 1/1/2011	- 2/23/2011 10/19/2010 10/19/2010	- - - -	780,000 - - -	$5,000,000 - - -	- - - -	- 34,380 18,900 -	- 103,140 56,700 -	- - - 76,700	- - - 44.84	- 1,652,303 1,864,447 771,602

Philip P. Conti	ESTIP VEP VDA SO	12/1/2010 3/1/2011 1/1/2011 1/1/2011	- 2/23/2011 10/19/2010 10/19/2010	- - - -	320,000 - - -	$5,000,000 - - -	- - - -	- 12,680 6,970 -	- 38,040 20,910 -	- - - 28,300	- - - 44.84	- 609,401 687,577 284,698

Randall L. Crawford	ESTIP VEP VDA SO	12/1/2010 3/1/2011 1/1/2011 1/1/2011	- 2/23/2011 10/19/2010 10/19/2010	- - - -	336,000 - - -	$5,000,000 - - -	- - - -	- 17,250 9,480	- 51,750 28,440 -	- - - 38,500	- - - 44.84	- 829,035 935,183 387,310

Lewis B. Gardner	ESTIP VEP VDA SO	12/1/2010 3/1/2011 1/1/2011 1/1/2011	- 2/23/2011 10/19/2010 10/19/2010	- - - -	167,500 - - -	$5,000,000 - - -	- - - -	- 5,080 2,790 -	- 15,240 8,370 -	- - - 11,400	- - - 44.84	- 244,145 275,228 114,684

Steven T. Schlotterbeck	ESTIP VEP VDA SO	12/1/2010 3/1/2011 1/1/2011 1/1/2011	- 2/23/2011 10/19/2010 10/19/2010	- - - -	336,000 - - -	$5,000,000 - - -	- - - -	- 17,250 9,480 -	- 51,750 28,440 -	- - - 38,500	- - - 44.84	- 829,035 935,183 387,310

Murry S. Gerber	-	-	-	-	-	-	-	-	-	-	-	-

(1)   Type of Award:

ESTIP	=	Executive STIP
VEP	=	2011 VEP Awards
VDA	=	2011 VDA Awards
SO	=	Stock Options

(2)   These columns reflect the annual incentive award target and maximum amounts payable under the Executive STIP.  Under the Executive STIP, a formula based on adjusted 2011 EBITDA compared to the company’s business plan establishes the maximum payment from which the Management Development and Compensation Committee typically exercises its discretion downward in determining the actual payment.  The payout amounts could range from no payment, to the percentage of base salary identified as the target annual incentive award (target), to $5 million (maximum), as defined under the plan.  See the caption “Non-Equity Incentive Plan Compensation - Executive STIP” under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table” for a discussion of the Executive STIP.

(3)   These columns reflect the target and maximum number of stock awards payable under the 2011 VEP and 2011 VDA.  Under the 2011 VEP, the performance metrics are total sales volumes, capital adjusted production growth, capital efficiency, direct gathering and compression expense efficiency and commercial expense efficiency per unit marketed.  The payout amounts for the 2011 VEP could range from 0% of units granted, to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the satisfaction of the performance metrics over the applicable performance periods.  Under the 2011 VDA, the performance metric is adjusted 2011 EBITDA compared to the business plan.  The 2011 VDA payout amounts could range from 0% of awards granted, to 100% of awards granted (target), to 300% of awards granted (maximum), dependent upon the company’s adjusted 2011 EBITDA compared to 2011 business plan.  See the captions “Stock Awards – 2011 VEP,” and “Stock Awards – 2011 VDA” under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table” for a discussion of the 2011 VEP and 2011 VDA.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND

2011 GRANTS OF PLAN-BASED AWARDS TABLE

Set forth below is a discussion of material elements of the company’s executive compensation program.  This discussion should be read in conjunction with the discussion under the caption “Compensation Discussion and Analysis” and the Summary Compensation and 2011 Grants of Plan-Based Awards Tables.

Definitions of Certain Defined Compensation Plans/Programs

The following terms used in this proxy statement shall be defined as follows:

1999 LTIP - 1999 Long-Term Incentive Plan

2007 Supply LTIP - 2007 Supply Long-Term Incentive Program

2008 EPIP - 2008 Executive Performance Incentive Plan

2009 LTIP - 2009 Long-Term Incentive Plan

2009 SVP - 2009 Shareholder Value Plan

2010 EPIP - 2010 Executive Performance Incentive Program

2010 EPIPs - Collectively, the 2010 EPIP and the 2010 July EPIP

2010 July EPIP - 2010 July Executive Performance Incentive Plan

2010 SIA - 2010 Stock Incentive Award Program

2011 VDA - 2011 Value Driver Award Program

2011 VEP - 2011 Volume and Efficiency Program

2012 EPIP - 2012 Executive Performance Incentive Plan

Executive STIP - 2011 Executive Short-Term Incentive Plan

LTIPs - Collectively, the 1999 LTIP and 2009 LTIP

Base Salary

The base salary for each named executive officer reflected in the Summary Compensation Table above is the base salary actually earned and reflects a proportionate amount of any increase made during the applicable year.

Non-Equity Incentive Plan Compensation - Executive STIP

Early each year, the Management Development and Compensation Committee establishes the performance measure for determining awards under the Executive STIP.  This performance measure establishes the maximum annual incentive award that the Committee may approve as “performance-based compensation” for tax purposes pursuant to Section 162(m) of the Code subject to the shareholder approved individual limit set forth in the Executive STIP, but does not set an expectation for the amount of annual incentive that will actually be paid.  The Management Development and Compensation Committee is permitted to exercise, and has generally exercised, discretion downward in determining the actual payout under the annual incentive plan.  The Committee may not exercise upward discretion.  The

2011 performance measure approved for the Executive STIP was adjusted 2011 EBITDA compared to the company’s business plan as follows:

ADJUSTED 2011 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2011 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2011 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
10% below plan	1%
Greater than 10% below plan	No bonus

The percentage of adjusted 2011 EBITDA available for all executive officer bonuses was interpolated between levels and capped at 2%.  The company’s actual adjusted 2011 EBITDA of $948 million exceeded plan by 6% which allowed the Committee to award annual incentive to the company’s executive officers in an aggregate amount of $19 million, subject to a $5 million cap per executive officer.  As described under the caption “Compensation Discussion and Analysis” under “Executive Compensation,” the Committee exercised its discretion to pay the named executive officers a lesser amount based on the individual’s 2011 target award and 2011 performance on company, business unit and individual value drivers.

The Executive STIP provides that the annual awards will be paid in cash, subject to Committee discretion to pay in equity in the event a named executive officer has not met his stock ownership guidelines.

Stock Awards – 2007 Supply LTIP

Mr. Crawford was granted 15,000 units under the 2007 Supply LTIP on March 5, 2009, and Mr. Schlotterbeck was granted 19,230 units under this program on August 15, 2007.  No other named executive officer participated in this program.  The 2007 Supply LTIP commenced in July 2007. The performance period ended on December 31, 2010 and the final payout occurred in cash during the first quarter of 2011.  The performance metrics were production sales revenues (as measured by total reported production sales volumes multiplied by a fixed sales price of $4.82 per Mcf) and, subject to limited exceptions, continued employment.

The three and one-half year performance period was broken down into three sub-periods, with goals established for each period.  Mr. Schlotterbeck’s award was allocated 20% to the first sub-period, 30% to the second sub-period and 50% to the third sub-period.  Mr. Crawford’s award was allocated 37% to the second sub-period and 63% to the third sub-period.  None of Mr. Crawford’s award was allocated to the first performance sub-period, as he was not a participant in the program at that time.

Production sales revenues were determined for each sub-period and for two cumulative periods, one consisting of the full three and one-half year performance period and the other consisting of the two year period from January 1, 2009 to December 31, 2010.  Mr. Crawford was eligible for the two year cumulative period, and Mr. Schlotterbeck for both cumulative periods.  The following chart sets forth the payout multiples which resulted for each performance period under the 2007 Supply LTIP:

PERFORMANCE PERIOD	INCREASE IN PRODUCTION SALES REVENUES	PAYOUT MULTIPLE
First sub-period ending on December 31, 2008	10% from 2006	2.30X
Second sub-period ending on December 31, 2009	31% from 2006	2.90X
Third sub-period ending on December 31, 2010	77% from 2006	3.00X
Two year cumulative performance period ending on December 31, 2010	208%	3.00X
Three and one-half year cumulative performance period ending on December 31, 2010	369%	3.00X

The program also provided that the payout multiple would be increased, but not over 3.00X, if the company achieved improvements in:

•                              capital efficiency:  measured as gross drilling capital dollars spent divided by gross estimated ultimate reserves developed, in each case for qualifying wells completed between January 1, 2009 and December 31, 2010 (an additional 0.1X for each 2% improvement on a base of $1.90 per Mcfe up to a maximum addition of 0.5X); and

•                              direct gathering and compression expense efficiency:  measured as gathering and compression expense (excluding production taxes) divided by throughput, in each case for the period January 1, 2009 through December 31, 2010 (an additional 0.1X for each 2% improvement on a base of $0.436 per Dth up to a maximum addition of 0.5X).

The increases in production sales revenues over the applicable performance periods resulted in a final payout multiple of 3.00X.

Stock Awards - 2008 Executive Performance Incentive Program

Messrs. Porges, Conti and Gardner were participants in the 2008 EPIP.  The performance measures for the 2008 EPIP were:

•                              the company’s TSR over the period July 1, 2008 through December 31, 2011, as ranked among the comparably measured TSR of the applicable peer group; and

•                              the company’s production sales revenues of $1.3 billion (measured at a fixed sales price of $4.82 per Mcf) over the period October 1, 2008 through September 30, 2011.

The performance period for the 2008 EPIP ended on December 31, 2011, with the company having achieved a TSR of negative 14%, resulting in a ranking of 13, and production sales revenue in excess of the threshold requirement.  Accordingly, the awards were paid out in cash at a .75X payout multiple.

Stock Awards – 2009 SVP

Awards under the 2009 SVP were granted on January 1, 2009 and paid out in cash on December 31, 2009.  Each named executive officer was awarded units under the 2009 SVP.

The performance measures for the 2009 SVP were:

•                              the company’s TSR over the period February 23, 2005 to December 31, 2009, as ranked among the comparably measured TSR of the applicable peer group; and

•                              the company’s annualized average absolute return on total capital (“ROTC”) over the five-year period ending December 31, 2009.

Upon completion of the 2009 SVP performance period, the awards were distributed in cash and each participant’s payout was determined, generally, as follows:

Participant’s share units X (participant’s performance adjusted unit value – the threshold unit value of $63.82)

A participant’s performance adjusted unit value was calculated as follows:

(Participant’s share units + dividends accrued) X payout factor (see below) X stock price at end of performance period
Participant’s share units

The payout opportunity under the 2009 SVP ranged from:

•                              zero if the company was one of the nine lowest-ranking companies in the applicable peer group as to TSR and had annualized average absolute ROTC of less than 8%; to

•                              1.00X if the company was one of the four middle performers in the applicable peer group as to TSR and had annualized average absolute ROTC of between 8% and 9%; to

•                              2.50X if the company was one of the four highest-ranking companies in the applicable peer group as to TSR and had annualized average absolute ROTC that is at least 10%.

The performance period for the 2009 SVP ended on December 31, 2009, with the company having achieved actual relative TSR of 68.6%, resulting in a ranking of 6 out of 26 companies, and ROTC of 13.1%, resulting in a 2.25X payout multiple.  Because the above formula had the effect of allowing a payment only when the performance adjusted unit value exceeded $63.82, each unit had a value of $46.17 at payout.

Stock Awards – 2010 EPIPs

Awards under the 2010 EPIP were granted on January 1, 2010.  Each named executive officer was awarded units under the 2010 EPIP.  Mr. Porges was also awarded 19,500 units under the 2010 July EPIP on July 1, 2010.  No other person participates in the 2010 July EPIP.

The performance measures for the 2010 EPIPs are:

•                              the company’s TSR over the period January 1, 2010 (July 1, 2010 in the case of the 2010 July EPIP) through December 31, 2012, as ranked among the comparably measured TSR of the applicable peer group; and

•                              the company’s production sales revenues of $2.76 billion ($2.256 billion in the case of the 2010 July EPIP) measured at a fixed sales price of $6.00 per Mcf over the period January 1, 2010 (July 1, 2010 in the case of the 2010 July EPIP) through September 30, 2012.

The payout opportunity under the 2010 EPIPs range from:

•                              no payout if the company is one of the lowest-ranking three companies in the applicable peer group as to TSR; to

•                              target payout if the company is the median performer in the applicable peer group as to TSR; to

•                              three times the target award if the company is one of the three highest-ranking companies in the applicable peer group as to TSR.

The Management Development and Compensation Committee may reduce the payout multiple by up to .75X if the company does not attain the specified production sales revenue target.  If the company’s relative TSR ranking is median or above, the payout multiple may not be decreased below 1.00X.

If earned, the share units are expected to be distributed in shares of common stock equal to the target award multiplied by the payout multiple.

Mr. Gerber forfeited his award under the 2010 EPIP upon his retirement as an employee from the company on January 3, 2012.

Stock Awards – 2010 SIA

Awards under the 2010 SIA were granted on January 26, 2010.  Each named executive officer was awarded performance awards under the 2010 SIA.  The performance measure for the 2010 SIA was the company’s 2010 EBITDA calculated using a fixed natural gas price of $6.00 per Mcfe (“adjusted 2010 EBITDA”) compared to the 2010 business plan.

The payout opportunities under the 2010 SIA were:

•                              no payout if the adjusted 2010 EBITDA was less than the company’s business plan; or

•                              three times the number of target awards granted if the adjusted 2010 EBITDA equaled or exceeded business plan, subject to the Management Development and Compensation Committee’s discretion to determine that a lower performance multiple applied.  In exercising its discretion, the Committee was to consider and be guided by company, business unit and individual value drivers.

The company’s adjusted 2010 EBITDA was $819 million, which satisfied the threshold performance goal and allowed the Committee to award performance awards in an amount equal to 3.00X each named executive officer’s target award.  The Committee exercised downward discretion in approving an award for each named executive officer, other than Mr. Schlotterbeck.  Although the Committee considered the same factors in determining the payout multiple for each participant under the 2010 SIA as were utilized by the Committee to make awards under the 2010 Executive Short-Term Incentive Plan, the Committee exercised less downward discretion with respect to the 2010 SIA in order to bolster the retentive effect of such program.  Upon the determination of the awards, the number of units for each named executive officer became fixed, and such units will be converted to common stock and paid out on January 1, 2013 (or an earlier change of control of the company) provided the officer is still employed on that date.

Mr. Gerber’s performance multiple was zero, owing to his change in responsibilities during the year.

Stock Awards – 2011 VDA

Awards under the 2011 VDA were granted on January 1, 2011.  Each named executive officer, other than Mr. Gerber, was awarded performance awards under the 2011 VDA.  The performance measure for the 2011 VDA was the company’s adjusted 2011 EBITDA compared to the 2011 business plan.  The payout opportunities under the 2011 VDA were:

•                              no payment if the adjusted 2011 EBITDA was less than the company’s business plan; or

•                              three times the number of target awards granted if the adjusted 2011 EBITDA equaled or exceeded business plan, subject to the Management Development and Compensation Committee’s discretion to determine that a lower performance multiple applied.  In exercising its discretion, the Committee was to consider and be guided by company, business unit and individual value drivers.

The company’s adjusted 2011 EBITDA was $948 million, which satisfied the threshold performance goal and allowed the Committee to award performance awards equal to 3.0X each participating named executive officer’s target award.  As described under the caption “Compensation Discussion and Analysis” under “Executive Compensation,” the Committee exercised its discretion to award each participating named executive officer a lesser amount based on the individual’s 2011 target award and 2011 performance on company, business unit and individual value drivers.

Fifty percent of the confirmed performance awards were distributed in cash in the first quarter of 2012, and the remainder is expected to be distributed in cash in the first quarter of 2013.

Stock Awards – 2011 VEP

Awards under the 2011 VEP were granted on March 1, 2011.  Each named executed officer, other than Mr. Gerber, was awarded performance awards under the 2011 VEP.  The 2011 VEP targets performance in five areas over three one-year performance periods (2011, 2012 and 2013) and for the three-year cumulative period commencing January 1, 2011 and ending December 31, 2013.  The five performance measures are:

PERFORMANCE MEASURE	WEIGHTING	APPLICABLE PARTICIPANTS
Total sales volume	60%	All
Capital adjusted production growth (“CAPG”), which is the relationship of change in total sales volumes measured against the change in debt and equity outstanding	20%	All

Capital efficiency (gross drilling capital dollars spent divided by gross estimated ultimate reserves developed, in each case for qualifying wells completed between January 1, 2011 and December 31, 2013)

	20% 10%	EQT Production Headquarters

Direct gathering and compression expense efficiency (gathering and compression expense, excluding production taxes, divided by throughput, in each case for the period January 1, 2011 through December 31, 2013)

	20% 5%	EQT Midstream Headquarters
Commercial expense efficiency per unit marketed for the period January 1, 2011 through December 31, 2013	20% 5%	Commercial Headquarters

Messrs. Porges, Conti and Gardner are Headquarters participants.  Mr. Schlotterbeck is an EQT Production participant.  Mr. Crawford’s performance will be determined based upon the average of the EQT Midstream and Commercial group performance.

For purposes of this award, “CAPG” will be calculated as follows:

MY Share Price x PY Shares Outstanding	- 1
PY Volumes x ((MY Share Price x MY Shares Outstanding) + MY Net Debt – PY Net Debt)
MY Volumes

Where:

PY = Prior Year

MY = Measurement Year

Volumes = Year-end production total sales volumes for applicable period

Share Price = Average closing share price for 10-business days preceding the end of the applicable period

Shares Outstanding = Basic weighted average shares outstanding for the applicable period

Net Debt = Short-term debt + long-term debt-cash.  Result will be adjusted for margin deposits.

After giving effect to the weighting of the various performance periods and metrics, the maximum possible payout under the 2011 VEP is 3.0X a participant’s target award and the minimum possible payout is $0.  If earned, the performance awards are expected to be distributed in shares of common stock equal to the target award multiplied by the payout multiple.

Option Awards - 2008 Options

Each named executive officer was awarded options on August 5, 2008 with an exercise price of $48.91.  The options are seven-year options and vested as follows:  50% on December 31, 2009, 25% on December 31, 2010 and 25% on December 31, 2011.

Option Awards – 2010 Options

Each named executive officer was awarded options on January 1, 2010 with an exercise price of $43.92.  Mr. Porges was awarded options on August 2, 2010 with an exercise price of $38.53.  The options are seven-year options and vest as follows: 50% vested on December 31, 2010, 25% vested on December 31, 2011 and 25% vests on December 31, 2012, contingent upon continued employment with the company on such date.

Option Awards – 2011 Options

Each named executive officer, other than Mr. Gerber, was awarded options on January 1, 2011 with an exercise price of $44.84.  The options are seven-year options and vest as follows: 50% vested on January 1, 2012 and 50% vests on January 1, 2013, contingent upon continued employment with the company on such date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
							EQUITY
							INCENTIVE	EQUITY
							PLAN	INCENTIVE
							AWARDS:	PLAN AWARDS:
					NUMBER		NUMBER OF	MARKET OR
	NUMBER	NUMBER			OF	MARKET	UNEARNED	PAYOUT VALUE
	OF	OF			SHARES	VALUE OF	SHARES,	OF UNEARNED
	SECURITIES	SECURITIES			OR UNITS	SHARES OR	UNITS OR	SHARES, UNITS
	UNDERLYING	UNDERLYING			OF STOCK	UNITS OF	OTHER	OR OTHER
	UNEXERCISED	UNEXERCISED	OPTION	OPTION	THAT	STOCK THAT	RIGHTS THAT	RIGHTS THAT
	OPTIONS	OPTIONS	EXERCISE	EXPIRATION	HAVE NOT	HAVE NOT	HAVE NOT	HAVE NOT
NAME	EXERCISABLE	UNEXERCISABLE	PRICE	DATE	VESTED	VESTED	VESTED	VESTED
	(#)	(#) (1)	($)		(#) (2)	($) (3)	(#) (4)	($) (5)
David L. Porges	6,000	-	17.24	3/12/2012	23,361	1,279,949	60,153	3,295,783
	95,000	-	17.88	2/27/2013	-	-	44,213	2,422,430
	109,200	-	48.91	8/5/2015	-	-	57,597	3,155,740
	42,900	-	43.92	1/1/2017	-	-	103,140	5,651,041
	-	14,300	43.92	1/1/2017	-	-	-	-
	57,600	-	38.53	8/2/2017	-	-	-	-
	-	19,200	38.53	8/2/2017	-	-	-	-
	-	76,700	44.84	1/1/2018	-	-	-	-

Philip P. Conti	56,200	-	48.91	8/5/2015	21,329	1,168,616	21,063	1,154,042
	20,475	-	43.92	1/1/2017	-	-	21,241	1,163,794
	-	6,825	43.92	1/1/2017	-	-	38,040	2,084,212
	-	28,300	44.84	1/1/2018	-	-	-	-

Randall L. Crawford	87,000	-	48.91	8/5/2015	23,706	1,298,852	16,545	906,501
	16,050	-	43.92	1/1/2017	-	-	28,891	1,582,938
	-	5,350	43.92	1/1/2017	-	-	51,750	2,835,383
	-	38,500	44.84	1/1/2018	-	-	-	-

Lewis B. Gardner	36,100	-	48.91	8/5/2015	13,204	723,447	12,152	665,808
	11,775	-	43.92	1/1/2017	-	-	8,503	465,879
	-	3,925	43.92	1/1/2017	-	-	15,240	835,000
	-	11,400	44.84	1/1/2018	-	-	-	-

Steven T. Schlotterbeck	9,868	-	17.24	3/12/2012	23,706	1,298,852	15,267	836,479
	15,400	-	17.88	2/27/2013	-	-	28,891	1,582,938
	87,000	-	48.91	8/5/2015	-	-	51,750	2,835,383
	14,850	-	43.92	1/1/2017	-	-	-	-
	-	4,950	43.92	1/1/2017	-	-	-	-
	-	38,500	44.84	1/1/2018	-	-	-	-

Murry S. Gerber	150,000	-	17.88	2/27/2013	-	-	100,391	5,500,423
	150,300	-	48.91	8/5/2015	-	-	-	-
	97,275	-	43.92	1/1/2017	-	-	-	-
	-	32,425	43.92	1/1/2017	-	-	-	-

(1)       The options reflected in this column vest according to the following schedule: of the options expiring in 2017, 100% vest on December 31, 2012 and of the options expiring in 2018, 50% vested on January 1, 2012 and 50% vest on January 1, 1013. In the event of a change of control of the company, the vesting of option awards may accelerate.  See the caption “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(2)        This column reflects time-based restricted stock units (including accrued dividends) issued upon satisfaction of the performance criteria under the 2010 SIA.  Performance awards under the 2010 SIA were earned as of December 31, 2010 and converted to time-based restricted stock units that are eligible to vest on January 1, 2013.  In the event of a change of control of the company, the vesting of these awards may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(3)    This column reflects the payout value at December 31, 2011 of the unvested restricted stock units (including accrued dividends) issued upon satisfaction of the performance criteria under the 2010 SIA, determined by multiplying the number of units as shown in the previous column by $54.79, the closing price of the company’s stock on December 31, 2011.  The actual payout under the 2010 SIA will depend upon the company’s stock price upon vesting.

(4)        This column reflects performance share units awarded (including accrued dividends for programs other than the 2011 VEP) pursuant to the 2010 EPIPs, the 2011 VDA and 2011 VEP that have not vested. The number of performance share units under each of these programs reflects maximum award level because through December 31, 2011, payout was projected above the target level for each program.  Awards under the 2010 EPIPs, the 2011 VDA and the 2011 VEP do not vest until payment following the end of the respective performance periods.  In the event of a change of control of the company, the vesting of the 2010 EPIPs, the 2011 VDA and the 2011 VEP awards may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(5)    This column reflects the payout value at December 31, 2011 of unearned performance share units (including accrued dividends) granted under the 2010 EPIPs, the 2011 VDA and the 2011 VEP, determined by multiplying the number of units as shown in the previous column by $54.79, the closing price of the company’s stock on December 31, 2011.  The actual payout value under the 2010 EPIPs, the 2011 VDA and 2011 VEP will depend upon the company’s actual performance through, and the stock price at the end of, the applicable performance period.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS

			NUMBER OF

	NUMBER OF SHARES		SHARES

	ACQUIRED ON	VALUE REALIZED	ACQUIRED	VALUE REALIZED

NAME	EXERCISE	ON EXERCISE	ON VESTING	ON VESTING

	(#)(1)	($)	(#) (2)	($) (3)

David L. Porges	-	-	2,112	418,926

Philip P. Conti	-	-	0	193,679

Randall L. Crawford	-	-	-	-

Lewis B. Gardner	-	-	2,135	222,321

Steven T. Schlotterbeck	-	-	1,067	50,856

Murry S. Gerber	325,000	$10,702,250	4,213	717,957

(1)    Mr. Gerber’s stock option exercise occurred on February 1, 2011.  Except for shares withheld to satisfy the exercise price and tax liability associated with the option exercise, Mr. Gerber retained all shares acquired in the transaction.

(2)    This column reflects the aggregate number of shares of restricted stock and 2008 EPIP awards that vested in 2011 and were settled in cash.

(3)    This column reflects the value realized upon the vesting of restricted stock (including accrued dividends) and 2008 EPIP awards (including accrued dividends).  The value realized for shares of restricted stock that vested in 2011 was $100,108 for Mr. Porges; $97,624 for Mr. Gardner; $50,856 for Mr. Schlotterbeck; and $199,711 for Mr. Gerber.  Except for Mr. Schlotterbeck, who paid cash to satisfy the tax liability associated with the vesting of his restricted stock, the company, consistent with its practice, withheld shares to satisfy the tax liability associated with each other restricted stock vesting transaction.  Except for shares withheld to satisfy the tax liability, each named executive officer retained all shares acquired upon restricted stock vesting transactions.  The value realized for 2008 EPIP awards (including accrued dividends) that vested in 2011 was:  $318,818 for Mr. Porges; $193,679 for Mr. Conti; $124,697 for Mr. Gardner; and $518,246 for Mr. Gerber.

PENSION BENEFITS

None of the named executive officers participates in a company-sponsored defined benefit pension plan.

NONQUALIFIED DEFERRED COMPENSATION

The company does not maintain a deferred compensation plan for employees, and there are no deferred compensation balances.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The company maintains certain plans and has entered into certain agreements that require the company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the company.  These plans and agreements are summarized below and such summaries are qualified in their entirety by reference to the full text of such plans and agreements.  The 1999 LTIP, the 2008 EPIP, the 2009 LTIP, the 2010 EPIPs, the 2010 SIA, the 2011 VDA, the 2011 VEP,  the Executive STIP, forms of stock option agreements, and the written agreements described below have been filed with the SEC as exhibits to the company’s 2011 Annual Report on Form 10-K.

Payments to be Made Pursuant to Company Plans

LTIPs

Stock Options

Upon termination of employment for cause, all unvested options and any unexercised vested options are forfeited.  Upon termination of employment for any reason other than cause, all unvested options are forfeited, and any unexercised vested options held on the date of termination are exercisable for the remaining original term of the options (except in the event of death or disability, in which case the post termination exercise period is one year after termination of employment).  “Cause” is defined for this purpose to include (a) the executive’s conviction of a felony, a crime of moral turpitude or fraud or the executive’s having committed fraud, misappropriation or embezzlement in connection with the performance of his duties, (b) the executive’s willful and repeated failures to substantially perform assigned duties or (c) the executive’s violation of any provision of his participant award agreement or express significant policy of the company.

2008 EPIP and 2010 EPIPs

The 2008 EPIP terminated and awards were paid out on December 31, 2011.  The 2008 EPIP contained and 2010 EPIPs contain guidelines for determining the extent to which awards may be paid to a participant who terminates employment prior to payment.  Under the guidelines, participants who die or become disabled before payment may receive payment for a percentage of their awarded share units for the performance period, contingent upon achievement of the performance conditions, as follows:

2008 EPIP

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
January 1, 2011 – December 31, 2011	75%

2010 EPIPs

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

Likewise, if the termination is due to reasons such as reorganization, and not due to the fault of the participant, the participant may receive payment for awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions, as follows:

2008 EPIP

TERMINATION DATE	AWARDED SHARE UNITS
January 1, 2011 – December 31, 2011	50%

2010 EPIPs

TERMINATION DATE	AWARDED SHARE UNITS
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

A participant whose position with the company changes to a non-program eligible position during the performance period as determined by the company but who remains employed throughout the entire performance period may receive payment for awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions, as follows:

2008 EPIP

CHANGE OF POSITION DATE	AWARDED SHARE UNITS
January 1, 2011 – December 31, 2011	50%

2010 EPIPs

CHANGE OF POSITION DATE	AWARDED SHARE UNITS
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

The guidelines provide for no payment upon a participant’s retirement, resignation or termination for reasons of misconduct, failure to perform or other cause.

2010 SIA

Under the 2010 SIA, if a participant’s employment is terminated involuntarily and without fault (including a termination resulting from death or disability), the confirmed performance awards will vest as follows:

AWARDED

TERMINATION DATE	PERFORMANCE AWARDS
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

In the event the participant’s employment terminates for any other reason, including retirement, all performance awards are forfeited.

2011 VDA

Under the 2011 VDA, if a participant’s employment is terminated involuntarily and without fault (including a termination resulting from death or disability), the unvested confirmed performance awards will vest as follows:

AWARDED

TERMINATION DATE	PERFORMANCE AWARDS
Prior to January 1, 2012	0%
January 1, 2012 and thereafter	50%

In the event the participant’s employment terminates for any other reason, including retirement, all unvested performance awards are forfeited.

2011 VEP

Payments under the 2011 VEP are contingent upon satisfaction of certain employment conditions.  Awarded share units applicable to any performance period are forfeited if the participant’s employment terminates for any reason during, or if the participant is not otherwise employed by the company throughout, the performance period.  Awarded share units applicable to any performance period are also forfeited if the participant’s employment is terminated for any reason after the end of such performance period and prior to the earlier of (i) the payment of awarded share units, or (ii) the early termination of the then-current performance period by reason of a change of control or otherwise, except for (A) an involuntary termination of participant’s employment by the company for reasons other than misconduct, failure to perform or other cause, (B) the participant’s death or (C) the participant’s disability.  Notwithstanding the foregoing, awarded share units are forfeited if the participant’s employment is terminated by reason of voluntary resignation prior to the date of payment.

Change of Control Under LTIPs

Under the LTIPs, unless an award otherwise provides, in the event of a change of control:

•                              all unvested restricted stock awards, including accrued dividends, automatically vest; and

•                              the performance periods under the 2008 EPIP and 2010 EPIPs automatically end, performance is calculated and amounts earned through the date of the change of control are paid out following the close of the performance periods.

The 2010 SIA and 2011 VDA are two of three programs that have alternative terms under the 2009 LTIP.  Under the 2010 SIA and 2011 VDA, if the change of control occurs while the participant remains employed, the confirmed performance awards shall vest and become non-forfeitable or, if prior to confirmation, the target performance awards.

The 2011 VEP is the third program under the 2009 LTIP with alternative terms.  In the event of a change of control, under the 2011 VEP:

•                              the Management Development and Compensation Committee may cause the then-current performance period to end on the date of the change of control; and

•                              if the Committee terminates the then-current performance period, the performance targets for the period would be adjusted for the pro-rata portion of the performance period that was completed and the resulting awarded share units are paid to each participant.

The LTIPs define change of control to mean, generally, any of the following events:

•                              the sale of all or substantially all of the company’s assets, unless the company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

•                              the acquisition by a person or group of beneficial ownership of 20% or more of the company’s common stock, subject to enumerated exceptions;

•                              the termination of the company’s business and the liquidation of the company;

•                              the consummation of a merger or consolidation of the company, unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold more than 60% of the voting securities of the resulting entity, no person beneficially owns 20% or more of the company’s securities and individuals serving on the company’s Board constitute at least a majority of the resulting entity’s board; and

•                              a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

The change of control vesting features of the 1999 LTIP and the 2009 LTIP, which were approved by the company’s shareholders in 2004 and 2009, respectively, are in place because the company believes that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that may result in the elimination or de-listing of the company’s stock.  This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.  In addition, it provides the company’s employees with the same opportunities as the company’s other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

General

Executives have no rights in respect of awards under the 2008 EPIP, the 2010 EPIPs, the 2010 SIA, the 2011 VDA or the 2011 VEP prior to payment.

Executive Short-Term Incentive Plan

The Executive STIP contains guidelines to determine awards when the participant’s status changes during the year.  The guidelines provide for no payment in the case of an executive who is terminated for reasons of misconduct, failure to perform or other cause.  Executives may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the executive), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the executive otherwise qualifying for incentive payment, and subject to the Management Development and Compensation Committee’s discretion to pay a lesser amount.

In the event of a change of control (as defined in the 2009 LTIP), the plan year under the Executive STIP will automatically end, the performance goals shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards will be paid to participants, subject to terms of the plan and the Management Development and Compensation Committee’s discretion to pay a lesser amount.

Executives have no rights in respect of awards under the Executive STIP prior to payment.

401(k) Plan

Under the company’s 401(k) plan, unvested company contributions vest automatically upon a change of control.

Other Plans

The company maintains a severance pay plan for eligible employees whose employment is terminated by the company for reasons other than misconduct or performance.  Executives with individually executed agreements with the company are not eligible for benefits under the severance pay plan unless their individually negotiated agreements specifically provide for such benefits.  The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims.  The maximum benefit available under the severance pay plan consists of (i) a lump-sum cash severance payment equal to the individual’s bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service and (ii) continuation of medical benefits for a maximum period of 12 months.

The company provides a life insurance benefit equal to one times base salary for all employees.  Each named executive officer receives an additional one times base salary life insurance benefit.

It has been the company’s practice to provide executive officers with 24 months of financial planning assistance following a termination of employment by the company without cause, by the executive for good reason (as defined in the non-competition and non-solicitation agreements described below) or upon an executive’s disability and 30 months of financial planning assistance upon the executive’s death.  This practice will be continued only in the Management Development and Compensation Committee’s discretion and, if continued, need not be applied uniformly to executive officers or other employees.

Payments to be Made Pursuant to Written Agreements With the Named Executive Officers

Confidentiality, Non-Solicitation and Non-Competition Agreements

The company has entered into confidentiality, non-solicitation and non-competition agreements with Messrs. Porges, Conti, Crawford, Gardner and Schlotterbeck.  In the confidentiality, non-solicitation and non-competition agreements, such named executive officers agree, among other things, not to compete with the company or solicit any employee of the company after termination of the executive’s employment.  The non-competition and non-solicitation periods are:

•                              Mr. Porges:  24 months

•                              Messrs. Conti, Crawford, Gardner and Schlotterbeck:  12 months

In consideration of their agreements, the company has agreed to pay the executives the severance benefits described below upon a termination by the company (other than for cause) or upon a termination by the executive for good reason:

•                              Mr. Porges:  24 months base salary and health benefits continuation, a cash payment of $20,000, and, if applicable, benefits under the company’s severance plan

•                              Messrs. Conti, Crawford, Gardner and Schlotterbeck:  12 months base salary and health benefits continuation, a cash payment of $20,000, and, if applicable, benefits under the company’s severance plan

Cause is defined for all executives as (i) a conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of executive’s duties, (ii) willful and repeated failures to substantially perform the executive’s assigned duties, or (iii) a violation of any provision of the agreement or express significant policies of the company.

Good reason is defined for all executives as demotion or a reduction in annual base salary (other than a reduction of not more than 10% applicable to all senior officers of the company).  The executive must give notice of termination within 90 days after such event for it to qualify as a resignation for good reason.

Cash severance payments are payable in a lump sum six months after the executive’s termination and are conditioned upon the executive’s execution of a release of claims and compliance with the confidentiality, non-competition and non-solicitation covenants contained in the agreements.

Executive Alternative Work Arrangement

As part of the confidentiality, non-solicitation and non-competition agreements, each named executive officer was given the opportunity to elect to participate in an executive alternative work arrangement pursuant to which the executive will provide no less than 100 hours of service to the company for one year following the relinquishment of full-time status.  Messrs. Porges, Conti and Gardner elected to participate in the arrangement upon their cessation of full time status.  Messrs. Crawford and Schlotterbeck elected to not participate in the arrangement.  Under the executive alternative work arrangement, each participating executive has also agreed to be available for up to 300 additional hours of service upon request of the company.  In no event will an executive work more than 1,000 hours per year.  Once commenced, the executive alternative work arrangement will automatically renew for four successive annual terms unless terminated by either party.

Notwithstanding an election to participate in the arrangement, participation is contingent on the individual being an executive officer in good standing with the company at the time of his or her move to part-time status.

In consideration for his or her agreement to provide services to the company under the arrangement, each participating executive will be paid at an established hourly rate for the first 400 hours of service and at a rate to be negotiated for all additional hours.  The executive will also receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by the company without cause, for five years:

•                              the right to purchase health benefits at 100% of the company’s premium rates during the term of arrangement and, under certain circumstances, to age 65;

•                              continuance of service credit for purposes of the executive’s medical savings account during the term of the arrangement only;

•                              reimbursement for monthly dues for one country club and one dining club;

•                              Blackberry™ (or its equivalent) service and reasonable access to the company’s Help Desk; and

•                              tax and financial planning services not to exceed $15,000.

Under the terms of the alternative work arrangement, the covenants as to non-competition and non-solicitation contained in the executive’s confidentiality, non-solicitation and non-competition agreements remain in effect throughout the alternative work arrangement and for a period of not less than 12 months (24 months for Mr. Porges) after the termination of the arrangement.

Cause is defined for all executives as (i) commission of an act of moral turpitude, fraud, misappropriation or embezzlement in connection with the performance of executive’s duties, (ii) failure to substantially and/or satisfactorily perform assigned duties, or (iii) a violation of any provision of the agreement governing the arrangement or express significant policies of the company.

Mr. Gerber also previously elected to participate in the executive alternative work arrangement described above.  However, the Gerber Agreement amends the original executive alternative work arrangement in its entirety and provides the benefits described above under “Compensation Discussion and Analysis.”

Change of Control Agreements

The company has entered into change of control agreements with each of Messrs. Porges, Conti, Crawford, Gardner and Schlotterbeck.  Pursuant to these agreements, if within two years following a change of control (as defined below):

•                              the executive’s employment is terminated by the company other than for cause; or

•                              the executive terminates employment under circumstances that constitute good reason;

then, he will receive the following salary and benefits continuation:

•                              a cash payment equal to two times (three times for Mr. Porges) the executive’s annual base salary;

•                              a cash payment equal to two times (three times for Mr. Porges) the greater of the executive’s highest annual bonus earned for any of the five years prior to termination and the executive’s short-term incentive target for the year in which the change of control or termination occurs;

•                              continuation of health benefits for 24 months (36 months for Mr. Porges);

•                              payment of the company match benefit and retirement contribution under the company’s 401(k) plan for 24 months (36 months for Mr. Porges) after termination; and

•                              a cash payment equal to $20,000 for Messrs. Porges, Conti, Crawford and Schlotterbeck and reimbursement to Mr. Gardner of reasonable costs incurred for outplacement services for the two (2) year period following termination of employment (not to exceed $10,000 per year).

If Mr. Porges terminates his employment during the 30-day period commencing on the one-year anniversary of the change of control for any reason other than good reason, the salary and bonus payment multiples described above will be reduced from 300% to 150% and the benefit coverage periods will be reduced from 36 months to 18 months.

If the executive’s employment with the company is terminated within 24 months prior to the date on which a change of control (within the meaning of Section 409A of the Code) occurs either (i) by the company other than for cause or (ii) by the executive for good reason, and it is reasonably demonstrated by the executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the change of control, or otherwise arose in connection with or anticipation of the change of control, then the termination is deemed to have occurred upon a change of control and the executive will be entitled to benefits described above.

Cash severance payments are to be made in a lump sum six months after the executive’s termination and all other payments generally will be provided in accordance with the company’s standard payroll and reimbursement procedures.  The company may require that the executive deliver to the company a release of any and all claims the executive may have against the company in advance of receiving benefits under the change of control agreements.

Change of control under the change of control agreements has the same definition as under the LTIPs.

Cause under the agreements generally means:

•                              the willful and continued failure by the executive to substantially perform his duties with the company after written demand for substantial performance is delivered to the executive;

•                              the willful and continued engaging by the executive in conduct which is demonstrably and materially injurious to the company; and

•                              the breach by the executive of any of his or her covenants of confidentiality, non-competition and non-solicitation contained in the change of control agreements.

Good reason under the agreements generally means:

•                              the removal of the executive from the position he held immediately prior to the change of control (other than by death, disability or for cause);

•                              the assignment of duties inconsistent with the executive’s duties prior to the change of control or substantially negatively altering the nature or status of the executive’s responsibilities;

•                              a reduction in the overall compensation of the executive, subject to certain enumerated exceptions;

•                              the failure of the executive to receive an annual salary increase in an amount reasonably necessary to maintain salary comparability within the company’s industry;

•                              the relocation of the executive;

•                              a material reduction in specified benefits enjoyed by the executive;

•                              a material breach of the agreement by the company; and

•                              for Mr. Porges, termination by Mr. Porges for any reason during the 30-day period commencing on the one-year anniversary of the change of control.

Each executive is entitled to a gross-up payment in the event that amounts payable under the change of control agreements would result in the executive incurring an excise tax on “parachute payments” as defined in Section 280G of the Code.  However, if the excise tax could be avoided by reducing the payments due under the agreement by an amount not to exceed 10% of the total “parachute payments” from any source, then the payments to the executive under the change of control agreement will be reduced to the extent necessary to avoid triggering the excise tax and, in that case, no gross-up payment would apply.

In exchange for the payments above, the named executive officers who are parties to an agreement have agreed not to compete with the company and not to solicit the employees of the company for a period of 12 months following a termination of employment after a change of control of the company and to maintain the confidentiality of the company’s confidential information.

Executives receiving payments under the change of control agreements are not entitled to any payments or benefits under the confidentiality, non-solicitation and non-competition agreements.

Payments Triggered upon Hypothetical Termination of Employment or Change of Control on December 31, 2011

The tables below reflect the amount of compensation payable to each named executive officer other than Mr. Gerber upon a hypothetical termination of employment or change of control on December 31, 2011.  A table is not included for Mr. Gerber because he was not an executive officer at December 31, 2011.  All amounts paid to Mr. Gerber in connection with his departure as an employee of the company are reflected in the Summary Compensation Table and Stock Vested Table and described above.

For purposes of the analysis below, the company has assumed that any amount that is payable in the discretion of the Management Development and Compensation Committee will be paid, that the amount paid will conform to any guidelines included in an applicable plan, and that amounts constituting benefits and perquisites will be paid at market rates. These assumptions are not intended to be suggestive of the decisions that the Management Development and Compensation Committee will make in any actual circumstance.  The analysis below also assumes that each executive will take all action necessary or appropriate for such executive to receive the maximum available benefit, such as the execution of a release of claims or compliance with the covenants described above.  The change of control analyses below also assume that the executives were terminated within two years following a change of control and that Mr. Porges did not terminate his employment during the 30-day period commencing on the one-year anniversary of the change of control.  The closing price of the company’s stock on December 31, 2011 ($54.79 per share) is used where payment amounts or values are dependent upon stock price.  Set forth below are additional assumptions that the company made in the tables below with respect to certain plans and arrangements.

2008 EPIP and 2010 EPIPs

December 31, 2011 was the natural end of the performance period under the 2008 EPIP.  Accordingly, in calculating the payments following a change of control in respect of the 2008 EPIP, the payout was calculated using the actual payout multiple of .75X.

In calculating the payments following a change of control in respect of the 2010 EPIPs, the end of the performance period is assumed to have accelerated to December 31, 2011, and the payout was calculated using a payout multiple of 1.4X for the 2010 EPIP and 1.5X for the 2010 July EPIP based on the company’s 2011 year-end TSR ranking and production sales revenues.

2010 SIA

December 31, 2010 was the natural end of the performance period under the 2010 SIA.  Accordingly, the payout was based on the actual confirmed performance award for each participant.

2011 VDA

December 31, 2011 was the natural end of the performance period under the 2011 VDA.  Accordingly, the payout was based on the actual confirmed performance award for each participant.

2011 VEP

In calculating the payments following a change of control in respect of the 2011 VEP, that the Management Development and Compensation Committee is assumed to have exercised its discretion to terminate the first performance period as of December 31, 2011.  The actual performance was then calculated for the number of reported calendar quarters in the performance period, and the payout was calculated based upon such performance, the awards associated with that performance period and the number of days actually elapsed during the performance period.

Executive STIP

December 31, 2011 was the natural end of the performance period under the Executive STIP.  Typically, benefits under the Executive STIP are not paid until January or February of the following year.  Each named executive officer’s actual 2011 non-equity incentive award under the Executive STIP is included in all termination scenarios below, other than termination for cause.  The company notes that such inclusion is reflective only of payments that may be made upon termination.  Because the actual 2011 payout under the Executive STIP exceeded the target payout, no additional payment was required as a result of the change of control.

Executive Alternative Work Arrangement

The analysis below assumes that when a participating named executive officer is terminated without cause or terminates his employment for good reason or without good reason such executive officer receives payment for 100 hours of service.

Other Assumptions

For the purposes of the calculation of the amount due to each named executive officer in respect of the 280G excise tax gross-up, if any, the company assigned no value to the agreements of the named executive officers not to compete with the company, not to solicit the company’s employees and to maintain the confidentiality of the company’s information.  This approach reflects a conservative calculation of the 280G excise tax gross-up payable.  In fact, the company believes such agreements have substantial value, which would be determined at the time of termination of employment and would serve to decrease the actual 280G excise tax gross-up payable, if any, at the time of an actual termination of employment following a change of control.

Additionally, for purposes of the calculation of the 280G excise tax gross-up, the company did not assign any acceleration value to the Executive STIP.  The Executive STIP would result in an accelerated payment under 280G if target levels were not achieved on the date of the change of control.  Because the 2011 Executive STIP paid out at above target levels, there would have been no accelerated value for purposes of 280G upon a change of control at December 31, 2011.  For purposes of the calculation of the 280G excise tax gross-up, the company applied a 12-month vesting acceleration factor for the 2010 SIA based on an assumed change in control on December 31, 2011, as the confirmed performance awards would otherwise have vested on January 1, 2013 if the executive remained employed through that date.  Additionally, the company applied a one-day vesting acceleration factor for 50% of the 2011 VDA award and a 12-month vesting acceleration factor for the other 50% of the 2011 VDA based on an assumed change in control on December 31, 2011, as the confirmed performance awards could otherwise have vested as early as 50% on January 1, 2012 and 50% on
January 1, 2013 if the executive remained employed through that date.

For the purposes of the tables below, “good reason” is defined in the executive’s confidentiality, non-solicitation and non-competition agreement or change of control agreement, as applicable.  In all cases, “termination by executive without good reason” includes retirement.

The actual amounts to be paid to each named executive officer upon a termination of employment or a change of control may be determined only at the time of the termination of employment or a change of control.

The discussion above and the tables below do not address:

•                              vested company contributions and retirement match to the 401(k) plan;

•                              vested company contributions under the 2006 payroll deduction and contribution plan;

•                              vested options (including options which vested on December 31, 2011) exercised following a termination of employment, including by death or disability, pursuant to the terms of the LTIPs or following the announcement of a change of control;

•                              distributions of amounts invested in the company’s Employee Stock Purchase Plans;

•                              life insurance in an amount equal to one times base salary;

•                              payments under the company’s long-term disability insurance policy; or

•                              similar payments;

as these amounts are entitlements of all employees regardless of termination of employment or change of control.

David L. Porges

Potential Payments upon Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	3,670,000	0	3,670,000	2,170,000	2,170,000	2,170,000
Long-Term Incentives
2008 EPIP	318,818 (1)	0	0	0	318,818 (1)	318,818 (1)
2010 EPIPs	694,591 (2)	0	0	0	694,591 (2)	694,591 (2)
2010 SIA	319,987 (3)	0	0	0	319,987 (3)	319,987 (3)
2011VDA	0 (4)	0	0	0	0 (4)	0 (4)
2011 VEP	0 (4)	0	0	0	0 (4)	0 (4)
Executive Alternative Work Arrangement Compensation:	181,553	0	65,957	65,957	0	0
Benefits and Perquisites:
Company Severance Benefit	375,000	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	42,372	0	34,564	0	0	0
Life Insurance Proceeds	0	0	0	0	750,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
Total	5,652,321	0	3,820,521	2,235,957	4,290,896	3,533,396

(1)                Estimated payout includes 100% vesting of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of .75X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(2)                Estimated payout includes 25% vesting  in the case of termination by the company without cause, death or disability, of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of 1.4X for the 2010 EPIP and 1.5X for the 2010 July EPIP.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(3)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the confirmed performance awards plus dividends earned through December 31, 2011, multiplied by $54.79 (the closing stock price of the company’s common stock on December 31, 2011).

(4)                No payments are required in the case of a termination prior to January 1, 2012.

Potential Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2011:  $318,818 would be paid under the 2008 EPIP; $2,778,364 would be paid under the 2010 EPIPs; $1,279,949 would be paid under the 2010 SIA; $3,116,718 would be paid under the 2011 VDA; and $1,017,187 would be paid under the 2011 VEP.  In addition, if his employment were to terminate following the change of control, Mr. Porges would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	8,760,000	0	8,760,000	0	0	0
Executive Alternative Work Arrangement Compensation:	181,553	0	65,957	65,957	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	66,150	0	66,150	0	0	0
Post -Termination Health Care/Insurance	51,846	0	51,846	0	0	0
Life Insurance Proceeds	0	0	0	0	750,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
280G Excise Tax and Income Tax:	0	0	0	0	0	0
Gross-up/(Clawback):	0	0	0	0	0	0
Total	9,109,549	0	8,993,953	65,957	787,500	30,000

Philip P. Conti

Potential Payments upon Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,200,000	0	1,200,000	800,000	800,000	800,000
Long-Term Incentives
2008 EPIP	193,679 (1)	0	0	0	193,679 (1)	193,679 (1)
2010 EPIP	134,637 (2)	0	0	0	134,637 (2)	134,637 (2)
2010 SIA	292,154 (3)	0	0	0	292,154 (3)	292,154 (3)
2011VDA	0 (4)	0	0	0	0 (4)	0 (4)
2011 VEP	0 (4)	0	0	0	0 (4)	0 (4)
Executive Alternative Work Arrangement Compensation:	134,906	0	43,166	43,166	0	0
Benefits and Perquisites:
Company Severance Benefit	200,000	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	24,776	0	15,016	0	0	0
Life Insurance Proceeds	0	0	0	0	400,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
Total	2,230,152	0	1,308,182	843,166	1,857,970	1,450,470

(1)                Estimated payout includes 100% vesting of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of .75X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(2)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of 1.4X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(3)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the confirmed performance awards plus dividends earned through December 31, 2011, multiplied by $54.79 (the closing stock price of the company’s common stock on December 31, 2011).

(4)                No payments are required in the case of a termination prior to January 1, 2012.

Potential Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2011:  $193,679 would be paid under the 2008 EPIP; $538,548 would be paid under the 2010 EPIP; $1,168,616 would be paid under the 2010 SIA; $1,057,458 would be paid under the 2011 VDA; and $375,158 would be paid under the 2011 VEP.  In addition, if his employment were to terminate following the change of control, Mr. Conti would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	2,400,000	0	2,400,000	0	0	0
Executive Alternative Work Arrangement Compensation:	134,906	0	43,166	43,166	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	44,100	0	44,100	0	0	0
Post -Termination Health Care/Insurance	30,032	0	30,032	0	0	0
Life Insurance Proceeds	0	0	0	0	400,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
280G Excise Tax and Income Tax:	0	0	0	0	0	0
Gross-up/(Clawback):	0	0	0	0	0	0
Total	2,659,038	0	2,567,298	43,166	437,500	30,000

Randall L. Crawford

Potential Payments upon Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,305,000	0	1,305,000	885,000	885,000	885,000
Long-Term Incentives
2010 EPIP	105,758 (1)	0	0	0	105,758 (1)	105,758 (1)
2010 SIA	324,713 (2)	0	0	0	324,713 (2)	324,713 (2)
2011VDA	0 (3)	0	0	0	0 (3)	0 (3)
2011 VEP	0 (3)	0	0	0	0 (3)	0 (3)
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	210,000	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	24,941	0	15,181	0	0	0
Life Insurance Proceeds	0	0	0	0	420,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
Total	2,020,412	0	1,370,181	885,000	1,772,971	1,345,471

(1)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of 1.4X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(2)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the confirmed performance awards plus dividends earned through December 31, 2011, multiplied by $54.79 (the closing stock price of the company’s common stock on December 31, 2011).

(3)                No payments are required in the case of a termination prior to January 1, 2012.

Potential Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2011:  $423,031 would be paid under the 2010 EPIP; $1,298,852 would be paid under the 2010 SIA; $1,558,359 would be paid under the 2011 VDA; and $567,077 would be paid under the 2011 VEP.  In addition, if his employment were to terminate following the change of control, Mr. Crawford would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	2,610,000	0	2,610,000	0	0	0
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	44,100	0	44,100	0	0	0
Post -Termination Health Care/Insurance	30,362	0	30,362	0	0	0
Life Insurance Proceeds	0	0	0	0	420,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
280G Excise Tax and Income Tax:	0	0	0	0	0	0
Gross-up/(Clawback):	0	0	0	0	0	0
Total	2,734,462	0	2,734,462	0	457,500	30,000

Lewis B. Gardner

Potential Payments upon Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	775,000	0	775,000	440,000	440,000	440,000
Long-Term Incentives
2008 EPIP	124,697 (1)	0	0	0	124,697 (1)	124,697 (1)
2010 EPIP	77,675 (2)	0	0	0	77,675 (2)	77,675 (2)
2010 SIA	180,862 (3)	0	0	0	180,862 (3)	180,862 (3)
2011VDA	0 (4)	0	0	0	0 (4)	0 (4)
2011 VEP	0 (4)	0	0	0	0 (4)	0 (4)
Executive Alternative Work Arrangement Compensation:	147,501	0	43,185	43,185	0	0
Benefits and Perquisites:
Company Severance Benefit	115,962	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	20,335	0	14,479	0	0	0
Life Insurance Proceeds	0	0	0	0	335,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
Total	1,492,032	0	882,664	483,185	1,195,734	853,234

(1)                Estimated payout includes 100% vesting of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of .75X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(2)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of 1.4X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(3)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the confirmed performance awards plus dividends earned through December 31, 2011, multiplied by $54.79 (the closing stock price of the company’s common stock on December 31, 2011).

(4)                No payments are required in the case of a termination prior to January 1, 2012.

Potential Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2011:  $124,697 would be paid under the 2008 EPIP; $310,701 would be paid under the 2010 EPIP; $723,447 would be paid under the 2010 SIA; $389,590 would be paid under the 2011 VDA; and $150,300 would be paid under the 2011 VEP.  In addition, if his employment were to terminate following the change of control, Mr. Gardner would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,550,000	0	1,550,000	0	0	0
Executive Alternative Work Arrangement Compensation:	147,501	0	43,185	43,185	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	44,100	0	44,100	0	0	0
Post -Termination Health Care/Insurance	28,958	0	28,958	0	0	0
Life Insurance Proceeds	0	0	0	0	335,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
280G Excise Tax and Income Tax:	0	0	0	0	0	0
Gross-up/(Clawback):	0	0	0	0	0	0
Total	1,820,559	0	1,716,243	43,185	372,500	30,000

Steven T. Schlotterbeck

Potential Payments upon Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,315,000	0	1,315,000	895,000	895,000	895,000
Long-Term Incentives
2010 EPIP	97,592 (1)	0	0	0	97,592 (1)	97,592 (1)
2010 SIA	324,713 (2)	0	0	0	324,713 (2)	324,713 (2)
2011VDA	0 (3)	0	0	0	0 (3)	0 (3)
2011 VEP	0 (3)	0	0	0	0 (3)	0 (3)
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	210,000	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	26,893	0	15,181	0	0	0
Life Insurance Proceeds	0	0	0	0	420,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
Total	2,024,198	0	1,380,181	895,000	1,774,805	1,347,305

(1)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the base award plus dividends earned through December 31, 2011, multiplied by a performance factor of 1.4X.  Resulting awarded units are multiplied by $54.79 (the closing price of the company’s common stock on December 31, 2011).

(2)                Estimated payout includes 25% vesting in the case of termination by the company without cause, death or disability, of the confirmed performance awards plus dividends earned through December 31, 2011, multiplied by $54.79 (the closing stock price of the company’s common stock on December 31, 2011).

(3)                No payments are required in the case of a termination prior to January 1, 2012.

Potential Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2011:  $390,368 would be paid under the 2010 EPIP; $1,298,852 would be paid under the 2010 SIA; $1,558,359 would be paid under the 2011 VDA; and $453,661 would be paid under the 2011 VEP.  In addition, if his employment were to terminate following the change of control, Mr. Schlotterbeck would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	2,630,000	0	2,630,000	0	0	0
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	44,100	0	44,100	0	0	0
Post -Termination Health Care/Insurance	30,362	0	30,362	0	0	0
Life Insurance Proceeds	0	0	0	0	420,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement or Cash Payment	20,000	0	20,000	0	0	0
280G Excise Tax and Income Tax:	0	0	0	0	0	0
Gross-up/(Clawback):	0	0	0	0	0	0
Total	2,754,462	0	2,754,462	0	457,500	30,000

ITEM NO. 2 – APPROVE A NON-BINDING RESOLUTION REGARDING THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
FOR 2011 (“SAY-ON-PAY”)

(Item No. 2 on the proxy card)

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers for 2011.

As discussed in the “Compensation Discussion and Analysis” section above, the company’s executive compensation program is designed to attract and retain the highest quality named executive officers, directly link pay to company performance, and build value for the company’s shareholders. The company’s program provides total compensation opportunities at levels that are competitive in its industries, ties a significant portion of each named executive officer’s compensation to his individual performance and contribution to achieving the company’s business objectives, and closely aligns the interests of the company’s named executive officers with the interests of shareholders.  In sum, the company’s compensation is designed to reward named executive officers when the company achieves strong financial and operational results, and the company believes the 2011 compensation of its named executive officers is consistent with the strong results achieved by the company.

This proposal, commonly known as a “say-on-pay” proposal, gives the company’s shareholders the opportunity to express their views on the compensation of its named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the “Compensation Discussion and Analysis” section above and the tabular and other disclosures on compensation under “Executive Compensation” above, and cast a vote to approve the company’s named executive officers’ compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the company’s named executive officers for 2011, as discussed and disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the company, the Management Development and Compensation Committee or the Board of Directors.  The Board of Directors and Management Development and Compensation Committee value the opinions of the company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider the shareholders’ concerns and the Management Development and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Management Development and Compensation Committee of the Board of Directors has determined that the company will conduct an advisory vote on the compensation of the company’s named executive officers every year until the next shareholder advisory vote on the frequency of say-on-pay proposals. This means that the Company will hold the next say-on-pay vote at the 2013 annual meeting of the shareholders.

Action by Shareholders

Approval of this Item No. 2 requires the affirmative vote of a majority of the votes cast on this item by holders of the company’s common stock.  Abstentions, broker non-votes and the failure to vote are not votes cast, and, accordingly, have no affect on the outcome of this proposal.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers for 2011.

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the company’s accounting and financial reporting process and to oversee the qualifications, independence and performance of the company’s independent registered public accounting firm.  The Audit Committee’s charter guides our duties and responsibilities.  The Audit Committee charter was amended during 2011.  A copy of the charter is available on the company’s website at www.eqt.com.  As set forth in the charter, management is responsible for the internal controls and financial reporting process of EQT Corporation.  The independent registered public accounting firm is responsible for expressing opinions on the conformity of EQT Corporation’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.  Our responsibility includes monitoring and overseeing these processes.

Our Committee is comprised of six non-employee, independent members of the Board of Directors.  No member currently serves on more than two other public company audit committees.  The Board of Directors has determined that each of Kenneth M. Burke, Margaret K. Dorman and Stephen A. Thorington is an audit committee financial expert, as that term is defined by the SEC.  In addition, the Board has determined that each of the other members of the Audit Committee is financially literate. The members of our Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to below do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company’s auditors are in fact “independent.”

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2011 and management’s assessment of the effectiveness of the company’s internal control over financial reporting, with the management of EQT Corporation.  We have discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and such other matters as we have deemed to be appropriate.  We also have received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP that firm’s independence from management and the company.  We also reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services.  In doing so, we considered whether the provision of non-audit services to the company was compatible with maintaining their independence.

Based on the reports and discussions above, we recommended to the Board of Directors that the financial statements be included in the EQT Corporation 2011 Annual Report on Form 10-K.

This report has been furnished by the Audit Committee of the Board of Directors.

Stephen A. Thorington, Chair

Vicky A. Bailey

Philip G. Behrman, Ph.D.

Kenneth M. Burke
Margaret K. Dorman
Barbara S. Jeremiah

ITEM NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 3 on the proxy card)

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

The Audit Committee has reappointed Ernst & Young LLP as the company’s independent registered public accounting firm (an “independent accounting firm”) to examine the consolidated financial statements of the company and its subsidiaries for the calendar year 2012.  Ernst & Young LLP (including its predecessor) has acted as an independent accounting firm for the company since 1950.  Although shareholder approval is not required for the appointment of an independent accounting firm, the Audit Committee believes the shareholders should participate as a matter of good corporate practice.  If the shareholders fail to ratify the selection, it will be considered as a direction to the Board to consider the appointment of another independent accounting firm for the following year.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed by Ernst & Young LLP during 2011 and 2010:

	2011	2010
Audit Fees	$1,415,288	$1,319,541
Audit-Related Fees(1)	375,059	142,767
Tax Fees	31,280	0
All Other Fees	0	0
Total	$1,821,627	$1,462,308

(1)             Includes fees for audits of employee benefit plans and subsidiary attest engagements, including $100,559 in 2011 for an audit associated with the sale of the Big Sandy pipeline the cost of which was reimbursed by the purchaser.

The Audit Committee has adopted a Policy Relating to Services of Independent Auditors under which the company’s independent accounting firm is not allowed to perform any service which may have the effect of jeopardizing the independent accounting firm’s independence.  Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

•                                          Bookkeeping or other services related to the accounting records or financial statements

•                                          Financial information systems design and implementation

•                                          Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•                                          Actuarial services

•                                          Internal audit outsourcing services

•                                          Management functions

•                                          Human resources functions

•                                          Broker-dealer, investment adviser or investment banking services

•                                          Legal services

•                                          Expert services unrelated to the audit

•                                          Prohibited tax services

All audit and permitted non-audit services must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate permitted non-audit services fees are not more than $75,000.  The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings.

In 2011, 100% of the professional fees reported as audit-related fees, tax fees and all other fees were pre-approved pursuant to the above policy.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

ITEM NO. 4 – SHAREHOLDER PROPOSAL REGARDING
DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS

(Item No. 4 on the proxy card)

The Board of Directors recommends a vote AGAINST the shareholder proposal to declassify the company’s Board of Directors.

The Public Employees Retirement System of Ohio, 277 East Town Street, Columbus, Ohio, owner of shares of the company’s common stock with a market value of at least $2,000, has given notice that it intends to present for action at the annual meeting the following resolution:

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of EQT Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis.  Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Public Employees Retirement System of Ohio.  The Harvard Law School Shareholder Rights Project represented and advised the Public Employees Retirement System of Ohio in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board.  Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting.  Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors.  According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making.  Studies report that:

•                  Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007);

•                  Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•                  Firms with classified board are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•                  Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Your Company’s Opposition Statement

The Board of Directors recommends a vote AGAINST the shareholder proposal to declassify the company’s Board of Directors.

The Board believes that approval of the proposed resolution would not be in the best interests of the company and its shareholders for the following reasons:

•                  The classified board structure provides for stability, continuity and experience;

•                  The classified board structure is consistent with accountability to shareholders;

•                  Longer terms enhance director independence from both management and shareholder special interest groups;

•                  A classified board provides protections against unfair and abusive takeover practices; and

•                  The Board is committed to effective corporate governance practices.

Stability, Continuity and Experience.    Long-term business strategy and policy, leadership continuity and stability in the oversight for the company’s affairs are enhanced by having directors who serve staggered three-year terms.  A classified board ensures that a majority of the directors at any time will have prior experience and in-depth knowledge of the company and its long-term strategic goals. With three-year terms, directors develop a more thorough understanding of the company’s operations, benefit from ongoing experience and are more able to focus on long-term strategies that are in the best interests of the company and its shareholders.  A classified board also assists the company in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand the company, its operations and its competitive environment. The Board believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the company over the long-term.

Accountability to Shareholders.    A classified board structure is consistent with director accountability.  All directors are required to uphold their fiduciary duties to the company and its shareholders, regardless of the length of their term of office.  Accountability depends on the selection of responsible and experienced individuals. Company shareholders have a meaningful opportunity at each annual meeting of shareholders to communicate their views on the Board’s oversight of the management of the company through the director election process.

Longer Terms Enhance Director Independence.    The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from both management and shareholder special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The current classified board structure permits our directors to act independently and to focus on the long-term interests of the company.

Protection against Unfair and Abusive Takeover Practices.    Maintaining a classified board structure provides a measure of protection against unsolicited takeover attempts that may not offer the greatest value to all shareholders.  A classified board structure encourages third parties to negotiate at arms’ length with the Board. Because only one-third of the company’s directors are elected at any annual meeting of shareholders, at least two annual meetings would be required to effect a change-in-control of the Board, giving the directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, to consider alternative proposals, and to ultimately negotiate the best result for all shareholders. The classified board structure does not prevent unsolicited takeover attempts, but it empowers the incumbent board to negotiate terms to maximize the value of the transaction to all shareholders.

Effective Corporate Governance.  The Board is committed to effective corporate governance and, through its Corporate Governance Committee, composed entirely of independent directors, the Board regularly considers and evaluates a broad range of corporate governance issues affecting the company, including whether to maintain the company’s current classified board structure. In its most recent review and in connection with its review of this shareholder proposal, the committee considered arguments for and against a classified board system. After careful consideration, the committee concluded that the stability, continuity and experience that results from a classified board structure creates long-term shareholder value and is in the best interests of the company and its shareholders.  The shareholder that proposed the resolution states that over the past decade many S&P 500 companies have declassified their board.  Each of those companies made the decision to conduct annual director elections in light of its own particular circumstances. The fact that many large companies have taken steps to eliminate their classified boards is not, in the Board’s judgment, a persuasive reason for the company to undertake the same initiative.

Action by Shareholders

Approval of this Item No. 4 requires the affirmative vote of a majority of the votes cast on this item by holders of the company’s common stock.  Abstentions, broker non-votes and the failure to vote are not votes cast, and, accordingly, have no affect on the outcome of this proposal.

The Board of Directors recommends that you vote AGAINST the shareholder proposal to declassify the company’s Board of Directors.

ADDITIONAL INFORMATION

Other Matters

No matters other than those listed in the notice of meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting.  However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

2011 Annual Report on Form 10-K

The Annual Report on Form 10-K for the year ended December 31, 2011 is enclosed with this proxy statement.

The “Report of the Audit Committee” above and the “Report of the Management Development and Compensation Committee” above are not soliciting material, are not deemed to be filed with the SEC and are not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

APPENDIX A

DIRECTOR COMPENSATION PEER COMPANIES

(GENERAL INDUSTRY)

99¢ Only Stores	Boardwalk Pipeline Partners LP	Covance
A. O. Smith	Boston Properties	Cracker Barrel Old Country Store
A. Schulman	Boyd Gaming	Crane
Aaron’s	Brightpoint	Crosstex Energy LP
Abercrombie & Fitch	Brinker International	Crown Castle International
Actuant	Brink’s	Cytec Industries
Acuity Brands	Broadridge Financial Solutions	DCP Midstream Partners LP
Acxiom	Brookfield Properties	Deckers Outdoor
Adams Resources & Energy	Brunswick	Delek US Holdings
Aéropostale	Buckeye Partners LP	Deluxe
Affiliated Managers Group	Bucyrus International	DeVry
AGL Resources	C. R. Bard	Diebold
Alaska Air Group	Cabela’s	DineEquity
Albemarle	Cabot	Discover Financial Services
Alexander & Baldwin	CACI International	Dollar Thrifty Automotive Group
Alliance Data Systems	Calumet Specialty Products Partners	Domino’s Pizza
Alliance Resource Partners	Career Education	Donaldson
Alliant Energy	Carlisle Companies	DPL
Alon USA Energy	Carter’s	DST Systems
Alpha Natural Resources	Catalyst Health Solutions	DSW
American Axle & Manufacturing Holdings	CBL & Associates Properties	Duke Realty
American Eagle Outfitters	Century Aluminum	Dunn & Bradstreet
American Greetings	CF Industries Holdings	Dynegy
American Tower	Charles River Laboratories International	Eaton Vance
AmeriGas Partners	Charming Shoppes	Education Management
Ameristar Casinos	Cheesecake Factory	Edwards Lifesciences
AMETEK	Chico’s FAS	El Paso Pipeline Partners LP
Amphenol	Children’s Place Retail Stores	Endo Pharmaceuticals Holdings
Analog Devices	Chipotle Mexican Grill	Energen
Andersons	Chiquita Brands International	EnerSys
ANN	Church & Dwight	Equinix
AOL	CIBER	Equity Residential
Apartment Investment & Management	Ciena	Esterline Technologies
AptarGroup	Cimarex Energy	Expedia
Arch Chemicals	Cincinnati Bell	Express
Arch Coal	CIT Group	Exterran Holdings
Armstrong World Industries	Citrix Systems	Fairchild Semiconductor International
ARRIS Group	Clean Harbors	Fastenal
Arthur J. Gallagher & Co.	Cleco	Ferro
Ascena Retail Group	Cloud Peak Energy	First American Financial
Aspen Insurance Holdings	CME Group	FLIR Systems
Assured Guaranty	Coach	Flowers Foods
Atmel	Collective Brands	FMC
Avista	Columbia Sportswear	Fossil
Barnes Group	Comerica	Frontier Communications
BE Aerospace	Compass Minerals International	FTI Consulting
Beacon Roofing Supply	Constellation Brands	Gardner Denver
Beckman Coulter	Convergys	Garmin
Belden	Cooper Companies	Gartner
Benchmark Electronics	Cooper Standard Holdings	GATX
Bio-Rad Laboratories	CoreLogic	General Growth Properties
Black Hills	Corinthian Colleges	General Steel Holdings
BlueLinx Holdings	Corrections Corporation of America	Genesis Energy LP

Georgia Gulf	Kraton Performance Polymers	Olin
Gildan Activewear	Lamar Advertising	OM Group
Global Crossing	Lancaster Colony	ON Semiconductor
Graham Packaging Company	Landstar System	Oncor Electric Delivery Co LLC
Granite Construction	Leap Wireless International	Otter Tail
Great Plains Energy	Legg Mason	Overseas Shipholding Group
Green Mountain Coffee Roasters	Lender Processing Services	Overstock.com
Green Plains Renewable Energy	Lennox International	P.F. Chang’s China Bistro
Greif	Level 3 Communications	Pacer International
Griffon	LifePoint Hospitals	Packaging Corporation of America
Guess?	Lincare Holdings	PAETEC Holding
H.B. Fuller	Lincoln Electric Holdings	Pall
Hanover Insurance Group	Liz Claiborne	Panera Bread
Hansen Natural	LKQ	Papa John’s International
Harman International Industries	Louisiana-Pacific	Parametric Technology
Harsco	LSI	Patriot Coal
Hawaiian Electric Industries	M&T Bank	Patterson-UTI Energy
Hawaiian Holdings	Magellan Midstream Partners LP	Penn National Gaming
HCC Insurance Holdings	Manitowoc	Pentair
HCP	ManTech International	Pep Boys - Manny, Moe & Jack
Helix Energy Solutions Group	MarkWest Energy Partners	PerkinElmer
Hill-Rom Holdings	Martin Marietta Materials	Pharmaceutical Product Development
HNI	MasTec	PHH
Hologic	Materion	Piedmont Natural Gas
Hospira	Maxim Integrated Products	Pinnacle Airlines
Hospitality Properties Trust	McCormick & Co.	Pinnacle Entertainment
HSN	MDU Resources Group	Pinnacle West Capital
Hub Group	Mead Johnson Nutrition	Plains Exploration & Production
Hubbell	MEDNAX	Plexus
Huntington Bancshares	MEMC Electronic Materials	PNM Resources
IAC/InterActiveCorp	Mercury General	Polaris Industries
IDACORP	Meritor	Polycom
IDEX	Metals USA Holdings	PolyOne
IDEXX Laboratories	Mettler-Toledo International	Portland General Electric
IDT	MGIC Investment	PriceSmart
Inergy LP	Microchip Technology	Protective Life
Ingles Markets	Minerals Technologies	Public Storage
IntercontinentalExchange	Molson Coors Brewing	Qiagen NV
International Coal Group	Moody’s	Quanta Services
International Flavors & Fragrances	MSC Industrial Direct	Questar
Intuitive Surgical	NACCO Industries	Quiksilver
Invesco	NASDAQ OMX Group	Raymond James Financial
Isle of Capri Casinos	National Fuel Gas	Rayonier
Itron	New York & Co	Regal Beloit
ITT Educational Services	New York Community Bancorp	Regency Energy Partners
J.B. Hunt Transport Services	New York Times	Remy International
Jack in the Box	NewMarket	Rent-A-Center
Janus Capital Group	Nicor	Republic Airways Holdings
Jefferies Group	Noranda Aluminum Holding	ResMed
JetBlue Airways	Nordson	Revlon
John Wiley & Sons	NorthWestern	RF Micro Devices
Jones Lang LaSalle	Novellus Systems	Rock-Tenn
Kaiser Aluminum	NSTAR	Rockwood Holdings
Kansas City Southern	Nuance Communications	Rollins
KB Home	NV Energy	Roper Industries
KeyCorp	NVIDIA	Ryland Group
Kinetic Concepts	NVR	Saks
Kirby	Oceaneering International	Sauer-Danfoss
Knight Capital Group	OGE Energy	ScanSource
Koppers Holdings	Oil States International	Schnitzer Steel Industries

Scholastic	Tellabs	Valspar
Scotts Miracle-Gro	Temple-Inland	Varian Medical Systems
Sensient Technologies	Teradyne	VCA Antech
Service Corporation International	Tetra Tech	Vectren
Sigma-Aldrich	Texas Roadhouse	Ventas
Silgan Holdings	Thomas & Betts	Village Super Market
Simon Property Group	Thor Industries	Virgin Media
SkyWest	Tidewater	Vishay Intertechnology
Skyworks Solutions	Tiffany & Co.	Vornado Realty Trust
SL Green Realty	Timberland	Vulcan Materials
SLM	Titan Machinery	Waddell & Reed Financial
Snap-on	TMS International	Walter Energy
Solutia	Toll Brothers	Warnaco Group
Southern Union	Toro	Waste Connections
Southwest Gas	Total System Services	Watsco
Spartan Stores	Towers Watson	Watts Water Technologies
Stage Stores	TPC Group	Weis Markets
StanCorp Financial Group	Tractor Supply	Wendy’s/Arby’s Group
State Auto Financial	Trimble Navigation	Werner Enterprises
Steelcase	Trinity Industries	West Pharmaceutical Services
Stepan	Triumph Group	Westar Energy
Steris	Tupperware Brands	Westinghouse Air Brake Technologies
Stewart Information Services	tw telecom	Westlake Chemical
Superior Energy Services	Under Armour	WGL Holdings
Susser Holdings	United Natural Foods	Whiting Petroleum Corporation
Synopsys	United Rentals	Williams-Sonoma
T. Rowe Price Group	Unitrin	Windstream
Talbots	Universal	Wolverine World Wide
TCF Financial	Universal Forest Products	Woodward
TD AMERITRADE Holding	Urban Outfitters	Wyndham Worldwide
TECO Energy	USEC	Xilinx
Teleflex	Valmont Industries	Zions Bancorporation

Source:  Pay Governance, LLC

APPENDIX B

NON-GAAP FINANCIAL INFORMATION

For the reasons discussed in the 2012 proxy statement to which this Appendix B is attached, certain of the company’s compensation programs utilize adjusted EBITDA as a performance measure.  Adjusted EBITDA is not a measure calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be viewed as a substitute for net income or any other measure calculated in accordance with GAAP.  The table below reconciles the company’s adjusted EBITDA as shown in this proxy statement with the company’s net income for the applicable year as set forth in the company’s 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Adjusted EBITDA	2011	2010
(in millions)
Net income as reported	$480	$228
(Deduct)/add back:
Income taxes	280	128
Interest expense	136	128
Depreciation, depletion and amortization	339	271
EBITDA	1,235	755
Price adjustment	(74)	65
Weather	2	(1)
Acquisitions/divestitures	(215)	-
Adjusted EBITDA	$948	$819

B-1

APPENDIX C

NAMED EXECUTIVE OFFICER COMPENSATION PEER
COMPANIES (INDUSTRY) - FINANCIAL METRICS

Company	2010 Net Income ($MM)	9/30/11 Market Cap ($MM)	2010 Revenue ($MM)
Cabot Oil & Gas Corporation	103	6,469	844
Chesapeake Energy Corporation	1,774	16,224	9,366
Cimarex Energy Co.	575	4,766	1,713
CONSOL Energy Inc.	347	7,693	5,163
Energen Corporation	291	2,947	1,579
EOG Resources, Inc.	161	19,075	5,853
EXCO Resources, Inc.	672	2,302	515
Markwest Energy Partners, L.P.	0	3,639	1,188
MDU Resources Group, Inc.	241	3,623	3,910
National Fuel Gas Company	226	4,027	1,761
NSTAR	355	4,642	2,917
ONEOK, Inc.	335	6,837	13,030
Penn Virginia Corporation	-8	255	254
Pioneer Natural Resources Company	605	7,681	1,803
Plains Exploration & Production Company	103	3,202	1,545
Questar Corporation	339	3,144	1,124
Quicksilver Resources Inc.	435	1,297	928
Range Resources Corporation	-239	9,416	962
Sempra Energy	749	12,337	9,003
SM Energy Company	197	3,865	938
Southwestern Energy Company	604	11,599	2,611
Spectra Energy Corp	1,049	15,951	4,945
Ultra Petroleum Corp.	464	4,239	1,096
Whiting Petroleum Corporation	337	4,118	1,514
The Williams Companies, Inc.	-1,097	14,334	9,616

50% Percentile	337	4,642	1,713

EQT Corporation	228	7,975	1,323
EQT Percent Rank	34%	72%	35%

Source:  Pay Governance, LLC

C-1

APPENDIX D

NAMED EXECUTIVE OFFICER COMPENSATION PEER COMPANIES

(GENERAL INDUSTRY)

A.O. Smith	General Atomics	Nypro
Acuity Brands	Goodman Manufacturing	Overhead Door*
Aerojet*	GSI Commerce	Parsons
Alexander & Baldwin	GTECH	PerkinElmer
American Crystal Sugar	H.B. Fuller	Plexus
AMETEK	Harland Clarke*	Polaris Industries
Ann Taylor Stores	Harman International Industries	Purdue Pharma
AOL	Headway Technologies*	Quintiles
Armstrong World Industries	Herman Miller	Reader’s Digest
Barnes Group	Hexcel	Regal-Beloit
Brady	HNI	Rent-A-Center
Broadridge Financial Solutions	HNTB	Safety-Kleen Systems
Brown-Forman	Hostess Brands	Schwan’s
Carmeuse North America Group*	Houghton Mifflin Harcourt Publishing	Scotts Miracle-Gro
Carpenter Technology	Hunt Consolidated	Scripps Networks Interactive
CDI	Husky Injection Molding Systems*	ServiceMaster Company
Chemtura	IDEXX Laboratories	ShawCor
Chiquita Brands	IMS Health	Sigma-Aldrich
Coinstar	Intercontinental Hotels*	Snap-On
ConvaTec	International Flavors & Fragrances	Space Systems Loral*
Convergys	Irvine Company	SRA International
CoreLogic	Jack in the Box	Stantec*
Covance	Kaman Industrial Technologies*	Steelcase
Curtiss-Wright	Kansas City Southern	Swagelok
Cytec	Kinetic Concepts	Teradata
Dassault Systems*	Kinross Gold*	Thomas & Betts
Day & Zimmermann	Magellan Midstream Partners	Toro
Deckers Outdoor	ManTech International	Total System Services
Deluxe	Martin Marietta Materials	Travelport
Dentsply	Mary Kay	Trident Seafoods
Dex One	McClatchy	Tupperware
Donaldson	MDC Holdings	Underwriters Laboratories
Endo Pharmaceuticals	Molson Coors Brewing	United Rentals
Equifax	MWH Global	USG
Equity Office Properties	Noranda Aluminum	Vulcan Materials

*Subsidiary

Source:  Towers Watson 2011 CDB General Industry Executive Compensation Survey Report – U.S. (Companies with global revenues from $1 billion to $3 billion)

D-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/eqt Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. EQT CORPORATION TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# 17316 Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer. THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. OR FOR AGAINST ABSTAIN 2. Approval of the Company’s executive compensation 3. Ratify Appointment of Ernst & Young LLP as independent registered public accountants FOLD AND DETACH HERE If you plan to attend the annual meeting on April 18, 2012, you must obtain an admission ticket by checking the box below and returning the Proxy Card or by writing to the Corporate Secretary of EQT Corporation at the following address: EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222. Seating is limited and will be offered on a “first come, first served” basis. Shareholders must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, camera phones, computers, electronic devices, recording equipment, large bags or packages will be permitted in the annual meeting. This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy Card will be voted FOR the election of all nominees for director, FOR the approval of the Company’s executive compensation, FOR the ratification of Ernst & Young LLP as independent registered public accountants, and AGAINST the shareholder proposal regarding declassification of the Company’s Board of Directors. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof. 4. Shareholder proposal regarding declassification of the Company’s Board of Directors 1. ELECTION OF DIRECTORS Nominees: Term expiring in 2013 1.1 Kenneth M. Burke Term expiring in 2014 1.2 Margaret K. Dorman Terms expiring in 2015 1.3 Philip G. Behrman, Ph.D. 1.4 A. Bray Cary, Jr. 1.5 Lee T. Todd, Jr., Ph.D. The Board of Directors recommends a vote FOR Items 1, 2 and 3. The Board of Directors recommends a vote AGAINST Item 4. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. FOR AGAINST ABSTAIN

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 To view the 2011 Form 10-K and 2012 Proxy Statement and form of Proxy Card on the Internet, go to: http://bnymellon.mobular.net/bnymellon/eqt EQT CORPORATION 625 LIBERTY AVENUE, SUITE 1700, PITTSBURGH, PA 15222 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY Kimberly L. Sachse and Nicole H. King are each hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EQT Corporation (the “Company”) to be held on Wednesday, April 18, 2012, at 9:30 a.m. local time, in the EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR the approval of the Company’s executive compensation, FOR the ratification of Ernst & Young LLP as independent registered public accountants, and AGAINST the shareholder proposal regarding declassification of the Company’s Board of Directors. The proxies will vote in their discretion on such other matters as may properly come before the meeting. A vote FOR the election of nominees listed on the reverse side includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR the approval of the Company’s executive compensation, FOR the ratification of Ernst & Young LLP as independent registered public accountants, and AGAINST the shareholder proposal regarding declassification of the Company’s Board of Directors. Please sign and date on the reverse side and return the proxy card promptly using the enclosed envelope. EQT CORPORATION ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, APRIL 18, 2012 9:30 A.M. EQT PLAZA 625 Liberty Avenue Pittsburgh, PA YOUR VOTE IS IMPORTANT! You may vote by Internet, telephone or mail. See the instructions on the other side of this Proxy Card. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. WO# 17316